As filed with the Securities and Exchange Commission on July 15, 2019
Registration No. 333-231766

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

AMENDMENT NO. 1
TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Flux Power Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	3690	86-0931332
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2685 S. Melrose Drive Vista, CA 92081 (877) 505-3589
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ronald F. Dutt Chief Executive Officer Flux Power Holdings, Inc. 2685 S. Melrose Drive Vista, CA 92081 (877) 505-3589
(Name, address, including zip code, and telephone number, Including area code, of agent for service)

Copies to:

John P. Yung, Esq. Daniel B. Eng, Esq. Lewis Brisbois Bisgaard & Smith LLP 333 Bush Street, Suite 1100 San Francisco, CA 94104 (415) 362-2580	John D. Hogoboom, Esq. Lowenstein Sandler LLP 1251 Avenue of Americas New York, NY 10020 (212) 262-6700
________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
(Do not check if a smaller reporting company)		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 15, 2019

PROSPECTUS
1,449,275 Shares

Common Stock

We are offering 1,449,275 shares of common stock in this offering.

Our common stock is quoted on the OTCQB marketplace under the symbol “FLUX.” On July 12, 2019, the closing bid price of our common stock on the OTCQB was $9.00 per share. We have applied to list our common stock on The NASDAQ Capital Market under the symbol “FLUX.” We will not consummate this offering unless our common stock is approved for listing on The NASDAQ Capital Market.

We effected a 1-for-10 reverse split of our common stock on July 11, 2019 (2019 Reverse Split). Except as otherwise indicated, the share and per share information in this prospectus (other than in our consolidated financial statements) has been retroactively adjusted to give effect to the 2019 Reverse Split.

The public offering price per share will be determined between us, the underwriters and investors based on market conditions at the time of pricing, and may be at a discount to the current market price of our common stock. Therefore, the recent market price of our common stock used throughout this prospectus may not be indicative of the actual public offering price.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7.

	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds to us (before expenses)	$	$

(1)	See “Underwriting” beginning on page 50 for additional information regarding the compensation payable to the underwriters.

We have granted the underwriters a 30-day option to purchase up to an additional 217,391 shares from us at the public offering price, less the underwriting discount, to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock is expected to be made through the facilities of the Depository Trust Company on or about                 , 2019.

___________________________________

Joint Book-Running Managers

Roth Capital Partners	Maxim Group LLC

The date of this prospectus is , 2019

Neither we nor the underwriters have authorized anyone to provide you with information other than that contained in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover page of this prospectus, or other earlier date stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus carefully, especially the “Risk Factors,” “Management’s Discussions and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes to those statements, included elsewhere in this prospectus, before making an investment decision. Unless the context requires otherwise, references to the “Company,” “Flux,” “we,” “us,” and “our” refer to the combined business of Flux Power Holdings, Inc., a Nevada corporation and its wholly-owned subsidiary, Flux Power, Inc. (Flux Power), a California corporation.

Company Overview

We design, develop, manufacture, and sell advanced rechargeable lithium-ion energy storage solutions for lift trucks, airport ground support equipment (GSE) and other industrial motive applications. Our “LiFT” battery packs, including our proprietary battery management system (BMS), provide our customers with a better performing, cheaper and more environmentally friendly alternative, in many instances, to traditional lead-acid and propane-based solutions.

We have received Underwriters Laboratory (UL) Listing on our Class 3 Walkie Pallet Jack (Class 3 Walkie) LiFT pack product line in 2016 and expect to seek UL Listing during calendar 2019 for our other product lines, which include Class 1 Counterbalance/Sit down/Ride-on (Class 1 Ride-on) LiFT packs , Class 2 Narrow Aisle LiFT packs, and Class 3 End Rider LiFT packs. We believe that a UL Listing demonstrates the safety, reliability and durability of our products and gives us an important competitive advantage over other lithium-ion energy suppliers. Our Class 3 Walkie LiFT packs have been approved for use by leading industrial motive manufacturers, including Toyota Material Handling USA, Inc., Crown Equipment Corporation, and Raymond Corporation.

Within our industrial market segments, we believe that our LiFT pack solutions provide cost and performance benefits over existing lead-acid power products including:

●
longer operation and more shifts with fewer batteries;
●
reduced energy and maintenance costs;
●
faster recharging; and
●
longer lifespan.

Additionally, the toxic nature of lead-acid batteries presents significant safety and environmental issues as they are subject to Environmental Protection Agency lead-acid battery reporting requirements, may create an environmental hazard in the event of a cell breach, and emit combustible gases during charging.

As a result of the advantages lithium-ion battery technology provide over lead-acid batteries, we have experienced significant growth in our business. We believe we are at the very early stage of a trend toward the adoption of lithium-ion technology and the displacement of lead-acid and propane-based energy storage solutions, which based on North American sales data from the Industrial Truck Association (ITA), we estimate to be a multi-billion dollar per year market.

Critical to our success is our innovative and proprietary high power BMS that both optimizes the performance of our LiFT packs and provides a platform for adding new battery pack features, including customized telemetry for customers. The BMS serves as the brain of the battery pack, managing cell balancing, charging, discharging, monitoring and communication between the pack and the forklift.

Our engineers design, develop, service, and test our products. We source our battery cells from multiple suppliers in China and the remainder of the components primarily from vendors in the United States. Final assembly, testing and shipping of our products is done from our ISO 9001 certified facility in Vista, California, which includes three assembly lines.

Our Strengths

We have leveraged our experience in lithium-ion technology to design and develop a suite of LiFT pack product lines that we believe provide attractive solutions to customers seeking an alternative to lead-acid and propane-based power products. We believe that the following attributes are significant contributors to our success:

Engineering and integration experience in lithium-ion for motive applications: We have been developing lithium-ion applications for the advanced energy storage market since 2010, starting with products for automotive electric vehicle manufacturers. We believe our experience enables us to develop superior solutions.

UL Listing: We launched our Class 3 Walkie LiFT pack product line in 2014 and obtained UL Listing for all three different power configurations in January 2016. We believe this UL Listing gives us a significant competitive advantage and provides assurance to customers that our technology has been rigorously tested by an independent third party and determined to be safe, durable and reliable.

Original equipment manufacturer (OEM) approvals: Our Class 3 Walkie LiFT packs have been tested and approved for use by Toyota Material Handling USA, Inc., Crown Equipment Corporation, and Raymond Corporation, among the top global lift truck manufacturers by revenue according to Material Handling & Logistics. We also provide a “private label” Class 3 Walkie LiFT pack to a major forklift OEM.

Broad product offering and scalable design: We offer LiFT packs for use in a variety of industrial motive applications. We believe that our modular and scalable design enables us to optimize design, inventory, and part count to accommodate natural product extensions of our products to meet customer requirements. Based on our Class 3 Walkie LiFT pack design, we have expanded our product lines to include Class 1 Ride-on, Class 2 Narrow Aisle, and Class 3 End Rider LiFT pack product lines as well as airport GSE packs.

Significant advantages over lead acid and propane solutions: We believe that lithium-ion battery systems have significant advantages over existing technologies and will displace lead-acid batteries and propane-based solutions, in most applications. Relative to lead-acid batteries, such advantages include environmental benefits, no water maintenance, faster charge times, greater cycle life and longer run times that provide operational and financial benefits to customers. Compared to propane solutions, lithium-ion systems avoid the generation of exhaust emissions and associated odor and environmental contaminates, and maintenance of an internal combustion engine, which has substantially more parts than an electric motor.

Proprietary Battery Management System: We have developed a high power BMS that is incorporated into our entire product family. The BMS serves as the brain of the battery pack, managing cell balancing, charging, discharging, monitoring and communication between the pack and the forklift. Our BMS is specifically designed for the industrial motive application environment and is adaptable to meet custom requirements.

Our Products

We have developed, tested, and sold our LiFT packs for use in a broad range of lift trucks, as pictured below, including Class 3 Walkie and End Riders, Class 2 Narrow Aisle, and Class 1 Ride-on, as well as for airport GSE, as outlined below.

Our LiFT packs use lithium iron phosphate (LiFePO4) battery cells, which we source from a variety of overseas suppliers that meet our power, reliability, safety and other specifications. Because our BMS is not designed to work with a specific battery chemistry, we believe we can readily adapt our LiFT packs as new chemistries become available in the market or customer preferences change. We also offer 24-volt onboard chargers for our Class 3 Walkie LiFT packs, and smart “wall mounted” chargers for larger applications. Our smart charging solutions are designed to interface with our BMS.

Industry Overview

Driven by overall growth in global demand for lithium-ion battery solutions, the supply of lithium-ion batteries has rapidly expanded, leading to price declines of eighty-five percent (85%) since 2010 according to BloombergNEF. BloombergNEF also estimates that lithium-ion battery pack prices, which averaged $1,160 per kilowatt hour in 2010, were $176 per kWh in 2018 and could drop below $100 in 2024.

The sharp decline in the price of lithium-ion batteries has commenced a shift in customer preferences away from lead-acid and propane-based solutions for power lift equipment to lithium-ion based solutions. We believe our position as a pioneer in the field and our extensive experience providing lithium-ion based storage solutions makes us uniquely positioned to take advantage of this shift in customer preferences.

Lift Equipment - Material Handling Equipment

We focus on energy storage solutions for lift equipment and GSE because we believe they represent large and growing markets that are just beginning to adopt lithium-ion based technology. These markets include not only the sale of lithium-ion battery solutions for new equipment but also a replacement market for existing lead acid battery packs.

Historically, larger lift trucks were powered by internal combustion engines, using propane as a fuel, with smaller equipment powered by lead-acid batteries. Over the past thirty (30) years, there has been a significant shift toward electric power. According to Liftech/ITA, over this time period the percentage of lift trucks powered electrically has doubled from approximately thirty percent (30%) to over sixty percent (60%).

According to Modern Materials Handling, worldwide new lift truck orders reached approximately 1.4 million units in 2017. The Industrial Truck Association has estimated that approximately 200,000 lift trucks had been sold yearly since 2013 in North America (Canada, the United States and Mexico), including approximately 260,000 units sold in 2018, with sales relatively evenly distributed between electric rider (Class 1 and Class 2), motorized hand (Class 3), and internal combustion engine powered lift trucks (Class 4 and Class 5). The ITA estimates that electric products represented approximately sixty-four percent (64%) of the North American market in 2018. Driven by growth in global manufacturing, e-commerce and construction, Research and Markets expects that the global lift truck market will grow at a compound annual growth rate of six and four-tenths percent (6.4%) through 2024.

Customers

Some of the end users of our LiFT packs include companies in a number of different industries, as shown in the graphic below:

Marketing and Sales

We sell our products through a number of different channels, including directly to end users, OEMs and lift equipment dealers or through battery distributors. Our four-person direct sales staff is assigned to major geographies nation-wide to collaborate with our sales partners who have an established customer base. In addition, we have developed a nation-wide sales network of relationships with equipment OEMs, their dealers, and battery distributors.

We have worked directly with a number of OEMs to secure “technical approval” for compatibility of our LiFT packs with their equipment. Once we receive that approval, we focus on developing a sales network utilizing existing battery distributors and equipment dealers, along with the OEM corporate national account sales force, to drive sales through this channel.

As our LiFT packs have gained acceptance in the marketplace, we have seen an increase in direct-to-end-customer sales, ranging from small enterprises to Fortune 500 companies. To expand our customer reach, we have begun to market directly to end users, primarily focusing on large fleets operated by Fortune 500 companies seeking productivity improvements.

To support our products, we have a nation-wide network of service providers, typically forklift equipment dealers and battery distributors, who provide local support to large customers. We also maintain a call center and provide Tech Bulletins and training to our service and sales network out of our corporate headquarters. Our warranty policy for forklift product lines includes a limited five-year warranty.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making a decision to invest in our common stock. These risks are more fully described in the section titled “Risk Factors” beginning on page 7 of this prospectus.

Recent Developments

Estimated Range of Net Revenue and Gross Profit Margin for the Fourth Fiscal Quarter of 2019 and the Fiscal Year Ended June 30, 2019. Our expectations with respect to our net revenue and gross profit margin for the fourth fiscal quarter of 2019 and the fiscal year ended June 30, 2019 discussed below are based upon management estimates for the period. Our expectations are subject to the completion of our financial closing procedures and any adjustments that may result from the completion of the audit of our consolidated financial statements for the fiscal year ended June 30, 2019. Following the completion of our financial closing process and the audit, we may report net revenue and gross profit margin for the fourth fiscal quarter of 2019 and the fiscal year ended June 30, 2019 that could differ from our expectations, and the differences could be material.

While we believe that our expectations for our net revenue and gross profit margin for the fourth fiscal quarter of 2019 and the fiscal year ended June 30, 2019 are based on reasonable assumptions, our actual results may vary, and such variations may be material. Factors that could cause our expectations to differ include, but are not limited to: (i) unanticipated adjustments in the calculation of, or application of accounting principles for, our net revenue or gross profit margin for such period and (ii) discovery of new information that affects the recognition of revenue or expenses for such period. Our expectations are also subject to a number of additional risks and uncertainties, including those identified in “Special Note Regarding Forward-Looking Statements” and “Risk Factors.” There is no assurance that such expectations will prove to be correct.

The expectations set forth below have been prepared by, and are the responsibility of, our management. Squar Milner LLP has not audited, reviewed, compiled or performed any procedures with respect to the preliminary estimates. Accordingly, Squar Milner LLP does not express an opinion or any other form of assurance with respect thereto.

For the fiscal quarter ended June 30, 2019, we anticipate that our net revenue will be approximately $3,000,000, an increase of over 170% compared to our net revenue of approximately $1,100,000 for the quarter ended June 30, 2018. We believe our revenues benefitted from increased sales of lithium-ion battery packs across the Company’s entire product lines, including GSE, Class 1, Class 2 and Class 3 End Rider and Walkie LiFT Packs. We continue to see accelerating commercial adoption of our lithium-ion batteries as a more efficient and cost effective alternative to lead-acid chemistry.

For the fiscal year ended June 30, 2019, we anticipate that our revenue will be approximately $9,000,000, an increase of at least 115% compared to our revenue of approximately $4,100,000 for the fiscal year ended June 30, 2018. We believe this growth in net revenue resulted primarily from the Company’s expanded product line, increased sales of new and existing products to current customers as well as sales to new accounts during the fiscal year ended June 30, 2019.

The Company expects to report positive gross profit margins in both the quarter ended June 30, 2019 and fiscal year ended June 30, 2019, compared to negative gross profit margin in the respective prior periods during fiscal year ended June 30, 2018.

Reverse Split. We effected a 1-for-10 reverse split of our common stock on July 11, 2019 (2019 Reverse Split). No fractional shares were issued in connection with the 2019 Reverse Split. If, as a result of the 2019 Reverse Split, a stockholder would otherwise have been entitled to a fractional share, each fractional share was rounded up. The 2019 Reverse Split resulted in a reduction of our outstanding shares of common stock from 51,000,868 to 5,101,427. In addition, it resulted in a reduction of our authorized shares of common stock from 300,000,000 to 30,000,000, and a reduction of our authorized shares of preferred stock from 5,000,000 to 500,000.

July 2019 Financing. On July 3, 2019, we entered into an unsecured short-term promissory note in the amount of $1,000,000 with Cleveland Capital, L.P., a minority shareholder and existing creditor (Cleveland). The promissory note bears interest at 15.0% and is due on September 1, 2019, unless repaid earlier from a percentage of proceeds from certain identified accounts receivable. In connection with the promissory note, we issued to Cleveland a three-year warrant to purchase 32,754 shares of our common stock (assuming the sale of 1,449,275 shares of common stock in this offering) at an exercise price per share equal to the public offering price set forth on the cover page of this prospectus.

Corporate Information

We were incorporated in Nevada in 1998. In May 2012, we changed our name to Flux Power Holdings, Inc. We operate our business through our wholly-owned subsidiary, Flux Power, Inc. (Flux Power). Our principal executive office is located at 2685 S. Melrose Drive, Vista, CA 92081. The telephone number at our principal executive office is (760) 741-3589 (FLUX).

THE OFFERING

Common Stock offered by us	1,449,275 shares of our common stock (1,666,666 shares if the underwriters exercise the over-allotment option in full).
Common Stock to be outstanding after this offering	6,550,702 shares of common stock(1) (6,768,093 shares if the underwriters exercise the over-allotment option in full).
Use of Proceeds	We intend to use the net proceeds of this offering for working capital and general corporate purposes. See ‘‘Use of Proceeds’’ on page 16 of this prospectus.
Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7.
OTCQB Symbol	Our common stock is quoted on the OTCQB under the symbol “FLUX.”
Proposed NASDAQ Listing and symbol
We have applied to list our common stock on The NASDAQ Capital Market under the symbol “FLUX.” We will not consummate this offering unless our common stock is approved for listing on The NASDAQ Capital Market.

(1) The table and discussion above are based on 5,101,427 shares of common stock outstanding as of July 12, 2019, and excludes, as of that date, the following:

●
580,171 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $11.05 per share;

●
1,000,000 shares of common stock reserved under our Equity Incentive Plan;

●
8,334 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $20.00 per share; and

●
outstanding warrants to purchase 32,754 shares of our common stock issued to Cleveland Capital, L.P. (assuming the sale of 1,449,275 shares of common stock in this offering) at an exercise price per share equal to the public offering price set forth on the cover page of this prospectus.

Except as otherwise indicated herein, all information in this prospectus (other than in our consolidated financial statements) has been adjusted to give effect to the 2019 Reverse Split, and assumes no exercise by the underwriters of their over-allotment option to purchase additional shares.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You also should read the section entitled “Special Note Regarding Forward Looking Statements.”

Risk Factors Relating to Our Business

We have a history of losses and negative working capital.

For the nine months ended March 31, 2019, and the year ended June 30, 2018, we had net losses of $9,139,000 and $6,965,000, respectively. We have historically experienced net losses and until we generate sufficient revenue, we anticipate to continue to experience losses in the near future.

In addition, as of March 31, 2019 and June 30, 2018, we had a negative working capital of $488,000 and $7,446,000, respectively. As of March 31, 2019, we had a cash balance of $900,000. We expect that our existing cash balances, credit facilities, and the expected net proceeds of this offering will be sufficient to fund our existing and planned operations for the next twelve months from the date of this prospectus. Until such time as we generate sufficient cash to fund our operations, we will need additional capital to continue our operations thereafter.

We have relied on equity financings, borrowings under our credit facilities and/or previously cash flows from operating activities to fund our operations. However, there is no guarantee we will be able to obtain additional funds in the future or that funds will be available on terms acceptable to us, if at all. See “Risk Factors” – “We will need to raise additional capital or financing after this offering to continue to execute and expand our business” and “We are dependent on our existing credit facility to finance our operations and in the event of default, such default could adversely affect our business, financial condition, results of operations or liquidity.”

Any future financing may result in dilution of the ownership interests of our stockholders. If such funds are not available on acceptable terms, we may be required to curtail our operations or take other actions to preserve our cash, which may have a material adverse effect on our future cash flows and results of operations.

We will need to raise additional capital or financing after this offering to continue to execute and expand our business.

While we expect that our available cash, credit facilities, and the expected net proceeds from this offering will be sufficient to sustain our operations for the next twelve months from the date of this prospectus, we will need to raise additional capital after this offering to support our operations and execute on our business plan. We may be required to pursue sources of additional capital through various means, including joint venture projects, sale and leasing arrangements, and debt or equity financings. Any new securities that we may issue in the future may be sold on terms more favorable for our new investors than the terms of this offering. Newly issued securities may include preferences, superior voting rights, and the issuance of warrants or other convertible securities that will have additional dilutive effects. We cannot assure that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by such factors as the weakness of capital markets, and the fact that we have not been profitable, which could impact the availability and cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may have to reduce our operations accordingly.

We are dependent on our existing credit facility to finance our operations and in the event of default, such default could adversely affect our business, financial condition, results of operations or liquidity.

We have substantial indebtedness and have relied on our credit facilities to provide working capital. As of March 31, 2019 and June 30, 2018, we had an outstanding balance of $3,405,000 and $2,405,000, respectively, under an Amended and Restated Credit Facility Agreement dated March 28, 2019 (LOC) with Esenjay Investment, LLC (Esenjay), a majority shareholder and a company owned and controlled by Michael Johnson, a director, and Cleveland (Cleveland and Esenjay, together with additional parties that may join as additional lenders, collectively the Lenders). Further, on July 3, 2019, we entered into a short term promissory note with Cleveland in the amount of $1,000,000. The promissory note bears interest at 15.0% and is due on September 1, 2019, unless repaid earlier from a percentage of proceeds from certain identified accounts receivable. As of June 30, 2019, we had $595,000 under the LOC available for future draws. However, our ability to borrow under the LOC is at the discretion of the Lenders. Also, the Lenders have no obligation to disburse such funds and have the right not to advance funds under the LOC. In addition, as a secured party, upon an event of default, the Lenders will have a right to the collateral granted to them under the line of credit, and we may lose our ownership interest in the assets. A loss of our collateral will have material adverse effect on our operations, our business and financial condition.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

In their audit report issued in connection with our financial statements for the year ended June 30, 2018, and for the years then ended, our independent registered public accounting firm included a going concern explanatory paragraph which stated there was substantial doubt about our ability to continue as a going concern.  We have prepared our financial statements on a going concern basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for the foreseeable future. Our financial statements do not include any adjustments that would be necessary should we be unable to continue as a going concern and, therefore, be required to liquidate our assets and discharge our liabilities in other than the normal course of business and at amounts different from those reflected in our financial statements.  If we are unable to continue as a going concern, our stockholders may lose all or a substantial portion or all of their investment.

We are dependent on a few customers for the majority of our net revenues, and our success depends on demand from OEMs and other users of our battery products.

Historically a majority of our product sales were generated from a small number of OEMs and end-user customers, including two customers who made up 77% of our sales for the year ended June 30, 2018. As a result, our success depends on demand from this small group of customers and their willingness to incorporate our battery products in their equipment. The loss of a significant customer would have an adverse effect on our revenues. There is no assurance that we will be successful in our efforts to convince end users to accept our products. Our failure to gain acceptance of our products could have a material adverse effect on our financial condition and results of operations.

Additionally, OEMs, their dealers and battery distributors may be subject to changes in demand for their equipment which could significantly affect our business, financial condition and results of operations.

We do not have long term contracts with our customers.

We do not have long-term contracts with our customers. Future agreements with respect to pricing, returns, promotions, among other things, are subject to periodic negotiation with each customer. No assurance can be given that our customers will continue to do business with us. The loss of any of our significant customers will have a material adverse effect on our business, results of operations, financial condition and liquidity. In addition, the uncertainty of product orders can make it difficult to forecast our sales and allocate our resources in a manner consistent with actual sales, and our expense levels are based in part on our expectations of future sales. If our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls.

Real or perceived hazards associated with Lithium-ion battery technology may affect demand for our products.

Press reports have highlighted situations in which lithium-ion batteries in automobiles and consumer products have caught fire or exploded. In response, the use and transportation of lithium-ion batteries has been prohibited or restricted in certain circumstances. This publicity has resulted in a public perception that lithium-ion batteries are dangerous and unpredictable. Although we believe our battery packs are safe, these perceived hazards may result in customer reluctance to adopt our lithium-ion based technology.

Our products may experience quality problems from time to time that could result in negative publicity, litigation, product recalls and warranty claims, which could result in decreased revenues and harm to our brands.

A catastrophic failure of our battery modules could cause personal or property damages for which we would be potentially liable. Damage to or the failure of our battery packs to perform to customer specifications could result in unexpected warranty expenses or result in a product recall, which would be time consuming and expensive. Such circumstances could result in negative publicity or lawsuits filed against us related to the perceived quality of our products which could harm our brand and decrease demand for our products.

We may be subject to product liability claims.

If one of our products were to cause injury to someone or cause property damage, including as a result of product malfunctions, defects, or improper installation, then we could be exposed to product liability claims. We could incur significant costs and liabilities if we are sued and if damages are awarded against us. Further, any product liability claim we face could be expensive to defend and could divert management’s attention. The successful assertion of a product liability claim against us could result in potentially significant monetary damages, penalties or fines, subject us to adverse publicity, damage our reputation and competitive position, and adversely affect sales of our products. In addition, product liability claims, injuries, defects, or other problems experienced by other companies in the solar industry could lead to unfavorable market conditions for the industry as a whole, and may have an adverse effect on our ability to attract new customers, thus harming our growth and financial performance. Although we carry product liability insurance, it may be insufficient in amount to cover our claims.

Tariffs that might be imposed on lithium-ion batteries by the United States government or a resulting trade war could have a material adverse effect on our results of operations.

In 2018, the United States government announced tariffs on certain steel and aluminum products imported into the United States, which has led to reciprocal tariffs being imposed by the European Union and other governments on products imported from the United States. The United States government has implemented tariffs on goods imported from China, and additional tariffs on goods imported from China are under consideration.

The lithium-ion battery industry has not been subjected to tariffs implemented by the United States government on goods imported from China. If the U.S. and China are not able to resolve their differences, new and additional tariffs may be put in place and additional products, including lithium-ion batteries, may become subject to tariffs. Since all of our lithium-ion batteries are manufactured in China, potential tariffs on lithium-ion batteries imported by us from China would increase our costs, require us to increase prices to our customers or, if we are unable to do so, result in lower gross margins on the products sold by us.

The President of the United States has, at times, threatened to institute even wider ranging tariffs on all goods imported from China. China has already imposed tariffs on a wide range of American products in retaliation for the American tariffs on steel and aluminum. Additional tariffs could be imposed by China in response to actual or threatened tariffs on products imported from China. The imposition of additional tariffs by the United States could trigger the adoption of tariffs by other countries as well. Any resulting escalation of trade tensions, including a “trade war,” could have a significant adverse effect on world trade and the world economy, as well as on our results of operations. At this time, we cannot predict how the recently enacted tariffs will impact our business.  Tariffs on components imported by us from China could have a material adverse effect on our business and results of operations.

Economic conditions may adversely affect consumer spending and the overall general health of our retail customers, which, in turn, may adversely affect our financial condition, results of operations and cash resources.

Uncertainty about the existing and future global economic conditions may cause our customers to defer purchases or cancel purchase orders for our products in response to tighter credit, decreased cash availability and weakened consumer confidence. Our financial success is sensitive to changes in general economic conditions, both globally and nationally. Recessionary economic cycles, higher interest borrowing rates, higher fuel and other energy costs, inflation, increases in commodity prices, higher levels of unemployment, higher consumer debt levels, higher tax rates and other changes in tax laws or other economic factors that may affect consumer spending or buying habits could continue to adversely affect the demand for our products. If credit pressures or other financial difficulties result in insolvency for our customers it could adversely impact our financial results. There can be no assurances that government and consumer responses to the disruptions in the financial markets will restore consumer confidence.

We are dependent on a limited number of suppliers for our battery cells, and the inability of these suppliers to continue to deliver, or their refusal to deliver, our battery cells at prices and volumes acceptable to us would have a material adverse effect on our business, prospects and operating results.

We do not manufacture the battery cells used in our LiFT battery packs. Our battery cells, which are an integral part of our battery products and systems, are sourced from a limited number of manufacturers located in China. While we obtain components for our products and systems from multiple sources whenever possible, we have spent a great deal of time in developing and testing our battery cells that we receive from our suppliers. We refer to the battery cell suppliers as our limited source suppliers. To date, we have not qualified alternative sources for our battery cells although we research and assess cells from other suppliers on an ongoing basis. We generally do not maintain long-term agreements with our limited source suppliers. While we believe that we will be able to establish additional supplier relationships for our battery cells, we may be unable to do so in the short term or at all at prices, quality or costs that are favorable to us.

Changes in business conditions, wars, regulatory requirements, economic conditions and cycles, governmental changes and other factors beyond our control could also affect our suppliers’ ability to deliver components to us on a timely basis or cause us to terminate our relationship with them and require us to find replacements, which we may have difficulty doing. Furthermore, if we experience significant increased demand, or need to replace our existing suppliers, there can be no assurance that additional supplies of component parts will be available when required on terms that are favorable to us, at all, or that any supplier would allocate sufficient supplies to us in order to meet our requirements or fill our orders in a timely manner. In the past, we have replaced certain suppliers because of their failure to provide components that met our quality control standards. The loss of any limited source supplier or the disruption in the supply of components from these suppliers could lead to delays in the deliveries of our battery products and systems to our customers, which could hurt our relationships with our customers and also materially adversely affect our business, prospects and operating results.

Increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion phosphate cells, could harm our business.

We may experience increases in the costs or a sustained interruption in the supply or shortage of raw materials. Any such increase or supply interruption could materially negatively impact our business, prospects, financial condition and operating results. For instance, we are exposed to multiple risks relating to price fluctuations for lithium-iron phosphate cells.

These risks include:

●
the inability or unwillingness of battery manufacturers to supply the number of lithium-iron phosphate cells required to support our sales as demand for such rechargeable battery cells increases;

●
disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

●
an increase in the cost of raw materials, such as iron and phosphate, used in lithium-iron phosphate cells.

Our business may be subject to disruption as a result of the planned relocation of our production facility.

We are in the process of relocating and expanding our production facility. We may experience disruption to our business as a result of that relocation due to factors beyond our control. Any prolonged business interruption may adversely affect our business, prospects and operating results. If we fail to meet demand from our customers due to insufficient production capacity or as a result of prolong interruption to our business as a result of the relocation, our business may be materially and adversely affected.

In connection with the relocation and expanding of our production facility, our new facility will have to be recertified for ISO 9001 compliance. We may be required to incur unforeseen costs or be subject to unexpected delays in connection with obtaining such certification.

Our success depends on our ability to develop new products and capabilities that respond to customer demand, industry trends or actions by our competitors and failure to do so may cause us to lose our competitiveness in the battery industry and may cause our profits to decline.

Our success will depend on our ability to develop new products and capabilities that respond to customer demand, industry trends or actions by our competitors. There is no assurance that we will be able to successfully develop new products and capabilities that adequately respond to these forces. In addition, changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of our products obsolete or less attractive. If we are unable to offer products and capabilities that satisfy customer demand, respond adequately to changes in industry trends or legislative changes and maintain our competitive position in our markets, our financial condition and results of operations would be materially and adversely affected.

The research and development of new products and technologies is costly and time consuming, and there are no assurances that our research and development of new products will be either successful or completed within anticipated timeframes, if at all. Our failure to technologically evolve and/or develop new or enhanced products may cause us to lose competitiveness in the battery market. In addition, in order to compete effectively in the renewable battery industry, we must be able to launch new products to meet our customers’ demands in a timely manner. However, we cannot provide assurance that we will be able to install and certify any equipment needed to produce new products in a timely manner, or that the transitioning of our manufacturing facility and resources to full production under any new product programs will not impact production rates or other operational efficiency measures at our manufacturing facility. In addition, new product introductions and applications are risky, and may suffer from a lack of market acceptance, delays in related product development and failure of new products to operate properly. Any failure by us to successfully launch new products, or a failure by our customers to accept such products, could adversely affect our results.

Our business will be adversely affected if we are unable to protect our intellectual property rights from unauthorized use or infringement by third parties.

Any failure to protect our proprietary rights adequately could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, prospects, financial condition and operating results. Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of patents, patent applications, trade secrets, including know-how, employee and third party nondisclosure agreements, copyright laws, trademarks, intellectual property licenses and other contractual rights to establish and protect our proprietary rights in our technology.

The protection provided by the patent laws is and will be important to our future opportunities. However, such patents and agreements and various other measures we take to protect our intellectual property from use by others may not be effective for various reasons, including the following:

●
the patents we have been granted may be challenged, invalidated or circumvented because of the pre-existence of similar patented or unpatented intellectual property rights or for other reasons;

●
the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement impracticable; and

●
existing and future competitors may independently develop similar technology and/or duplicate our systems in a way that circumvents our patents.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We cannot be certain that we are the first creator of inventions covered by pending patent applications or the first to file patent applications on these inventions, nor can we be certain that our pending patent applications will result in issued patents or that any of our issued patents will afford protection against a competitor. In addition, patent applications that we intend to file in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issue United States patents will be issued. Furthermore, if these patent applications issue, some foreign countries provide significantly less effective patent enforcement than in the United States.

The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us in the near future will afford protection against competitors with similar technology. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition and operating results.

We rely on trade secret protections through confidentiality agreements with our employees, customers and other parties; the breach of such agreements could adversely affect our business and results of operations.

We rely on trade secrets, which we seek to protect, in part, through confidentiality and non-disclosure agreements with our employees, customers and other parties. There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any such breach or that our trade secrets will not otherwise become known to or independently developed by competitors. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed projects, disputes may arise as to the proprietary rights to such information that may not be resolved in our favor. We may be involved from time to time in litigation to determine the enforceability, scope and validity of our proprietary rights. Any such litigation could result in substantial cost and diversion of effort by our management and technical personnel.

Our business depends substantially on the continuing efforts of the members of our senior management team, and our business may be severely disrupted if we lose their services.

We believe that our success is largely dependent upon the continued service of the members of our senior management team, who are critical to establishing our corporate strategies and focus, and ensuring our continued growth. We are a smaller company with a limited number of personnel. Because of this dependence, the Company may be more adversely affected by the loss of a member of our senior management than at a larger company. Our continued success will depend on our ability to attract and retain a qualified and competent management team in order to manage our existing operations and support our expansion plans. Although we are not aware of any change, if any of the members of our senior management team are unable or unwilling to continue in their present positions, we may not be able to replace them readily. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain their replacement. In addition, if any of the members of our senior management team joins a competitor or forms a competing company, we may lose some of our customers.

We may be required to obtain the approval of various government agencies to market our products.

Our products are subject to product safety regulations by Federal, state, and local organizations. Accordingly, we may be required, or may voluntarily determine to, obtain approval of our products from one or more of the organizations engaged in regulating product safety. These approvals could require significant time and resources from our technical staff, and, if redesign were necessary, could result in a delay in the introduction of our products in various markets and applications. There can be no assurance that we will obtain any or all of the approvals that may be required to market our products.

We may face significant costs relating to environmental regulations for the storage and shipment of our lithium-ion battery packs.

Federal, state, and local regulations impose significant environmental requirements on the manufacture, storage, transportation, and disposal of various components of advanced energy storage systems. Although we believe that our operations are in material compliance with applicable environmental regulations, there can be no assurance that changes in such laws and regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities. Moreover, Federal, state, and local governments may enact additional regulations relating to the manufacture, storage, transportation, and disposal of components of advanced energy storage systems. Compliance with such additional regulations could require us to devote significant time and resources and could adversely affect demand for our products. There can be no assurance that additional or modified regulations relating to the manufacture, storage, transportation, and disposal of components of advanced energy systems will not be imposed.

Natural disasters, public health crises, political crises and other catastrophic events or other events outside of our control may damage our sole facility or the facilities of third parties on which we depend, and could impact consumer spending.

Our sole production facility is located in southern California near major geologic faults that have experienced earthquakes in the past. An earthquake or other natural disaster or power shortages or outages could disrupt our operations or impair critical systems. Any of these disruptions or other events outside of our control could affect our business negatively, harming our operating results. In addition, if our sole facility, or the facilities of our suppliers, third-party service providers or customers, is affected by natural disasters, such as earthquakes, tsunamis, power shortages or outages, floods or monsoons, public health crises, such as pandemics and epidemics, political crises, such as terrorism, war, political instability or other conflict, or other events outside of our control, our business and operating results could suffer. Moreover, these types of events could negatively impact consumer spending in the impacted regions or, depending upon the severity, globally, which could adversely impact our operating results. Similar disasters occurring at our vendors’ manufacturing facilities could impact our reputation and our consumers’ perception of our brands.

Risks Related to the Offering, Our Common Stock and Market

If you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of your investment.

Because the public offering price per share of our common stock in this offering is expected to exceed the net tangible book value per share of our common stock, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering. Therefore, if you purchase shares of our common stock in this offering, you may pay a price per share that substantially exceeds our net tangible book value per share after this offering. Assuming the sale of 1,449,275 shares of our common stock at a public offering price of $9.00 per share, the closing bid price of our common stock on the OTCQB on July 12, 2019, after deducting the underwriting discount and estimated offering expenses payable by us, you will incur immediate dilution of $7.30 per share. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you participate in this offering. To the extent shares are issued under outstanding options and warrants at exercise prices lower than the public offering price of our common stock in this offering, you will incur further dilution.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may at any time offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the public offering price per share in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the public offering price per share paid by investors in this offering.

We have broad discretion in the use of our cash and cash equivalents, including the net proceeds we receive in this offering, and may not use them effectively.

Our management has broad discretion to use our cash and cash equivalents, including the net proceeds we receive in this offering, to fund our operations and could spend these funds in ways that do not improve our results of operations or enhance the value of our common stock, and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline. Pending their use to fund our operations, we may invest our cash and cash equivalents, including the net proceeds from this offering, in a manner that does not produce income or that loses value.

The market price of our common stock can become volatile, leading to the possibility of its value being depressed at a time when you may want to sell your holdings.

The market price of our common stock can become volatile. Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly. These factors include:

●
our earnings releases, actual or anticipated changes in our earnings, fluctuations in our operating results or our failure to meet the expectations of financial market analysts and investors;

●
changes in financial estimates by us or by any securities analysts who might cover our stock;

●
speculation about our business in the press or the investment community;

●
significant developments relating to our relationships with our customers or suppliers;

●
stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in our industry;

●
limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

●
customer demand for our products;

●
investor perceptions of our industry in general and our Company in particular;

●
general economic conditions and trends;

●
announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures;

●
changes in accounting standards, policies, guidance, interpretation or principles;

●
loss of external funding sources;

●
sales of our common stock, including sales by our directors, officers or significant stockholders; and

●
additions or departures of key personnel.

The ownership of our stock is highly concentrated in our management, and we have one controlling stockholder.

As of July 12, 2019, our directors and executive officers, and their respective affiliates beneficially owned approximately 63.9% of our outstanding common stock, including common stock underlying options, warrants and convertible debt that were exercisable or convertible or which would become exercisable or convertible within 60 days.  Michael Johnson, our director and beneficial owner of Esenjay, beneficially owns approximately 61.4% of such outstanding common stock.  As a result of their ownership, our directors and executive officers and their respective affiliates collectively, and Esenjay, individually, are able to significantly influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.  This concentration of ownership may also have the effect of delaying or preventing a change in control.

We do not intend to pay dividends on shares of our common stock for the foreseeable future.

We have never declared or paid any cash dividends on shares of our common stock. We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends on shares of our common stock in the foreseeable future.

Our common stock is illiquid and the lack of liquidity may adversely affect the trading price of our common stock.

The trading volume of our common stock is relatively small. Because of the lack of liquidity in our common stock, small fluctuations in the demand for our common stock may have significant impact on the trading price of our common stock. The lack of liquidity may impact your ability to sell your shares of common stock at an acceptable price, if at all.

Preferred Stock may be issued under our Articles of Incorporation which may have superior rights to our common stock.

Our Articles of Incorporation authorize the issuance of up to 500,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. In addition, these voting, conversion and exchange rights of preferred stock could negatively affect the voting power or other rights of our common stockholders. The issuance of any preferred stock could diminish the rights of holders of our common stock, or delay or prevent a change of control of our Company, and therefore could reduce the value of such common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” below. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should read these factors and the other cautionary statements made in this prospectus and in the documents we incorporate by reference into this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents we incorporate by reference into this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

●
our ability to secure sufficient funding and alternative source of funding to support our existing and proposed operations;

●
our anticipated growth strategies and our ability to manage the expansion of our business operations effectively;

●
our ability to maintain or increase our market share in the competitive markets in which we do business;

●
our ability to keep up with rapidly changing technologies and evolving industry standards, including our ability to achieve technological advances;

●
our dependence on the growth in demand for our products;

●
our ability to diversify our product offerings and capture new market opportunities;

●
our ability to source our needs for skilled labor, machinery, parts, and raw materials economically; and

●
the loss of key members of our senior management.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference and file as exhibits to this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

We obtained statistical data, market data and other industry data and forecasts used throughout this Prospectus from market research, publicly available information and industry publications which we believe are reliable. However, investors should not place undue reliance on such information.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate is based on information obtained by us from various sources, including independent industry publications, which we believe to be reliable. In presenting this information, we have also made assumptions based on such data and other similar sources, and on our knowledge of, and our experience to date in, the potential markets for our products. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” Accordingly, investors should not unduly rely on such estimates.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $11.5 million ($13.3 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for working capital and general corporate purposes. We will retain broad discretion over the use of the net proceeds of this offering. Pending such use, we intend to invest the net proceeds in interest-bearing investment-grade securities or government securities.

MARKET INFORMATION

Our common stock is quoted on the OTCQB under the stock symbol “FLUX.” The following table sets forth the high and low closing bid prices for our common stock during each quarter for the past two fiscal years. and for the year-to-date for the fiscal year ending June 30, 2020 through July 12, 2019. The information presented below has been adjusted retroactively to give effect to the 2019 Reverse Split. Such prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Year Ending June 30, 2020	High	Low
First Quarter (through July 12, 2019)	$ 13.50	$ 9.00

Year Ending June 30, 2019	High	Low
First Quarter	$ 30.60	$ 14.50
Second Quarter	$ 21.00	$ 13.50
Third Quarter	$ 18.50	$ 12.00
Fourth Quarter	$ 16.00	$ 7.50

Year Ended June 30, 2018	High	Low
First Quarter	$ 10.00	$ 3.90
Second Quarter	$ 6.30	$ 1.40
Third Quarter	$ 5.20	$ 3.50
Fourth Quarter	$ 33.50	$ 4.40

Holders of Common Stock

As of July 12, 2019, we had approximately 1,385 record holders of our common stock, based on information provided by our transfer agent. The foregoing number of record holders does not include an unknown number of stockholders who hold their stock in “street name.”

Dividend Policy

We have never declared or paid any cash dividends. We presently do not expect to declare or pay such dividends in the foreseeable future and expect to reinvest all undistributed earnings to expand our operations, which the management believes would be of the most benefit to our stockholders. The declaration of dividends, if any, will be subject to the discretion of our Board of Directors, which may consider such factors as our results of operations, financial condition, capital needs and acquisition strategy, among others. Therefore, there can be no assurance that any dividends on our common stock will ever be paid.

Equity Compensation Plan Information

Information for our equity compensation plans in effect as of June 30, 2019 is as follows:

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
Equity compensation plans approved by security holders(1)	550,689	11.14	449,311
Equity compensation plans not approved by security holders(2)	29,482	9.37	-

Total	580,171	11.05	449,311

(1)
No incentive stock options were granted under our 2014 Stock Option Plan (2014 Option Plan) during the fiscal year ended June 30, 2017. An additional 211,800 incentive stock options (ISO) and 80,700 non-qualified stock options (NQSO) of the Company’s common stock was granted under the 2014 Option Plan during the fiscal year ended June 30, 2018. We granted 147,411 incentive stock options and 97,616 non-qualified stock options under the 2014 plan during Fiscal 2019. The 2014 Option Plan was approved February 17, 2015, and was amended on October 25, 2017.

(2)
Consists of 7,200 options granted under the 2010 Stock Option Plan (2010 Option Plan) and assumed by the Company in a Reverse Acquisition. An additional 30,700 non-qualified options were issued for a total outstanding at June 30, 2018 of 37, 900.

CAPITALIZATION

The following table sets forth our capitalization, as of March 31, 2019:

●
on an actual basis; and

●
as adjusted to give effect to the assumed sale of 1,449,275 shares of our common stock in this offering at an assumed public offering price of $9.00 per share, the closing bid price of our common stock on the OTCQB on July 12, 2019, after deducting the underwriting discount and estimated offering expenses payable by us.

You should read the forgoing table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for The Company” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

As of March 31, 2019
	Actual (Unaudited)	Pro Forma (2) (Unaudited)
Total long-term liabilities:	$ 125,000	$ 125,000
Stockholders' equity:
Preferred stock, $0.001 par value, 500,000 shares authorized(1), no shares issued and outstanding	-	-
Class common stock, $0.001 par value, 30,000,000(1) share authorized, 5,101,427(1) shares issued and outstanding as of March 31, 2019, 6,550,702 shares issued and outstanding as adjusted	$ 5,000	$7,000
Additional paid in capital	$ 35,451,000	$ 46,904,000
Accumulated deficit	$ (35,801,000)	$ (35,801,000)
Total Stockholders’ equity (deficit)	$ (345,000)	$ 11,110,000
Total Capitalization	$ (220,000)	$ 11,235,000
(1)
Adjusted to give effect to the 2019 Reverse Split.
(2)
A $0.25 increase or decrease in the assumed public offering price per share would increase or decrease total stockholders' equity (deficit) and total capitalization by approximately $362,000 assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. We may also change the number of shares we are offering. An increase or decrease of 100,000 shares in the number of shares offered by us would increase or decrease, as applicable, the total stockholders' equity (deficit) and total capitalization by $837,000, assuming the assumed initial public offering price remains the same, and after deducting the underwriting discount and estimated offering expenses payable by us.

The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined between us and the underwriters at pricing.

The table and discussion above are based on 5,101,427 shares of common stock outstanding as of March 31, 2019, and excludes, as of that date, the following:

●
583,984 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $11.00 per share;

●
1,000,000 shares of common stock reserved under our Equity Incentive Plan; and

●
8,334 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $20.00 per share.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering.

As of March 31, 2019, we had a negative net tangible book value of approximately $(345,000) or approximately $(0.07) per share. Net tangible book value per share represents our total tangible assets, less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the assumed sale of 1,449,275 shares of our common stock in this offering at an assumed public offering price of $9.00 per share, the closing bid price per share of our common stock on the OTCQB on July 12, 2019, as adjusted for the 2019 Reverse Split, and after deducting the underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value per share as of March 31, 2019, would have been approximately $11.1 million or approximately $1.70 per share. This represents an immediate increase in net tangible book value per share of $1.77 to existing stockholders and an immediate dilution of approximately $7.30 per share to new investors purchasing shares of our common stock in this offering.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$ 9.00
Net tangible book value per share at March 31, 2019	$(0.07)
Increase in book value per share attributable to new investors	$ 1.77
As adjusted net tangible book value per share after this offering		$ 1.70
Dilution per share to new investors		$ 7.30

If the underwriters exercise their over-allotment option in full, our as adjusted net tangible book value would be approximately $12.9 million, or approximately $1.91 per share, representing an increase in the net tangible book value to existing stockholders of approximately would be $1.98 per share and immediate dilution of approximately $7.09 per share to new investors purchasing shares of our common stock in this offering.

A $0.25 increase or decrease in the assumed public offering price would increase or decrease, as applicable, our as adjusted net tangible book value per share by approximately $0.06, and would increase or decrease, as applicable, dilution per share to new investors purchasing our shares in this offering by approximately $0.19, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. We may also change the number of shares we are offering.  An  increase or decrease of 100,000 in the number of shares offered by us would increase or decrease, as applicable, our as adjusted net tangible book value by approximately $0.10 per share and increase or decrease, as applicable, the dilution to new investors purchasing our shares in this offering by approximately $0.10 per share, assuming the assumed public offering price remains the same, after deducting the underwriting discount and estimated offering expenses payable by us.

The table and discussion above are based on 5,101,427 shares of common stock outstanding as of March 31, 2019, and excludes, as of that date, the following:

●
583,984 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $11.00 per share;

●
1,000,000 shares of common stock reserved under our Equity Incentive Plan; and

●
8,334 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $20.00 per share.

In addition, we may choose to raise additional capital in the future. To the extent that capital is raised through equity or convertible securities, the issuance of those securities may result in further dilution to the holders of common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus.

Overview

We design, develop, manufacture, and sell advanced rechargeable lithium-ion energy storage solutions for lift trucks, airport ground support equipment (GSE) and other industrial motive applications. Our “LiFT” battery packs, including our proprietary battery management system (BMS), provide our customers with a better performing, cheaper and more environmentally friendly alternative, in many instances, to traditional lead-acid and propane-based solutions.

We have received Underwriters Laboratory (UL) Listing on our Class 3 Walkie Pallet Jack (Class 3 Walkie) LiFT pack product line in 2016 and expect to seek UL Listing during calendar 2019 for our other product lines, which include, Class 1 Counterbalance/Sit down/Ride-on (Class 1 Ride-on) LiFT packs, Class 2 Narrow Aisle LiFT packs, and Class 3 End Rider LiFT packs. We believe that a UL Listing demonstrates the safety, reliability and durability of our products and gives us an important competitive advantage over other lithium-ion energy suppliers. Our Class 3 Walkie LiFT packs have been approved for use by leading industrial motive manufacturers, including Toyota Material Handling USA, Inc., Crown Equipment Corporation, and Raymond Corporation.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and the related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates based on our historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies and estimates affect the preparation of our financial statements:

Accounts Receivable

Accounts receivable are carried at their estimated collectible amounts. We have not experienced collections issues related to our accounts receivable and have not recorded an allowance for doubtful accounts during the nine months ended March 31, 2019 and 2018 and the fiscal years ended June 30, 2018 and 2017.

Inventories

Inventories consist primarily of battery management systems, lithium-ion battery cells, and the related subcomponents, and are stated at the lower of cost (first-in, first-out) or net realizable value. We evaluate our inventories to determine if write-downs are necessary due to obsolescence or if the inventory levels are in excess of anticipated demand at market value based on consideration of historical sales and product development plans. We recorded adjustments related to obsolete inventory in the amount of approximately $4,000 and $22,000 during the nine months ended March 31, 2019 and 2018, respectively, and approximately $27,000 and $56,000 during the years ended June 30, 2018 and 2017, respectively.

Revenue Recognition

We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, price is fixed or determinable, and collectability of the selling price is reasonably assured. Delivery occurs when risk of loss is passed to the customer, as specified by the terms of the applicable customer agreements. When a product is sold on consignment, the item remains in our inventory and revenue is not recognized until the product is ultimately sold to the end user. When a right of return exists, contractually or implied, we recognize revenue when the product is sold through to the end user. As of nine month ended March 31, 2019 and 2018, and as of June 30, 2018 and 2017, we did not have any deferred revenue.

Product Warranties

We evaluate our exposure to product warranty obligations based on historical experience. Our products, primarily lift equipment packs, are warrantied for five years unless modified by a separate agreement. As of March 31, 2019 and 2018, we had warranty liability of approximately $298,000 and $105,000, respectively, and as of June 30, 2018 and 2017, we had warranty liability of approximately $158,000 and $85,000, respectively, which is included in accrued expenses on our consolidated balance sheets.

Derivative Financial Instruments

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risk.

Stock-based Compensation

Pursuant to the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic No. 718-10, Compensation-Stock Compensation, which establishes accounting for equity instruments exchanged for employee service, we utilize the Black-Scholes option pricing model to estimate the fair value of employee stock option awards at the date of grant, which requires the input of highly subjective assumptions, including expected volatility and expected life. Changes in these inputs and assumptions can materially affect the measure of estimated fair value of our share-based compensation. These assumptions are subjective and generally require significant analysis and judgment to develop. When estimating fair value, some of the assumptions will be based on, or determined from, external data and other assumptions may be derived from our historical experience with stock-based payment arrangements. The appropriate weight to place on historical experience is a matter of judgment, based on relevant facts and circumstances.

Common stock or equity instruments such as warrants issued for services to non-employees are valued at their estimated fair value at the measurement date (the date when a firm commitment for performance of the services is reached, typically the date of issuance, or when performance is complete). If the total value exceeds the par value of the stock issued, the value in excess of the par value is added to the additional paid-in-capital.

Segment and Related Information

We operate as a single reportable segment.

Results of Operations and Financial Condition

	Three months ended March 31,				Nine months ended March 31,
	2019		2018		2019		2018
	$	% of Revenues	$	% of Revenues	$	% of Revenues	$	% of Revenues
Net revenue	$ 1,751,000	100%	$ 1,666,000	100%	$ 6,297,000	100%	$ 3,020,000	100%
Cost of sales	1,690,000	97%	1,816,000	109%	5,968,000	95%	3,728,000	123%
Gross profit (loss)	61,000	3%	(150,000)	-9%	329,000	5%	(708,000)	-23%

Operating expenses:
Selling and administrative expenses	2,421,000	138%	909,000	55%	5,518,000	88%	2,378,000	79%
Research and development	1,364,000	78%	483,000	29%	2,892,000	46%	1,441,000	48%
Total operating expenses	3,785,000	216%	1,392,000	84%	8,410,000	134%	3,819,000	126%

Operating loss	(3,724,000)	-213%	(1,542,000)	-93%	(8,081,000)	-128%	(4,527,000)	-150%

Other income (expense):
Interest expense	(90,000)	-5%	(211,000)	-13%	(1,058,000)	-17%	(512,000)	-17%

Net loss	$ (3,814,000)	-218%	$ (1,753,000)	-105%	$ (9,139,000)	-145%	$ (5,039,000)	-167%

Comparison of Results of Operations For the Three Months Ended March 31, 2019 and March 31, 2018

Net Revenue

Net revenue for the three months ended March 31, 2019 was $1,751,000, an increase by $85,000 or 5%, compared to net revenue of $1,666,000 for the three months ended March 31, 2018. During three months ended March 31, 2019, we sold LiFT packs from our full family of products for Class 3 Walkie and End Riders, Class 2 Narrow Aisle, Class 1 Ride-on, and GSE as compared to the sale of primarily Class 3 Walkie LiFT packs for the three months ended March 31, 2018. During this fiscal year 2019 and with the introduction of our full “family” of forklift battery packs, we are seeing an increasing mix shift from lower power rated packs to much higher power rated packs, that have a direct correlation to pricing, and our net revenue. Over the next twelve months, we anticipate this mix shift continue with the increased sales of the larger power rated packs.

Cost of Sales

Cost of sales for three months ended March 31, 2019 decreased $126,000, or 7%, compared to three months ended March 31, 2018. The Company’s development efforts and improvements to our products have resulted in reductions in inventory costs, improved workforce efficiencies, and reduced warranty expense, which have all contributed to an improvement in the gross margin percentage by 12% in three months ended March 31, 2019, compared to three months ended March 31, 2018.

We have recently experienced significant growth in our sales and as the volume of orders from our expanded product lines increase, we expect our gross profit margins to continue to improve due to economies of scale and current cost reduction initiatives such as volume purchasing, cost downs, design optimizations, sourcing changes, and manufacturing efficiencies.

Selling and Administrative Expenses

Selling and administrative expenses consist primarily of salaries and personnel related expenses, stock-based compensation expense, public company costs, consulting costs, professional fees and other expenses. Such expenses for three months ended March 31, 2019 increased $1,512,000 or 166%, compared to three months ended March 31, 2018. This increase is primarily due to a significant increase in stock based compensation related to new option grants.

Research and Development Expense

Research and development expenses for three months ended March 31, 2019 increased $881,000 or 182%, compared to three months ended March 31, 2018. Such expenses consist primarily of materials, supplies, salaries and personnel related expenses, stock-based compensation expense, and other expenses associated with the continued development of our full family of products for LiFT pack and GSE. During three months ended March 31, 2019, we have continued to focus our efforts in developing lithium-ion battery packs for Class 1 and Class 2 forklifts. We initiated the UL Listing process on our Class 1 pack and our new BMS in January 2019. The impact of these efforts is expected to continue to be seen throughout the remainder of calendar 2019, as we schedule our remaining family of forklift packs for UL Listing. We anticipate research and development expenses continuing to be a sizeable portion of our expenses as we continue to develop new and improved products to our product line.

Interest Expense

Interest expense for three months ended March 31, 2019 decreased $121,000 or 57%, compared to the three months ended March 31, 2018, and consists of interest expense related to our outstanding lines of credit and convertible promissory note.

Net Loss

Net loss for three months ended March 31, 2019 increased $2,061,000 or 118%, as compared to the net loss in three months ended March 31, 2018.  The increase is primarily attributable to increased staff and development expenses related to expanding our products line, our growing sales department, interest expense, and increased stock-based compensation costs. As we continue to increase sales of our packs, we anticipate being able to take advantage of greater quantity discounts thus improving our gross margin.

Comparison of Results of Operations For the Nine Months Ended March 31, 2019 and March 31, 2018

Net Revenue

Net revenue for the nine months ended March 31, 2019, was $6,297,000, an increase of $3,277,000, or 109%, compared to net revenue of $3,020,000 for the nine months ended March 31, 2018. The increase in net revenue resulted primarily from the sale of Class 3 Walkie Lift packs to existing customers. In addition a portion of the net revenue increase resulted from sales of across our full family of products for Class 3 Walkie and End Riders, Class 2 Narrow Aisle, Class 1 Ride-on, and GSE during the nine months ended March 31, 2019. During this fiscal year 2019 and with the introduction of our full “family” of forklift battery packs, we are seeing an increasing mix shift from lower power rated packs to much higher power rated packs, that have a direct correlation to pricing, and our net revenue. Over the next twelve months, we anticipate this mix shift continue with the increased sales of the larger power rated packs.

Cost of Sales

Cost of sales during the nine months ended March 31, 2019, increased $2,240,000, or 60%, compared to the nine months ended March 31, 2018. The increase in cost of sales resulted primarily from the increase in pack sales as discussed above offset by decreased cost for inventory, and lower warranty expense as a percentage of revenue resulting in a gross margin percentage increase of 28% for the nine months ended March 31, 2019 compared to the nine months ended March 31, 2018.

We have recently experienced significant growth in our sales and as the volume of orders from our expanded product lines increase, we expect our gross profit margins to continue to improve due to economies of scale and current cost reduction initiatives such as volume purchasing, cost downs, design optimizations, sourcing changes, and manufacturing efficiencies.

Selling and Administrative Expenses

Selling and administrative expenses for the nine months ended March 31, 2019 increased $3,140,000, or 132%, compared to the nine months ended March 31, 2018. The increase is primarily attributable to increases in staff, higher stock-based compensation as discussed above regarding March 31, 2019, and additional professional fees.

Research and Development Expense

Research and development expenses for the nine months ended March 31, 2019 increased $1,451,000, or 101%, compared to the nine months ended March 31, 2018 due to our continued focus in developing lithium-ion battery packs for Class 1 forklifts, Class 2 forklifts, Class 3 end riders, and GSE.

Interest Expense

Interest expense during the nine months ended March 31, 2019 increased $546,000, or 107%, and consists primarily of interest expense related to our outstanding lines of credit and convertible promissory note. Also included in interest expense during the nine months ended March 31, 2019 is additional interest expense of approximately $466,000 agreed to be paid under the Early Note Conversion Agreement, dated October 31, 2018, with Esenjay, as origination fees of $25,000 for the shareholder lines of credit.

Net Loss

Net loss for the nine months ended March 31, 2019 increased $4,100,000, or 81%, as compared to net loss for the nine months ended March 31, 2018 for the reasons stated above.

Comparison of Results of Operations For the Years Ended June 30, 2018 and June 30, 2017

The following table sets forth information from our statements of operations for the years ended June 30, 2018 (Fiscal 2018) and June 30, 2017 (Fiscal 2017).

	Fiscal 2018		Fiscal 2017
	$	% of Revenues	$	% of Revenues
Net Revenue	$ 4,118,000	100%	$ 902,000	100%
Cost of goods sold	4,913,000	119%	1,622,000	180%
Gross loss	(795,000)	-19%	(720,000)	-80%

Operating expenses
Selling and administrative expenses	3,462,000	84%	2,404,000	267%
Research and development	1,956,000	47%	1,052,000	117%
Total operating expenses	5,418,000	132%	3,456,000	384%

Operating loss	(6,213,000)	-151%	(4,176,000)	-464%

Other income (expenses)
Change in fair value derivative liabilities	-	0%	14,000	2%
Interest expense, net	(752,000)	-18%	(273,000)	-30%

Net loss	$ (6,965,000)	-169%	$ (4,435,000)	-492%

Net Revenue

Net Revenue for Fiscal 2018 increased $3,216,000, or 357%, compared to Fiscal 2017. This increase in net revenue during Fiscal 2018 was primarily attributable to sales of Class 3 Walkie LiFT packs to one major customer beginning in November 2017. A portion of the revenue increase also resulted from the sale of GSE.

Cost of Sales

Cost of sales for Fiscal 2018 increased $3,291,000, or 203%, compared to Fiscal 2017. The increase in cost of sales was directly attributable to the increase in revenues during Fiscal 2018. The cost of materials per LiFT pack in Fiscal 2018 decreased compared to Fiscal 2017 as higher purchase quantities resulted in lower costs of materials per pack. Despite the improvement in lower costs per pack, we have continued to recognize a gross margin loss during Fiscal 2018 as we remain subject to low volume purchases, higher cost designs from more costly initial designs and limited sourcing related to our inventory purchases. Warranty expense for Fiscal 2018 increased as a result of the higher sales volume. As of June 30, 2018, we had approximately $158,000 accrued for product warranty liability.

Selling and Administrative Expenses

Selling and administrative expenses consist primarily of salaries and personnel related expenses, stock-based compensation expense, public company costs, consulting costs, professional fees and other expenses. Such expenses for Fiscal 2018 increased $1,058,000, or 44%, compared to Fiscal 2017. The increase was primarily attributable to increased marketing expense for the promotion of new products, additional payroll costs and stock based compensation related to new employees, and additional legal fees for capital raises.

Research and Development

Research and development expenses for Fiscal 2018 increased $904,000, or 86%, compared to Fiscal 2017. Such expenses consist primarily of materials, supplies, salaries and personnel related expenses, testing costs, consulting costs, and other expenses associated with the continued development of our LiFT pack, as well as, research into new product opportunities. The increase in expenses in Fiscal 2018 was primarily due to the development and implementation of the higher capacity packs for Class 1, 2, and 3 forklifts. We anticipate research and development expenses continuing to be a significant portion of our expenses as we continue to develop and add new and improved products to our product line-up.

Change in Fair Value of Derivative Liabilities

The derivative liability was eliminated as of January 23, 2017, resulting in a Fiscal 2018 decrease of $14,000, or 100%, compared to Fiscal 2017 (see Note 7 to the audited consolidated financial statements).

Interest Expense

Interest expense for Fiscal 2018 increased $479,000, or 175%, compared to Fiscal 2017 and was primarily comprised of interest on our outstanding lines of credit. On December 29, 2015, we entered into the Second Amendment of our Unrestricted Line of Credit (see Note 6 to the audited consolidated financial statements), which included, among other provisions, the reduction in the conversion price of the Unrestricted Line of Credit from $3.00 to $0.60 per share. The estimated change in fair value of the conversion price of approximately $310,000 was recorded as a deferred financing cost at the date of the Second Amendment and was amortized over the then remaining seven-month term of the amended Unrestricted Line of Credit agreement. During Fiscal 2017, we recorded approximately $44,000 of deferred financing amortization cost, which is included in interest expense in the accompanying consolidated statements of operations. Also included in Fiscal 2018 and Fiscal 2017 was interest expense of approximately $752,000 and $228,000, respectively, related to our outstanding lines of credit and deferred discount amortization (see Notes 6 and 7 to the audited consolidated financial statements).

Net Loss

Net loss during Fiscal 2018 increased $2,530,000, or 57%, compared to Fiscal 2017. The increase is due primarily to increased selling, administrative, and research and development expenses, as discussed above.

Liquidity and Capital Resources

Overview

At June 30, 2019, the Company had approximately $104,000 in cash. At June 30, 2019, the outstanding balance of the Company’s $7,000,000 short term line of credit was $6,400,000. On July 3, 2019, Cleveland loaned the Company $1,000,000 which is repayable on September 1, 2019.

As of March 31, 2019, and June 30, 2018, we had a cash balance of $900,000 and $2,706,000, respectively. Since June, 2012, when we changed our business operations to the design, development, manufacture, and sale of rechargeable advanced energy storage systems, we have generated negative cash flows from operations, and we have financed our operations primarily through sales of our products, private sales of equity securities and credit facilities.

In January 2019, we completed the sale of 3,992,564 shares of common stock for aggregate gross proceeds of $4,391,820, or $1.10 per share in cash, before expenses. A portion of the proceeds from the offering was used to repay in full approximately $2.6 million in borrowings and accrued interest under two short-term credit facilities with two creditors.

In March 2019, we amended our Original Credit Facility with Esenjay to (i) increase the line of credit from $5,000,000 to $7,000,000 to purchase inventory and related operational support expenses, (ii) added Cleveland as an additional lender, (iii) add additional lenders to the line of credit and (iv) extend the maturity date from March 31, 2019 to December 31, 2019 (Amended Credit Facility). As of March 31, 2019, we have an outstanding balance of $3,405,000 and a remaining credit line of $3,595,000 for future draws.

We have evaluated our expected cash requirements over the next twelve months, which include, but are not limited to, investments in additional sales and marketing and product development resources, capital expenditures, and working capital requirements and have determined that our existing cash resources are not sufficient to meet our anticipated needs during the next twelve months, and that additional financing is required to support our operations. Based on our existing and planned levels of expenditures, we estimate that our available cash balance, credit facilities, and the expected net proceeds of this offering will be sufficient to fund our existing and planned operations for the next twelve months from the date of this prospectus. We will need to raise additional capital after this offering to fund our business plan subsequent to that date, until such time as revenues and related cash flows become sufficient to support our operating costs.

We intend to continue to seek capital through the sale of equity securities through private or public placements and debt placements.

The following table summarizes our cash flows for the periods indicated:

	Nine Months Ended March 31,		Year Ended June 30,
	2019	2018	2018	2017
Net cash used in operating activities	(7,055,000)	(4,679,000)	(6,500,000)	(5,698,000)
Net cash used in investing activities	(144,000)	(59,000)	(85,000)	(53,000)
Net cash provided by financing activities	5,393,000	4,745,000	9,170,000	5,745,000
Net change in cash	(1,806,000)	7,000	2,585,000	(6,000)

Operating Activities

Net cash used in operating activities was $7,055,000 during the nine months ended March 31, 2019, compared to net cash used in operations of $4,679,000 during the nine months ended March 31, 2018. The primary reason for the increase in net cash used in operations was a significant increase in net loss and an increase in inventory and accounts receivable at March 31, 2019, offset by increases in accounts payable, and accrued expenses and interest. Inventory and accounts receivables levels increased to support significant increase in revenue.

Net cash used in operating activities was $6,500,000 for the year ended June 30, 2018, compared to net cash used in operations of $5,698,000 for the year ended June 30, 2017. Cash used in operating activities for year ended June 30, 2018 reflects the net loss of $6,965,000 offset primarily by non-cash items including depreciation, stock-based compensation, stock issued for services and the amortization of deferred financing costs and debt discount, as well as the purchase of inventory and the payment of accounts payable and accrued interest. Cash used in operating activities for year ended June 30, 2017 reflects the net loss of $4,435,000 offset primarily by non-cash items including depreciation, stock-based compensation, stock issued for services, as well as an increase in accounts receivable and accrued interest.

Investing Activities

Net cash used in investing activities during the nine months ended March 31, 2019 resulted from the purchase of office equipment, primarily computer related, for $144,000. Net cash used in investing activities during the nine months ended March 31, 2018 consisted primarily of the purchase of office and warehouse equipment and leasehold improvements, totaling $59,000.

Net cash used in investing activities for the year ended June 30, 2018 and 2017 totaled $85,000 and $53,000, respectively, which consisted primarily of office and warehouse equipment purchases.

Financing Activities

Net cash provided by financing activities during the nine months ended March 31, 2019 was $5,393,000 and consisted primarily of proceeds from the sale of common stock. Net cash provided by financing activities during the nine months ended March 31, 2018 was $4,745,000 and resulted primarily from borrowing under our line of credit with Esenjay.

Net cash provided by financing activities during the years ended June 30, 2018 and 2017 was $9,170,000 and $5,745,000, respectively. The increase in cash provided by financing activities primarily resulted from the borrowings under our lines of credit with Esenjay totaling $5,195,000, as well as proceeds from a $4,000,000 private placement of common stock.

Indebtedness

On March 31, 2019, we amended our line of credit with Esenjay, a related party, to: (i) increase the maximum principal amount available under line of credit from $5,000,000 to $7,000,000 (LOC), (ii) add Cleveland, our minority stockholder, as an additional lender to the LOC pursuant to which each lender has a right to advance a pro rata amount of the principal amount available under the LOC, (iii) extend the maturity date from March 31, 2019 to December 31, 2019, and (iv) to provide for additional parties to become a lender under the LOC. $3,405,000 remains outstanding under the LOC as of March 31, 2019, and $3,595,000 is available for future draws. The LOC matures on December 31, 2019.

Going Concern

For the nine months ended March 31, 2019 and the year ended June 31, 2018, we incurred net losses from operations of $9,139,000 and $6,965,000, respectively. As of March 31, 2019, we had an accumulated deficit of $35,801,000. In addition, as of March 31, 2019, our available cash balance was $900,000. In their report on the annual consolidated financial statements for Fiscal 2018, our independent auditors included an explanatory paragraph in which they expressed substantial doubt regarding the Company’s ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to raise additional capital on a timely basis until such time as revenues and related cash flows are sufficient to fund our operations. Management’s plans are to continue to seek funding, as necessary, through the sale of equity securities, credit line extensions and convertible debt placements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Recently Issued Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The amendments in this ASU change the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. The guidance is effective for the Company’s fiscal year beginning July 1, 2019. Early adoption is permitted. The new leases standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. We have not completed our assessment of the potential impact of this guidance on our consolidated financial statements.

BUSINESS

Overview

We design, develop, manufacture, and sell advanced rechargeable lithium-ion energy storage solutions for lift trucks, airport ground support equipment (GSE) and other industrial motive applications. With a decade of experience in lithium-ion technology, we believe our “LiFT” battery packs, including our proprietary battery management system (BMS), provide our customers with a better performing, cheaper and more environmentally friendly alternative, in many instances, to traditional lead-acid and propane-based solutions. We have prioritized achieving Underwriters Laboratory (UL) Listing for our Lift pack products. We believe that a UL Listing demonstrates the safety, reliability and durability of our products and gives us an important competitive advantage over other lithium-ion energy suppliers. Our LiFT packs have been approved for use by leading industrial motive manufacturers, including Toyota Material Handling USA, Inc., Crown Equipment Corporation, and Raymond Corporation.

Within our industrial market segments, we believe that our LiFT pack solutions provide cost and performance benefits over existing lead-acid power products including:

●
Longer operation and more shifts with fewer batteries;
●
Reduced energy and maintenance costs;
●
Faster recharging; and
●
Longer lifespan.

Additionally, the toxic nature of lead-acid batteries presents significant safety and environmental issues as they are subject to Environmental Protection Agency lead-acid battery reporting requirements, may create an environmental hazard in the event of a cell breach, and emit combustible gases during charging.

As a result of the advantages lithium-ion battery technology provide over lead-acid batteries, we have experienced significant growth in our business. We believe we are at the very early stage of a trend toward the adoption of lithium-ion technology and the displacement of lead-acid and propane-based energy storage solutions, which based on North American sales data from the Industrial Truck Association (ITA), we estimate to be a multi-billion dollar per year market.

We launched our LiFT packs for the Class 3 Walkie Pallet Jack (Class 3 Walkie) product line in 2014 and received Underwriters Laboratory (UL) Listing on our Class 3 Walkie LiFT pack product line in 2016. We expect to seek UL Listing during calendar 2019 for our other product lines, which include Class 1 Counterbalance/Sit down/Ride-on (Class 1 Ride-on) LiFT packs , Class 2 Narrow Aisle LiFT packs, and Class 3 End Rider LiFT packs.

Critical to our success is our innovative and proprietary high power BMS that both optimizes the performance of our LiFT packs and provides a platform for adding new battery pack features, including customized telemetry for customers. The BMS serves as the brain of the battery pack, managing cell balancing, charging, discharging, monitoring and communication between the pack and the forklift.

Our engineers design, develop, service, and test our products. We source our battery cells from multiple suppliers in China and the remainder of the components primarily from vendors in the United States. Final assembly, testing and shipping of our products is done from our ISO 9001 certified facility in Vista, California, which includes three assembly lines.

Our Strengths

We have leveraged our experience in lithium-ion technology to design and develop a suite of LiFT pack products lines that we believe provide attractive solutions to customers seeking an alternative to lead-acid and propane-based power products. We believe that the following attributes are significant contributors to our success:

Engineering and integration experience in lithium-ion for motive applications: We have been developing lithium-ion applications for the advanced energy storage market since 2010, starting with products for automotive electric vehicle manufacturers. We believe our expertise in management of large format lithium cells and overall experience in control and integration of battery modules has enabled us to develop superior.

UL Listing: We launched our LiFT packs for the Class 3 Walkie product line in 2014 and obtained our UL Listing for all three different power configurations in January 2016. We believe this UL Listing gives us a significant competitive advantage and provides assurance to customers that our technology has been rigorously tested by an independent third party and determined to be safe, durable and reliable. We believe that the process involved in obtaining UL Listing has enabled us to substantially enhance our entire family of products, including in the areas of overall design and durability, which we believe has improved the performance and overall value of our LiFT packs. We are seeking to obtain additional UL Listings for our other LiFT pack product lines during calendar 2019.

Original equipment manufacturer (OEM) approvals: Our Class 3 Walkie LiFT packs have been tested and approved for use by Toyota Material Handling USA, Inc., Crown Equipment Corporation, and Raymond Corporation, among the top global lift truck manufacturers by revenue according to Material Handling & Logistics. We also provide a “private label” LiFT pack for a Class 3 Walkie LiFT pack to a major forklift OEM.

Broad product offering and scalable design: We offer LiFT packs for use in a variety of industrial motive applications. We believe that our modular and scalable design enables us to optimize design, inventory, and part count to accommodate natural product extensions of our products to meet customer requirements. Based on our Class 3 Walkie LiFT pack design, we have expanded our produce lines to include Class 1 Ride-on, Class 2 Narrow Aisle, and Class 3 End Rider LiFT pack product lines as well as airport GSE packs. Our modular design enables us to group cells in certain unit counts and electrical connections (series vs. parallel) that can be easily modified to satisfy a wide range of power requirements for varying voltages, current amperages, and kilowatt power ratings. The modular design also includes three (3) different physical formats to accommodate a variety of dimension requirements.

Significant advantages over lead acid and propane solutions: We believe that lithium-ion battery systems have significant advantages over existing technologies and will displace lead-acid batteries and propane-based solutions, in most applications, because they have a number of advantages over these legacy technologies. Relative to lead-acid batteries, such advantages include environmental benefits, no water maintenance, faster charge times, greater cycle life and longer run times that provide operational and financial benefits to customers. Compared to propane solutions, lithium-ion systems avoid the generation of exhaust emissions and associated odor and environmental contaminates, and maintenance of an internal combustion engine, which has substantially more parts than an electric motor.

Proprietary Battery Management System: We have developed a high power BMS that is incorporated into our entire product family. The BMS serves as the brain of the battery pack, managing cell balancing, charging, discharging, monitoring and communication between the battery pack and the forklift. Our BMS is specifically designed for the industrial motive application environment and is adaptable to meet custom requirements. The system is optimized to meet the operational requirements of material handling and airport ground support equipment and to work with the LiFePO4 battery chemistry (although we can easily accommodate other lithium-ion chemistries). We have designed our BMS to interface with telematics systems to enable remote diagnostics, software upgrades and early warnings to fleet managers. Our next generation BMS design will be released in fiscal year 2019 and incorporate advanced automotive chip technologies that will enable faster, lower cost, more extensive data logging and easier re-configurations for product extensions.

Our Products

We have developed, tested, and sold our LiFT packs for use in a broad range of lift trucks, as pictured below, including Class 3 Walkie and End Riders, Class 2 Narrow Aisle, and Class 1 Ride-on, as well as for airport GSE. Within each of these product segments, there is a range of power and equipment variations. Our LiFT packs fit most of these variations, with only minor modifications needed to fit the remaining low volume applications. This equipment is described in more detail below.

Class 3 Walkie Pallet Jack Packs

●
Our smallest product line by weight and size.
●
Dedicated assembly line for production with unique design to fit battery compartments.
●
Used in food and beverage delivery business, where the “walkie” often rides on truck deliveries in a very rugged environment.
●
UL Listing received in 2016 for all three power configurations.
●
Power ratings range from 1.7 to 4.3 kWh.

Class 1 Counterbalance/Sit Down/Ride-on

●
Our “large product” line for Class 1 ride-on forklifts, to meet high power requirements.
●
Utilizes modular “blade” design
●
Used in warehouses and production facilities, for demanding requirements, especially multi-shift operations
●
Proven to support 3-shift operations and avoid the need for a battery for each shift.
●
Power ratings range from 21.6 to 32.0 kWh.

Class 2 Narrow Aisle

●
Our “medium product line” utilizes a modular design for medium-size packs.
●
Popular in new facilities focused on high efficiency operations.
●
Power ratings range from 21.6 to 31.1 kWh.

Class 3 End Rider

●
Uses similar design to our Class 2 Narrow Aisle LiFT packs.
●
Equipment and battery packs designed for use in high volume distribution centers (DC).
●
Power ratings range from 9.6 to 14.4 kWh.

Airport GSE

●
Our first “large pack” product line, built on our “large pack” assembly line.
●
Utilizes similar modular design as our large forklift LiFT packs with minor modifications.
●
Used to power airport GSE including: baggage and cargo trucks, scissor lifts, pushback tractors, and belt loaders, all used at airports.
●
Used by major airlines and ground support equipment “service” companies.
●
Power ratings range from 16.0 to 48.0 kWh.

Because we are addressing a wide range of power and energy requirements across broad industrial motive applications, we have taken a modular approach to our battery pack system design. We have three core design modules that are used in our entire family of forklift products. Our core modules are designed for small, medium, and large packs. The design of each core module is driven by power and physical space sizing. The core module for our small LiFT pack, which fits a Class 3 Walkie, is a 24-volt lithium pack (figure below) comprised of individual 3.2-volt cells. The medium and large cored modules are designed to accommodate larger equipment size and power by adding more cells and components. These larger designs support 36-volt, 48-volt, and 72-volt applications with power requirements up to 900Ah (amps per hour or “current” rating), which enables us to offer a full product line-up ..

We offer varying chemistries and configurations based on the specific application. Currently, our LiFT packs use lithium iron phosphate (LiFePO4) battery cells, which we source from a variety of overseas suppliers that meet our power, reliability, safety and other specifications. Because our BMS is not designed to work with a specific battery chemistry, and we do not develop or manufacture our own battery cells, we believe we can readily adapt our LiFT packs as new chemistries become available in the market or customer preferences change.

We also offer 24-volt onboard chargers for our Class 3 Walkie LiFT packs, and smart “wall mounted” chargers for larger applications. Our smart charging solutions are designed to interface with our BMS.

Industry Overview

The motive energy storage markets have evolved from reliance primarily on lead-acid technologies created in the 1800s to increasing use of advanced chemistries that have the ability to store energy more efficiently and with lower environmental impact.

Driven by overall growth in global demand for lithium-ion battery solutions, the supply of lithium-ion batteries has rapidly expanded, leading to price declines of eighty-five percent (85%) since 2010 according to BloombergNEF. BloombergNEF also estimates that lithium-ion battery pack prices, which averaged $1,160 per kilowatt hour in 2010, were $176 per kWh in 2018 and could drop below $100 in 2024.

The sharp decline in the price of lithium-ion batteries has commenced a shift in customer preferences away from lead-acid and propane-based solutions for power lift equipment to lithium-ion based solutions. We believe our position as a pioneer in the field and our extensive experience providing lithium-ion based storage solutions makes us uniquely positioned to take advantage of this shift in customer preferences.

Lift Equipment - Material Handling Equipment

We focus on energy storage solutions for lift equipment and GSE because we believe they represent large and growing markets that are just beginning to adopt lithium-ion based technology. These markets include not only the sale of lithium-ion battery solutions for new equipment but also a replacement market for existing lead acid battery packs.

Historically, larger lift trucks were powered by internal combustion engines, using propane as a fuel, with smaller equipment powered by lead-acid batteries. Over the past thirty years, there has been a significant shift toward electric power. According to Liftech/ITA, over this time period the percentage of lift trucks powered electrically has doubled from approximately 30% to over sixty percent 60%.

According to Modern Materials Handling, worldwide new lift truck orders reached approximately 1.4 million units in 2017. The Industrial Truck Association has estimated that approximately 200,000 lift trucks had been sold yearly since 2013 in North America (Canada, the United States and Mexico), including approximately 260,000 units sold in 2018, with sales relatively evenly distributed between electric rider (Class 1 and Class 2), motorized hand (Class 3), and internal combustion engine powered lift trucks (Class 4 and Class 5). The ITA estimates that electric products represented approximately sixty-four percent (64%) of the North American market in 2018. Driven by growth in global manufacturing, e-commerce and construction, Research and Markets expects that the global lift truck market will grow at a compound annual growth rate of six and four-tenths percent (6.4%) through 2024.

Customers

Some of our end users of our LiFT packs include companies in a number of different industries, as shown in the graphic below:

During the three months ended March 31, 2019, we had two major customers (Crown Equipment Corporation and Toyota Material Handling USA, Inc.) that each represented more than 10% of our revenues on an individual basis, and approximately 59% in the aggregate. During the nine months ended March 31, 2019, we had four major customers (including two additional customers, Caterpillar Inc. and Delta Airlines that each represented more than 10% of our revenues on an individual basis, or approximately 80% in the aggregate.

During the three months ended March 31, 2018, we had two major customers (Crown Equipment Corporation and Toyota Material Handling USA, Inc.) that each represented more than 10% of our revenues on an individual basis, or approximately 92% in the aggregate. During the nine months ended March 31, 2018, we had two major customers (Crown Equipment Corporation and Toyota Material Handling USA, Inc.) that each represented more than 10% of our revenues on an individual basis, or approximately 85% in the aggregate.

Shift Toward Lithium-ion Battery Technologies

We expect that there will be a significant increase in demand for safe and efficient alternatives to lead-acid and propane-based power products. There are a number of factors driving the change in customer preference away from these legacy products and toward lithium-ion energy storage solutions:

Duration of Charge/Run Times: Lithium-based energy storage systems can perform for a longer duration compared to lead-acid batteries. Lithium-ion batteries provide up to 50% longer run times than lead-acid batteries of comparable capacity, or amps-per-hour rating, allowing equipment to be operated over a long period of time between charges.

High/Sustained Power: Lithium-ion batteries are better suited to deliver high power versus legacy lead-acid. For example, a 100Ah lead acid battery will only deliver 80Ah if discharged over a four-hour period. In contrast, a 100Ah lithium-ion system will achieve over 92Ah even during a 30 minute discharge. Additionally, during discharge, the LiFT pack sustains its initial voltage, maximizing the performance of the forklift truck, whereas, lead acid voltages, and hence power, decline over the working shift.

Charging Time: Lead acid batteries are limited to one shift a day, as they discharge for eight hours, need eight hours for charging, and another eight hours for cooling. For multi-shift operations, this typically requires battery changeout for the equipment. Because lithium batteries can be recharged in as little as one hour and do not degrade when subjected to opportunity charging, hence, battery changeout is unnecessary.

Safe Operation: The toxic nature of lead-acid batteries presents significant safety and environmental issues in the event of a cell breach. During charging, lead acid emits combustible gases and increases in temperature. Lithium-ion (particularly LFP) batteries do not get as hot and avoid many of the safety and environmental issues associated with lead-acid batteries.

Extended Life: The performance of lead-acid batteries degrades after approximately 500 charging cycles in industrial equipment applications. In comparison, lithium-ion batteries last up to five times longer in the same application.

Size and Weight: Lithium is about one-third the weight of lead acid for comparable power ratings.

Lower Cost: Lithium-ion batteries provide power dense solutions with extended cycle life, reduced maintenance and improved operational performance, resulting in lower total cost of ownership.

Marketing and Sales

In the industrial motive market, OEMs sell their lift products through dealer networks and directly to end customers. Because of environmental issues associated with lead-acid batteries and to preserve customer choice, industrial lift products are typically sold without a battery pack. Equipment dealers source battery packs from battery distributors and battery pack suppliers based on demand or in response to customer specifications. End customers may specify a specific type and manufacturer of battery pack to the equipment dealer or may purchase battery packs from battery distributors or directly from battery suppliers. Consequently, we sell our products through a number of different channels, including directly to end users, OEMs and lift equipment dealers or through battery distributors.

Our four-person direct sales staff is assigned to major geographies nation-wide to collaborate with our sales partners who have an established customer base. We are seeking to hire additional sales staff to support our expected sales growth. In addition, we have developed a nation-wide sales network of relationships with equipment OEMs, their dealers, and battery distributors.

We have worked directly with a number of OEMs to secure “technical approval” for compatibility of our LiFT packs with their equipment. Once we receive that approval, we focus on developing a sales network utilizing existing battery distributors and equipment dealers, along with the OEM corporate national account sales force, to drive sales through this channel.

As our LiFT packs have gained acceptance in the marketplace, we have seen an increase in direct-to-end-customer sales, ranging from small enterprises to Fortune 500 companies. To expand our customer reach, we have begun to market directly to end users, primarily focusing on large fleets operated by Fortune 500 companies seeking productivity improvements. We have seen initial success in these efforts, including sales to a Fortune 100 heavy machinery conglomerate. Our marketing efforts to these customers focus on the benefits of lithium-ion batteries over lead acid batteries in their equipment.

Our product development efforts have included pilot programs and trials with national account end users. This has resulted in increased sales to these end users as many of them seek to replace lead-acid batteries with lithium power packs in their fleets as they buy new equipment.

To support our products, we have a nation-wide network of service providers, typically forklift equipment dealers and battery distributors, who provide local support to large customers. We utilize a discount price to our standard retail prices to compensate our partners for customer orders and service availability. We also maintain a call center and provide Tech Bulletins and training to our service and sales network out of our corporate headquarters.

Our warranty policy for our family of forklift products includes a limited five-year warranty. Warranty claims are handled by our call center that determines the appropriate response path: return pack, field fix by approved technician on location, or technical resolution by the call center. Our approved field technicians are typically equipment dealers or battery distributors, charging agreed upon discounted rates to their “street rates.”

We partner with Averest, Inc., an experienced GSE distributor, to market our lithium-ion battery packs for airport GSE. Our sales cycle for GSE equipment has required initial multi-month evaluation periods of packs prior to ordering. After initial shipments, subsequent ordering is dependent upon operating requirements and capital budgeting.

We customarily maintain a relatively small inventory of Class 3 Walkie LiFT packs, which typically have shorter customer timing requirements than other lift equipment. For larger packs, we seek to align our inventory and production with historical OEM order patterns. Typically, we deliver larger packs on a four- to eight-week lead time. Because of associated lead times, we provide six-month rolling forecasts to our battery sell suppliers who manufacture and deliver to our forecast.

Ordering patterns primarily reflect ordering patterns of new equipment, commonly done in monthly or quarterly stages by large customers, as single fleet-size orders would require significant planning and operational support to implement. Backlog varies with customers but is driven by operating timing. Customer payment terms are normally net 30 days, but certain large customers require extended payment terms, ranging from 45 to 60 days. We have experienced some seasonality, particularly in July, August and December.

Manufacturing and Assembly

We source our battery cells from multiple suppliers in China and the remainder of the components primarily from vendors in the United States. While we have experienced supply interruptions from time to time, none have been material. Production rates aligned with our forecasts have helped us mitigate the risk of disruption. Our BMS is not dependent on a specific lithium-ion chemistry or cell manufacturer, as we are agnostic to chemistry and supplier. We monitor and test potential new cell technologies on an ongoing basis. Final assembly, testing and shipping of our products is done from our ISO 9001 certified facility in Vista, California, which includes three assembly lines.

We design our BMS modules/boards and have two granted patents: (i) a 12-volt battery design; and (ii) a battery display design. Component acquisition and assembly of the BMS modules/boards are outsourced to two local, Southern California board houses, both of whom meet our quality and other specifications.

We buy chargers from several sources, including a U.S. based supplier. Additionally, we are a qualified dealer for a well-known manufacturer of “high capacity, modular, smart chargers” which support our larger packs.

Research and Development

Our engineers design, develop, service, and test our products. We believe our core competencies and capabilities are designing and developing technology for BMS, systems engineering, engineering application, and software engineering for both battery packs and telemetry. We believe that our ability to develop new features and technology for our BMS is essential to our growth strategy.

Research and development expenses for the fiscal years ended June 30, 2018 and 2017 were approximately $1,956,000 and $1,052,000, respectively. Such expenses consisted primarily of materials, supplies, salaries and personnel related expenses, stock-based compensation expense, consulting costs and other expenses. Research and development expenses in fiscal year ended June 30, 2018 (Fiscal 2018) were higher than fiscal year ended June 30, 2017 (Fiscal 2017) primarily due to the development and implementation of the higher capacity packs for Class 1, 2, and 3 forklifts.

Research and development expenses for the nine (9) months ended March 31, 2019 and 2018 were approximately $2,892,000 and $1,441,000, respectively. Such expenses consisted primarily of materials, supplies, salaries and personnel related expenses, stock-based compensation expense, consulting costs and other expenses. Research and development expenses in the nine (9) months ended March 31, 2019 were one hundred two percent (101%) higher than the nine (9) months ended March 31, 2018 primarily due to our continued focus in developing lithium-ion battery packs for our family of LiFT packs products and GSE.

As we continue to develop our product offerings, we anticipate that research and development expenses will continue to be a substantial part of our focus. We perform our research and development at our facility in Vista, California. We seek to develop innovative new and improved products for cell and system management along with associated communication, display, current sensing and charging tools.

Competition

Our competitors in the lift equipment market are primarily major lead-acid battery manufacturers, including Exide Technologies, East Penn Manufacturing Company, EnerSys Corporation, and Crown Batter Corporation We do not believe that these suppliers offer lithium-based products for lift equipment in any significant volume to end users, equipment dealers, OEMs or battery distributors. Several OEMs offer lithium-ion battery packs on Class 3 forklifts for sale only with their own new forklifts. As the demand for lithium-ion battery packs has increased, a number of lithium battery pack providers have entered the market, most of whom we believe are suppliers of existing power products who have added a lithium product to their product lines.

The key competitive factors in this market are performance, reliability, durability, safety and price. We believe we compete effectively based on our experience with lithium-ion technology, including our development capabilities and the performance of our proprietary BMS. We believe that the UL Listing covering our entire Class 3 Walkie LiFT pack product line is a significant differentiating competitive advantage and we intend to extend that advantage by seeking to obtain UL Listings for our other LiFT pack products during calendar 2019. In addition, because our BMS is not reliant on any specific battery cell chemistry, we believe we can adapt rapidly to changes in advanced battery technology or customer preferences.

Intellectual Property

Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of patents pending, patent applications, trade secrets, including know-how, employee and third party nondisclosure agreements, copyright laws, trademarks, intellectual property licenses and other contractual rights to establish and protect our proprietary rights in our technology. In addition to such factors as innovation, technological expertise and experienced personnel, we believe that a strong patent position is important to remain competitive.

As of March 31, 2019, we have two issued patents and three trademark registrations protecting the Flux Power name and logo. We intend to file additional patent applications with respect to our technology, including our next generation BMS 2.0, which we plan to release for production later this year. We also intend to seek protection of our intellectual property internationally in a broad range of areas. We do not know whether any of our efforts will result in the issuance of patents or whether the examination process will require us to narrow our claims. Even if granted, there can be no assurance that these pending patent applications will provide us with protection. We have two granted patents: (i) a 12-volt battery design and (ii) a battery display design. Based on soon to be released next generation BMS, we plan to file four utility patents within this year.

Government Regulations

Product Safety Regulations. Our products are subject to product safety regulations by Federal, state, and local organizations. Accordingly, we may be required, or may voluntarily determine to obtain approval of our products from one or more of the organizations engaged in regulating product safety. These approvals could require significant time and resources from our technical staff and, if redesign were necessary, could result in a delay in the introduction of our products in various markets and applications.

Environmental Regulations. Federal, state, and local regulations impose significant environmental requirements on the manufacture, storage, transportation, and disposal of various components of advanced energy storage systems. Although we believe that our operations are in material compliance with current applicable environmental regulations, there can be no assurance that changes in such laws and regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities.

Moreover, Federal, state, and local governments may enact additional regulations relating to the manufacture, storage, transportation, and disposal of components of advanced energy storage systems. Compliance with such additional regulations could require us to devote significant time and resources and could adversely affect demand for our products. There can be no assurance that additional or modified regulations relating to the manufacture, storage, transportation, and disposal of components of advanced energy systems will not be imposed.

Occupational Safety and Health Regulations. The California Division of Occupational Safety and Health (Cal/OSHA) and other regulatory agencies have jurisdiction over the operations of our Vista, California facility. Because of the risks generally associated with the assembly of advanced energy storage systems we expect rigorous enforcement of applicable health and safety regulations. Frequent audits by, or changes in, the regulations issued by Cal/OSHA, or other regulatory agencies with jurisdiction over our operations, may cause unforeseen delays and require significant time and resources from our technical staff.

Employees

As of June 30 2019, we had 75 full-time employees. We engage outside consultants for business development and operations or other functions from time to time. None of our employees is currently represented by a trade union.

Properties

In June 2019, we relocated to our headquarters and production facility to 2685 South Melrose Drive, Vista, California, where we are leasing approximately 45,600 square feet with an option for an additional 15,300 square-feet of warehouse space, which we believe is sufficient for our projected future growth. Monthly rent for the new space is $42,300 and escalates 3% per year through the end of the lease term in January 2024. We intend to seek ISO 9001 certification for the new facility.

Legal Proceedings

From time to time, we may become involved in legal proceedings that arise in the ordinary course of business. We are not a party to any material legal proceedings.

MANAGEMENT

Directors, Executive Officers and Significant Employees

Identification of Directors, Executive Officers and Significant Employees

The following table and text set forth the names and ages of our current directors, executive officers and significant employees as of July 12, 2019. Our Board of Directors is comprised of only one class. All of the directors will serve until the next annual meeting of stockholders or until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. There are no family relationships among any of the directors and executive officers. Our Board of Directors is not paid for service.

Name	Age	Position
Ronald F. Dutt(1)	72	Chairman, Chief Executive Officer and President
Charles A. Scheiwe(1)	53	Chief Financial Officer and Secretary1
Jonathan A. Berry	51	Chief Operating Officer
Michael Johnson	71	Director
James Gevarges(2)	55	Director
Lisa Walters-Hoffert(2)(3)	60	Director
Dale Robinette(2)(4)	55	Director
________________
(1)
Mr. Dutt resigned as our chief financial officer and secretary on December 16, 2018, and upon his resignation, Mr. Scheiwe was appointed as our chief financial officer and secretary on December 17, 2018. Mr. Ronald F. Dutt was appointed as Chairman of the Board of Directors on June 28, 2019 upon the resignation of Christopher Anthony.
(2)
Independent Director
(3)
Ms. Walters-Hoffert was appointed as our director on June 28, 2019.
(4)
Mr. Robinette was appointed as our director on June 28, 2019.

There are no arrangements or understandings between our directors and executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

Business Experience

Ronald F. Dutt. Chairman, Chief Executive Officer, President, and Director. Mr. Dutt has been our chief executive officer, former interim chief financial officer and director since March 19, 2014. He became our chairman on June 28, 2019. On September 19, 2017, he was also appointed as our president, chief financial officer and corporate secretary. He resigned as chief financial officer and corporate secretary as of December 16, 2018. Previously, he was our chief financial officer since December 7, 2012, and our interim chief executive officer since June 28, 2013. Mr. Dutt has served as the Company’s interim corporate secretary since June 28, 2013. Prior to Flux Power, Mr. Dutt provided chief financial officer and chief operating officer consulting services during 2008 through 2012. In this capacity Mr. Dutt provided financial consulting, including strategic business modeling and managed operations. Prior to 2008, Mr. Dutt served in several capacities as executive vice president, chief financial officer and treasurer for various public and private companies including SOLA International, Directed Electronics, Fritz Companies DHL Americas, Aptera Motors, Inc., and Visa International. Mr. Dutt holds an MBA in Finance from University of Washington and an undergraduate degree in Chemistry from the University of North Carolina. Additionally, Mr. Dutt served in the United States Navy and received an honorable discharge as a Lieutenant.

Charles A. Scheiwe, Chief Financial Officer and Secretary. Mr. Scheiwe joined the Company in July of 2018 and has been acting as the Company’s Controller since July 9, 2018. He was appointed as our chief financial officer and secretary on December 17, 2018. Prior to joining the Company, Mr. Scheiwe was the controller of Senstay, Inc. and provided financial and accounting consulting services to start-up companies from 2016 to 2018. From 2006 to 2016, Mr. Scheiwe was the vice president of finance and controller for GreatCall, Inc. Mr. Scheiwe’s experience in accounting, financial planning and analysis, business intelligence, cash management, and equity management has prepared and qualified him for the position of chief financial officer and secretary of the Company. Mr. Scheiwe has a Bachelor of Science degree in Business Management, with emphasis in Accounting, from the University of Colorado. Mr. Scheiwe also holds a CPA certificate.

Jonathan A. Berry, Chief Operating Officer. Mr. Berry joined the Company in 2016 and has been our director of operations since 2016. On June 29, 2018, he was appointed as our chief operating officer. Prior to joining the Company in 2016, Mr. Berry was Clean Air Power, Inc.’s group operations director and general manager of the USA operations from 2014 to 2016, and operations director of the UK, Australia, and USA market from 2012 to 2014. Mr. Berry’s experience in the development, implementation, and management of all aspects of supply chain, production, and sales has prepared and qualified him for the position of chief operating officer. Mr. Berry has an MBA from Ashford Business School in London, England, and an undergraduate degree in electrical engineering from Leeds University.

Michael Johnson, Director. Mr. Johnson has been our director since July 12, 2012. Mr. Johnson has been a director of Flux Power since it was incorporated. Since 2002, Mr. Johnson has been a director and the chief executive officer of Esenjay Petroleum Corporation (Esenjay Petroleum), a Delaware company located in Corpus Christi, Texas, which is engaged in the business oil exploration and production. Mr. Johnson’s primary responsibility at Esenjay Petroleum is to manage the business and company as chief executive officer. Mr. Johnson is a director and beneficial owner of Esenjay Investments LLC, a Delaware company engaged in the business of investing in companies, and an affiliate of the Company owning approximately 61.4% of our outstanding shares, including common stock underlying options, warrants and convertible debt that were exercisable or convertible or which would become exercisable or convertible within 60 days. As a result of Mr. Johnson’s leadership and business experience, he is an industry expert in the natural gas exploration industry and brings a wealth of management and successful company building experience to the board. Mr. Johnson received a Bachelor of Science degree in mechanical engineering from the University of Southwestern Louisiana.

James Gevarges, Director. Mr. Gevarges served on our Board as director from July 14, 2012 to October 24, 2014, at which time he resigned. On September 30, 2015, Mr. Gevarges was reinstated as a director. Mr. Gevarges is the president, chief executive officer, and a majority owner of Current Ways, Inc., a California company engaged in the business of manufacturing chargers and other components for electric vehicles, which he founded in 2010. Current Ways, Inc. is not an affiliate of the Company. Since 1991, Mr. Gevarges has also been a Director and the chief executive officer of LHV Power Corporation (formerly known as HiTek Power, Corp) (LHV Power), a California company located in Santee, California, which is engaged in the business of designing, manufacturing and marketing of power supply systems. Mr. Gevarges is the sole owner of LHV Power. LHV Power is not an affiliate of the Company. Mr. Gevarges’ primary responsibilities at LHV Power are to manage the company and business as chief executive officer and president. As a result of Mr. Gevarges’ management and industry experience, he is a power supply industry expert and brings an enormous amount of manufacturing and successful company management experience to the Company. Mr. Gevarges has a Bachelor of Science degree in electrical engineering from Louisiana State University.

Lisa Walters-Hoffert, Director. Ms. Walters-Hoffert was appointed to our Board on June 28, 2019. Ms. Walters-Hoffert co-founded Daré Bioscience Operations, Inc. (“Daré”) in 2015 and served as Daré’s Chief Business Officer. Following Daré’s business combination with Cerulean Pharma Inc. on July 19, 2017, she became the Chief Financial Officer of the renamed company, Daré Bioscience, Inc. During the 25 years prior to joining the team, Ms. Walters-Hoffert was an investment banker focused primarily on raising equity capital for, and providing advisory services to, small-cap public companies. From 2003 to 2015, Ms. Walters-Hoffert worked for Roth Capital Partners, an investment banking firm, most recently serving as Managing Director in the Investment Banking Division, overseeing the firm’s San Diego office and its activities with respect to medical device, diagnostic and specialty pharma companies. Ms. Walters-Hoffert has held various positions in the corporate finance and investment banking divisions of Citicorp Securities in San José, Costa Rica and Oppenheimer & Co, Inc. in New York City, New York. Ms. Walters-Hoffert has served as a member of the Board of Directors of the San Diego Venture Group, as Past Chair of the UCSD Librarian’s Advisory Board, and as Immediate Past Chair of the Board of Planned Parenthood of the Pacific Southwest. Ms. Walters-Hoffert graduated magna cum laude from Duke University with a B.S. in Management Sciences. As a senior financial executive with over twenty-five years of experience in investment banking and corporate finance and based on Ms. Walters-Hoffert’s expertise in audit, compliance, valuation, equity finance, mergers, and corporate strategy, the Company believes Ms. Walters-Hoffert is qualified to be on the Board.

Dale T. Robinette, Director. Dale T. Robinette, Director. Mr. Robinette was appointed to our Board on June 28, 2019. Mr. Robinette has been a CEO Coach and Master Chair since 2013 as an independent contractor to Vistage Worldwide, Inc., an executive coaching company. In addition, since 2013 Mr. Robinette has been providing business consulting related to top-line growth and bottom line improvement through his company EPIQ Development. Since 2016, Mr. Robinette has been a director of Lenslock, Inc., a mobile technology company that provides mobile video solutions to law enforcement agencies. From 2013 – 2019, Mr. Robinette was the Founder and CEO of EPIQ Space, a marketing website for the satellite industry, a member based community of suppliers promoting their offerings. Mr. Robinette was with Peregrine Semiconductor, Inc., a manufacturer of high-performance RF CMOS integrated circuits, from 2013 – 2019 in two roles as a Director of Worldwide Sales as well as the Director of the High Reliability Business Unit. Mr. Robinette started his career from 1991 – 2007 at Tyco Electronics Ltd. (known today as TE Connectivity Ltd.), a passive electronics manufacturer, in various sales, sales leadership and product development leadership roles. Mr. Robinette received a Bachelor of Science degree in Business Administration, Marketing from San Diego State University. Based on the above qualifications, the Company believes Mr. Robinette is qualified to be on the Board.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past ten years, none of our directors or executive officers were involved in any of the following: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Board Leadership Structure and Role in Risk Oversight

The Board does not have a policy as to whether the roles of our chairman and chief executive officer should be separate. Instead, the Board makes this determination based on what best serves our Company’s needs at any given time.

In its governance role, and particularly in exercising its duty of care and diligence, the Board is responsible for ensuring that appropriate risk management policies and procedures are in place to protect the company’s assets and business. Our Board has broad and ultimate oversight responsibility for our risk management processes and programs and executive management is responsible for the day-to-day evaluation and management of risks to the Company.

Board Composition, Committees, and Independence

Under the rules of NASDAQ, “independent” directors must make up a majority of a listed company’s board of directors. In addition, applicable NASDAQ rules require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent within the meaning of the applicable NASDAQ rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise the director's ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that Ms. Walters-Hoffert, Mr. Gevarges and Mr. Robinette are independent directors as defined in the listing standards of NASDAQ and SEC rules and regulations. A majority of our directors are independent, as required under applicable NASDAQ rules. As required under applicable NASDAQ rules, our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

Board Committees

Our Board has established an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The composition and responsibilities of each of the committees is described below.

Audit Committee. The Audit Committee of the Board of Directors currently consists of three independent directors of which at least one, the Chairman of the Audit Committee, qualifies as a qualified financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. Ms. Walters-Hoffert is the Chairperson of the Audit Committee and financial expert, and Mr. Robinette and Mr. Gevarges are the other directors who are members of the Audit Committee. The Audit Committee's duties are to recommend to our Board of Directors the engagement of the independent registered public accounting firm to audit our consolidated financial statements and to review our accounting and auditing principles. The Audit Committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by any internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The Audit Committee will at all times be composed exclusively of directors who are, in the opinion of our Board of Directors, free from any relationship that would interfere with the exercise of independent judgment as a committee member and who possess an understanding of consolidated financial statements and generally accepted accounting principles. Our Audit Committee operates under a written charter, which is available on our website at www.fluxpower.com.

Compensation Committee. The Compensation Committee establishes our executive compensation policy, determines the salary and bonuses of our executive officers and recommends to the Board stock option grants for our executive officers. The members of the Compensation Committee are Ms. Walters-Hoffert, Mr. Robinette and Mr. Gevarges. Each of the members of our Compensation Committee is independent under NASDAQ’s independence standards for compensation committee members. Our chief executive officer often makes recommendations to the Compensation Committee and the Board concerning compensation of other executive officers. The Compensation Committee seeks input on certain compensation policies from the chief executive officer. Our Compensation Committee operates under a written charter, which is available on our website at www.fluxpower.com

Nominating and Governance Committee. The Nominating and Governance Committee is responsible for matters relating to the corporate governance of our Company and the nomination of members of the Board and committees of the Board. The members of the Nominating and Governance Committee are Ms. Walters-Hoffert, Mr. Robinette and Mr. Gevarges. Each of the members of our Nominating and Governance Committee is independent under NASDAQ’s independence standards. The Nominating and Governance Committee operates under a written charter, which is available on our website at www.fluxpower.com.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all of our directors, officers, and employees. Any waivers of any provision of this Code for our directors or officers may be granted only by the Board or a committee appointed by the Board. Any waivers of any provisions of this Code for an employee or a representative may be granted only by our chief executive officer or principal accounting officer. We have filed a copy of the Code with the SEC and have made it available on our website at www.fluxpower.com. In addition, we will provide any person, without charge, a copy of this Code. Requests for a copy of the Code may be made by writing to the Company at c/o Flux Power Holdings, Inc., 2685 S. Melrose Drive, Vista, California 92081.

Indemnification Agreements

We executed a standard form of indemnification agreement (Indemnification Agreement) with each of our Board members and executive officers (each, an Indemnitee).

Pursuant to and subject to the terms, conditions and limitations set forth in the Indemnification Agreement, we agreed to indemnify each Indemnitee, against any and all expenses incurred in connection with the Indemnitee’s service as our officer, director and or agent, or is or was serving at our request as a director, officer, employee, agent or advisor of another corporation, partnership, joint venture, trust, limited liability company, or other entity or enterprise but only if the Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, and in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the indemnification provided in the indemnification agreement is applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven. Additionally, the Indemnification Agreement establishes processes and procedures for indemnification claims, advancement of expenses and costs and contribution obligations.

EXECUTIVE COMPENSATION

Compensation for our Named Executive Officers

The following table sets forth information concerning all forms of compensation earned by our named executive officers during the fiscal years ended June 30, 2019 and 2018 for services provided to the Company and its subsidiaries.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Ronald F. Dutt, Chief Executive Officer	2019	$178,654	$-	$-	$1,484,356	$-	$-	$1,663,010
Officer, President, and Chairman	2018	$170,000	$-	$-	$677,538	$-	$-	$847,538

Charles A. Scheiwe(2)	2019	$ 131,231	$-	$-	$338,021	$-	$-	$469,252
Chief Financial Officer and Corporate Secretary
Jonathan Berry, Chief Operating Officer(3)	2019	$152,500	$-	$-	$338,021	$-	$-	$490,521

	2018	$145,000	$-	$-	$541,741	$-	$-	$686,741

(1)
The grant date fair value was determined in accordance with the provisions of FASB ASC Topic No. 718 using the Black-Scholes valuation model with assumptions described in more detail in the notes to our audited consolidated financial statements.

(2)	Mr. Scheiwe became our chief financial officer on December 17, 2018.
(3)	Mr. Berry became our chief operating officer on June 29, 2018.

Benefit Plans

We do not have any profit sharing plan or similar plans for the benefit of our officers, directors or employees. However, we may establish such plan in the future.

Equity Compensation Plan Information

In connection with the reverse acquisition of Flux Power, Inc. in 2012, we assumed the 2010 Option Plan. As of June 30, 2019, the number of options outstanding to purchase common stock under the 2010 Option Plan was 29,482. No additional options to purchase common stock may be granted under the 2010 Option Plan.

On November 26, 2014, our board of directors approved our 2014 Equity Incentive Plan (2014 Option Plan), which was approved by our stockholders on February 17, 2015. The 2014 Option Plan was amended by our board of directors on October 26, 2017 and approved by our stockholders on July 23, 2018. The 2014 Option Plan offers selected employees, directors, and consultants the opportunity to acquire our common stock, and serves to encourage such persons to remain employed by us and to attract new employees. The 2014 Option Plan allows for the award of stock and options, up to 1,000,000 shares of our common stock. We granted 34,150 incentive stock options under the 2014 Option Plan during Fiscal 2016, of which 31,650 remain outstanding at June 30, 2019. No options were granted during Fiscal 2017. We granted 211,800 incentive stock options and 80,700 non-qualified stock options under the 2014 Option Plan during Fiscal 2018. We granted 147,411 incentive stock options and 97,616 non-qualified stock options under the 2014 plan during Fiscal 2019.

As of June 30, 2019, we have 274,150 and 29,482 options exercisable and outstanding which were granted from the 2014 Option Plan and 2010 Option Plan, respectively.

The following table sets forth certain information concerning unexercised options, stock that has not vested, and equity compensation plan awards outstanding as of June 30, 2019 for the named executive officers below:

	Option Awards(1)								Stock Awards
Name	Award Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Ronald Dutt	3/15/2019	15,625	34,375	34,375	13.60	3/15/2029	-	$ -		$ -

	7/25/2018	12,573	20,954	20,954	19.80	7/25/2028	-	$ -		$ -

	6/29/2018	25,000	25,000	25,000	14.40	6/29/2028	-	$ -	-	$ -

	10/26/2017	31,250	18,750	18,750	4.60	10/26/2027	-	$ -	-	$ -

	12/22/2015	19,000	-	-	5.00	12/22/2025	-	$ -	-	$ -

	7/30/2013	17,500	-	-	10.00	7/29/2023	-	$ -	-	$ -

Charles Scheiwe	3/15/2019	9,375	20,625	20,625	13.60	3/15/2029	-	$ -	-	$ -

Jonathan Berry	3/15/2019	9,375	20,625	20,625	13.60	3/15/2029		$ -		$ -

	6/29/2018	22,756	22,755	22,755	14.40	6/29/2028	-	$ -	-	$ -

	10/26/2017	14,063	8,437	8,437	4.60	10/26/2027	-	$ -	-	$ -

(1)
The fair value of each option grant is estimated at the date of grant using the Black-Scholes option pricing model. Expected volatility is calculated based on the historical volatility of the Company’s stock. The risk free interest rate is based on the U.S. Treasury yield for a term equal to the expected life of the options at the time of grant.

Aggregated Option/Stock Appreciation Right (SAR) exercised and Fiscal year-end Option/SAR value table

Neither our executive officers nor the other individuals listed in the tables above, exercised options or SARs during the last fiscal year.

Long-term incentive plans

No long term incentive awards were granted by us in the last fiscal year.

Employment Agreements with Executive Officers

We entered into an Employment Agreement with our chief executive officer, Ronald F. Dutt, effective December 11, 2012. Mr. Dutt is an “at-will” employee. The Employment Agreement provided for an annual salary of $170,000. On February 15, 2019, Flux Power Holdings, Inc. entered into an amendment to the Employment Agreement (Amendment) with the Company’s president and chief executive officer, Ronald F. Dutt, dated December 7, 2012. The Amendment confirmed Mr. Dutt’s continued services as the president and chief executive officer of the Company and its wholly-owned subsidiary, Flux Power, Inc., and setting Mr. Dutt’s new annual base salary to $195,000.

On December 17, 2018, the Board of Directors of the Company appointed Charles A. Scheiwe to serve as our chief financial officer and secretary. In connection with his appointment as the Company’s chief financial officer and secretary, Mr. Scheiwe received an annual base salary of $145,000. Mr. Scheiwe currently receives an annual base salary of $155,000. Mr. Scheiwe is an “at-will” employee.

On June 29, 2018, the Board of Directors of the Company appointed Jonathan Berry to serve as our chief operating officer. In connection with his appointment as the Company’s chief operating officer, Mr. Berry received an annual base salary of $145,000. Mr. Berry currently receives an annual base salary of $160,000. Mr. Berry is an “at-will” employee.

There were no performance based bonuses paid for fiscal years ended June 30, 2019 and 2018.

Non-Executive Compensation

Below is summary of compensation accrued or paid to our non-executive directors during fiscal years ended June 30, 2019 and June 30, 2018.

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards(2) ($)	All Other Compensation ($)	Total ($)

Christopher Anthony(1)	2019	-	-	$ 33,802	-	$ 33,802
	2018	-	-	$ 12,270	-	$ 12,270

James Gevarges	2019	-	-	$ 39,802	-	$ 33,802
	2018	-	-	$ 12,270	-	$ 12,270
_____________________
(1)
Mr. Anthony resigned as our director on June 28, 2019.
(2)
The amounts shown in this column represent the full grant date fair value of the award granted, excluding any as computed in accordance with Financial Accounting Standards Board (“FASB”).The following table shows the aggregate number of stock options held by non-employee directors as of June 30, 2019 and June 30, 2018:

Name	Year	Vested Stock Options

Christopher Anthony(1)	2019	938
	2018	2,250

James Gevarges	2019	938
	2018	2,250
(1)
Mr. Anthony resigned as our director on June 28, 2019.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose of or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, subject to community property laws where applicable. As of July 12, 2019, we had a total of 5,101,427 shares of common stock issued outstanding.

The following table sets forth, as of July 12, 2019, information concerning the beneficial ownership of shares of our common stock held by our directors, our named executive officers, our directors and executive officers as a group, and each person known by us to be a beneficial owner of more than 5% of our outstanding common stock, reflects the 2019 Reverse Split Unless otherwise indicated, the business address of each of our directors, executive officers and beneficial owners of more than 5% of our outstanding common stock is c/o Flux Power Holdings, Inc., 2685 S. Melrose Drive, Vista, California 92081. Each person has sole voting and investment power with respect to the shares of our common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	% of Ownership
Officers and Directors
Michael Johnson, Director	3,138,275(2)	61.4%
Ronald Dutt, Chief Executive Officer, President, and Director	128,675(3)	2.5%
Charles A Scheiwe, Chief Financial Officer and Secretary	9,375(4)	*
Jonathan A. Berry, Chief Operating Officer	47,600(5)	*
James Gevarges, Director	68,613(6)	1.3%
Lisa Walters-Hoffert	-	-
Dale Robinette	-	-
All Officers and Directors as a group (7 people)	3,392,538	63.9%

5% Stockholders
Cleveland Capital, L.P. 1250 Linda Street, Suite 304 Rocky River, OH 44116	515,910(7)	10.1%
 _______________________________________________
* Represents less than 1% of shares outstanding.
(1)	All addresses above are 2685 S. Melrose Drive, Vista, California 92081, unless otherwise stated.
(2)
The 3,138,275 shares beneficially owned include shares held by Esenjay Investments, LLC, of which Mr. Johnson is the sole director and beneficial owner. Includes 3,128,757 shares of Common Stock and 9,518 stock options.

(3)	The 128,675 beneficially owned include 410 shares of Common Stock and 128,265 stock options.
(4)	The 9,375 shares beneficially owned include 9,375 stock options.
(5)	The 47,600 shares beneficially owned include 47,600 stock options.
(6)	The 68,613 shares beneficially owned include 59,095 shares of Common Stock and 9,518 stock options.
(7)	The beneficial ownership of Cleveland Capital, L.P. (Cleveland) is derived from the Schedule 13G filed by Cleveland Capital Management, L.L.C. filed on February 13, 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Credit Facility Agreement

On March 28, 2019, our subsidiary, Flux Power, entered into an Amended and Restated Credit Facility Agreement (LOC) with Esenjay and Cleveland (Cleveland and Esenjay, together with additional parties that may join as a additional lenders, collectively the Lenders) to amend and restate the terms of the Credit Facility Agreement dated March 22, 2018 between Flux Power and Esenjay (the Original Credit Facility Agreement) in its entirety. Mr. Michael Johnson, a member of our board of directors and a major stockholder of our company, is the beneficial owner and director of Esenjay.

The Original Credit Facility Agreement was amended, among other things, to (i) increase the maximum principal amount available under line of credit from $5,000,000 to $7,000,000, (ii) add Cleveland as an additional lender to the LOC pursuant to which each lender has a right to advance a pro rata amount of the principal amount available under the LOC, (iii) extend the maturity date from March 31, 2019 to December 31, 2019,and (iv) to provide for additional parties to become a Lender under the LOC. In connection with the LOC, on March 28, 2019, we issued a secured promissory note to Cleveland (the Cleveland Note), and an amended and restated secured promissory note to Esenjay, which amended and superseded the secured promissory note dated March 22, 2018 (Esenjay Note and together with the Cleveland Note, the Notes). The Notes were issued for the aggregate principal amount of $7,000,000 or such lesser principal amount advanced by the respective Lender under the LOC. The Notes bear an interest of 15% per annum and a maturity date of December 31, 2019. From March 28, 2019 through June 30, 2019 the Company borrowed an additional $4,000,000 on the LOC from Cleveland and other parties. As of June 30, 2019, $595,000 was available for future draws, subject to the lender’s approval.

To secure the obligations under the Notes, Flux Power entered into an Amended and Restated Security Agreement dated March 28, 2019 with the Lenders (the Amended Security Agreement). The Amended Security Agreement amends and restates the Guaranty and Security Agreement dated March 22, 2018, by and between Flux Power and the Esenjay, by among other things, adding Cleveland as additional secured parties to the agreement and appointing Esenjay as collateral agent.

Loan Agreements With Esenjay

              Between October 2011 and September 2012, we entered into three debt agreements with Esenjay. The three debt agreements consisted of a Bridge Loan Promissory Note (Bridge Note), a Secondary Revolving Promissory Note (Revolving Note) and an Unrestricted Line of Credit (Unrestricted LOC). On December 31, 2015, the Bridge Note and the Revolving Note expired, leaving the Unrestricted LOC available for future draws. The Unrestricted LOC had a maximum borrowing amount of $10,000,000, was convertible at a rate of $6.00 per share, bore interest at 8% per annum and was to mature on January 31, 2019. On October 31, 2018, we entered into an Early Note Conversion Agreement pursuant to which Esenjay converted the outstanding principal amount of $7,975,000 plus accrued and unpaid interest of $1,041,280 under the Bridge Note, Revolving Note and the Unrestricted LOC into 1,502,714 shares of our common stock. In connection with the Early Note Conversion Agreement, we issued an additional 26,802 shares of common stock to Esenjay and recorded the issuance as interest expense at the stock’s fair value of $466,351.

On March 22, 2018, Flux Power entered into the Original Credit Facility Agreement with Esenjay with a maximum borrowing amount of $5,000,000. Proceeds from the Original Credit Facility Agreement were to be used to purchase inventory and related operational expenses and accrued interest at a rate of 15% per annum. The outstanding balance of the Original Credit Facility and accrued interest was due and payable on March 31, 2019. Funds received from Esenjay since December 5, 2017 and prior to the Original Credit Facility Agreement were consolidated under the Original Credit Facility. As disclosed above, the Original Credit Facility was amended on March 28, 2019 pursuant to the LOC.

Stockholder Short Term Lines of Credit

On October 26, 2018, we entered into a credit facility agreement with Cleveland, a related party, pursuant to which Cleveland agreed to make available to Flux a line of credit (Cleveland LOC) in a maximum principal amount at any time outstanding of up to $2,000,000 with a maturity date of December 31, 2018. The Cleveland LOC has an origination fee in the amount of $20,000, which represents 1% of the Cleveland LOC, and carries a simple interest of 12% per annum. Interest is calculated on the basis of the actual daily balances outstanding under the Cleveland LOC. The Cleveland LOC was paid back December 27, 2018.

Short Term Financing

On July 3, 2019, we entered into an unsecured short-term promissory in the amount of $1,000,000 with Cleveland. The promissory note bears interest at 15.0% and is due on September 1, 2019, unless repaid earlier from a percentage of proceeds from certain identified accounts receivable. In connection with the promissory note, we issued the holder thereof three-year warrants to purchase 32,754 shares of our common stock (assuming the sale of 1,449,275 shares of common stock in this offering) at an exercise price per share equal to the public offering price set forth on the cover page of this prospectus.

Transactions with Epic Boats

We sublease office and manufacturing space to Epic Boats (an entity founded and controlled by Chris Anthony, our former board member and former chief executive officer) in our facility in Vista, California, pursuant to a month-to-month sublease agreement. Pursuant to this agreement, Epic Boats pays Flux Power 10% of facility costs through the end of our lease agreement. We received $18,000 for the fiscal year ended June 30, 2019 and $18,000 for the fiscal year ended June 30, 2018, from Epic Boats under the sublease rental agreement. We plan to continue the sublease arrangement with Epic Boats at our new production facility.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our amended and restated articles of incorporation (Articles of Incorporation) and Amended and Restated Bylaws (Bylaws) are summaries, are not intended to be complete and are qualified in their entirety by reference such Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to our registration statement, of which this prospectus forms a part. This description gives effect to the 2019 Reverse Split.

Common Stock

We are authorized to issue up to 30,000,000 shares of common stock, par value $0.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. As of July 12, 2019, there were 5,101,427 shares of common stock issued and outstanding.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our Board of Directors. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Voting Rights

Our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and does not have cumulative voting rights.

Economic Rights

Except as otherwise expressly provided in our Articles of Incorporation or required by applicable law, all shares of common stock will have the same rights and privileges and rank equally, share ratably, and be identical in all respects for all matters, including those described below.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

No Preemptive or Similar Rights

The holders of our shares of common stock are not entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Removal of Directors by Stockholders

Our Bylaws provide that subject to any limitations in our Articles of Incorporation, directors may be removed by a vote not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote thereon, at a special meeting of the stockholders called for that purpose.

Preferred Stock

We may issue up to 500,000 shares of preferred stock, par value $0.001 per share in one or more classes or series within a class pursuant to our Articles of Incorporation. There are no shares of preferred stock issued and outstanding. Preferred stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the Board of Directors’ authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Nevada Laws

Sections 78.378 to 78.3793 of the Nevada Revised Statutes (NRS) (Acquisition of Controlling Interest) provide generally that any person or entity that acquires at least one-fifth of all the voting power in the election of directors of a Nevada corporation, which has 200 or more stockholders of record and does business in the State of Nevada, may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part.

Section 78.3785 of the NRS provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

●	One-fifth or more but less than one-third;
●	One-third or more but less than a majority; or
●	A majority or more.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation.

Transfer Agent And Registrar

The transfer agent and registrar for our common stock is Issuer Direct Corporation, 1981 Murray Holladay Rd Suite 100, Salt Lake City, Utah 84117.

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC and Maxim Group LLC, acting as the representatives of the several underwriters named below, with respect to the shares of common stock subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the number of shares of common stock provided below opposite their respective names.

Underwriters	Number of Shares
Roth Capital Partners, LLC
Maxim Group LLC

Total

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock if any such shares are taken. However, the underwriters are not required to take or pay for the shares of common stock covered by the underwriters’ over-allotment option described below.

Over-Allotment Option

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 217,391 additional shares of common stock to cover over-allotments, if any, at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. If the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

Discount, Commissions and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $               per share to certain brokers and dealers. After this offering, the public offering price, concession and reallowance to dealers may be changed by the representatives. No such change will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of common stock are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the underwriting discount payable to the underwriters by us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	Per share1	Total Without Exercise of Over-Allotment Option	Total With Exercise of Over-Allotment Option
Public offering price	$-	$-	$-
Underwriting discount	$	$	$
__________________________
1.
Does not include the warrants to purchase shares of common stock equal to an aggregate of 5.5% of the number of shares sold in the offering to be issued to the representatives at the closing as described below.

We have agreed to reimburse the underwriters for certain out-of-pocket expenses, including the fees and disbursements of their counsel, up to an aggregate of $75,000. We estimate that the total expenses payable by us in connection with this offering, other than the underwriting discount referred to above, will be approximately $675,000.

Representatives’ Warrants

We have agreed to issue to the representatives warrants to purchase up to a number of shares of our common stock equal to an aggregate of 5.5% of the shares of common stock sold in this offering. The warrants will have an exercise price equal to 120% of the public offering price of the shares of common stock sold in this offering and may be exercised on a cashless basis. The warrants are not redeemable by us and will expire on the fifth anniversary of the effective date of this offering. The warrants will provide for adjustment in the number and price of such warrants (and the shares of common stock underlying such warrants) in the event of recapitalization, merger or other fundamental transaction. The warrants and the underlying shares of common stock have been deemed compensation by FINRA and are therefore subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the representative warrants nor any shares of our common stock issued upon exercise of the representative warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the representative warrants are being issued, except the transfer of any security:

●
by operation of law or by reason of reorganization of our company;

●
to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

●
if the aggregate amount of securities of our company held by either an underwriter or a related person do not exceed 1% of the securities being offered;

●
that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

●
the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

In addition, in accordance with FINRA Rule 5110(f)(2)(G), the representative warrants may not contain certain terms.

The registration statement of which this prospectus forms a part also covers the issuance of the representative warrants and shares of our common stock issuable thereunder.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

We, our officers, directors and certain of our stockholders have agreed to, subject to limited exceptions, for a period of 180 days after the date of the underwriting agreement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the representatives. The representative may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
●
Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

●
Syndicate covering transactions involve purchases of shares of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position,the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●
Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

NASDAQ Listing Application

Our shares of common stock are quoted on the OTCQB under the symbol “FLUX.” We have applied to list our common stock on The NASDAQ Capital Market under the symbol “FLUX.” We will not consummate this offering unless our common stock is approved for listing on The NASDAQ Capital Market.

Electronic Distribution

This preliminary prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this preliminary prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this preliminary prospectus or the registration statement of which this preliminary prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other

From time to time, certain of the underwriters and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the common stock or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the common stock may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Notice to Prospective Investors in Canada

The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a Relevant Member State), no offer of common stock may be made to the public in that Relevant Member State other than:

●
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

●
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common stock shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any common stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of common stock in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of common stock. Accordingly, any person making or intending to make an offer in that Relevant Member State of common stock which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of common stock in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Order) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this prospectus supplement or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this prospectus supplement relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon by Lewis Brisbois Bisgaard & Smith LLP, San Francisco, California. Lowenstein Sandler LLP, New York, New York, is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Flux Power Holdings, Inc. as of June 30, 2018 and 2017 and for each of the years in the two-year period ended June 30, 2018 have been audited by Squar Milner LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the entity’s uncertainty to continue as a going concern), and included in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at:

Flux Power Holdings, Inc.
2685 S. Melrose Drive
Vista, California 92081
Attention: Corporate Secretary

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.fluxpower.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only as an inactive textual reference. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

FLUX POWER HOLDINGS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Flux Power Holdings, Inc.
Vista, California

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Flux Power Holdings, Inc. and its subsidiary (the Company) as of June 30, 2018 and 2017, the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Uncertainty to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and its total liabilities exceed its total assets. Additionally, the Company has incurred a significant accumulated deficit through June 30, 2018 and requires immediate additional financing to sustain its operations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ SQUAR MILNER LLP

 We have served as the Company's auditor since 2012.

San Diego, California
September 26, 2018

FLUX POWER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2018	June 30, 2017
ASSETS

Current assets:
Cash	$2,706,000	$121,000
Accounts receivable	946,000	80,000
Inventories, net	1,512,000	1,566,000
Other current assets	92,000	69,000
Total current assets	5,256,000	1,836,000

Other assets	26,000	26,000
Property, plant and equipment, net	87,000	59,000

Total assets	$5,369,000	$1,921,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$417,000	$367,000
Accrued expenses	474,000	259,000
Line of credit - related party	10,380,000	5,185,000
Convertible promissory note - related party	500,000	500,000
Accrued interest	931,000	239,000
Total current liabilities	12,702,000	6,550,000

Long term liabilities:
Customer deposits from related party	102,000	120,000

Total liabilities	12,804,000	6,670,000

Commitments and contingencies (Note 14)

Stockholders’ deficit:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.001 par value; 300,000,000 shares authorized; 31,061,028 and 25,085,526 shares issued and outstanding at June 30, 2018 and 2017, respectively	31,000	25,000
Additional paid-in capital	19,196,000	14,923,000
Accumulated deficit	(26,662,000)	(19,697,000)

Total stockholders’ deficit	(7,435,000)	(4,749,000)

Total liabilities and stockholders’ deficit	$5,369,000	$1,921,000

The accompanying notes are an integral part of these consolidated financial statements.

FLUX POWER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended June 30,
	2018	2017
Net revenue	$4,118,000	$902,000
Cost of sales	4,913,000	1,622,000

Gross loss	(795,000)	(720,000)

Operating expenses:
Selling and administrative expenses	3,462,000	2,404,000
Research and development	1,956,000	1,052,000
Total operating expenses	5,418,000	3,456,000

Operating loss	(6,213,000)	(4,176,000)

Other income (expense):
Change in fair value of derivative liabilities	-	14,000
Interest expense	(752,000)	(273,000)

Net loss	$(6,965,000)	$(4,435,000)

Net loss per share - basic and diluted	$(0.27)	$(0.18)

Weighted average number of common shares outstanding - basic and diluted	25,394,262	24,544,605

The accompanying notes are an integral part of these consolidated financial statements.

FLUX POWER HOLDING, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
For the Years Ended June 30, 2018 and 2017

	Common Stock
	Shares	Capital Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total
Balance at June 30, 2016	20,938,000	$21,000	$13,383,000	$(15,262,000)	$(1,858,000)
Issuance of common stock – conversion of related party debt to equity	1,000,000	1,000	399,000	-	400,000
Issuance of common stock - services	46,000	-	19,000	-	19,000
Issuance of common stock - private placement transactions, net	2,938,000	3,000	1,072,000	-	1,075,000
Deferred financing costs related to debt modification	163,000	-	10,000	-	10,000
Stock based compensation	-	-	40,000	-	40,000
Net loss	-	-	-	(4,435,000)	(4,435,000)

Balance at June 30, 2017	25,085,000	25,000	14,923,000	(19,697,000)	(4,749,000)

Issuance of common stock - services	174,000	-	49,000	-	49,000
Issuance of common stock - private placement transactions, net	5,714,000	6,000	3,969,000	-	3,975,000
Warrants exchanged for common stock	88,000	-	-	-	-
Stock based compensation	-	-	255,000	-	255,000
Net loss	-	-	-	(6,965,000)	(6,965,000)

Balance at June 30, 2018	31,061,000	$31,000	$19,196,000	$(26,662,000)	$(7,435,000)

The accompanying notes are an integral part of these consolidated financial statements.

FLUX POWER HOLDING, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended June 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(6,965,000)	$(4,435,000)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	57,000	40,000
Change in fair value of warrant liability	-	(14,000)
Stock-based compensation	255,000	40,000
Stock issuance for services	49,000	19,000
Amortization of deferred financing costs	-	44,000
Amortization of debt discount	-	19,000
Changes in operating assets and liabilities:
Accounts receivable	(866,000)	2,000
Inventories	54,000	(1,364,000)
Other current assets	(23,000)	(37,000)
Accounts payable	51,000	(159,000)
Accrued expenses	214,000	30,000
Accrued interest	692,000	133,000
Customer deposits	(18,000)	(16,000)
Net cash used in operating activities	(6,500,000)	(5,698,000)

Cash flows from investing activities
Purchases of equipment	(85,000)	(53,000)
Net cash used in investing activities	(85,000)	(53,000)

Cash flows from financing activities:
Repayment of line of credit	-	(215,000)
Proceeds from the sale of common stock, net	3,975,000	1,075,000
Borrowings from line of credit - related party	5,195,000	4,385,000
Borrowings from convertible promissory note - related party	-	500,000
Net cash provided by financing activities	9,170,000	5,745,000

Net change in cash	2,585,000	(6,000)
Cash, beginning of period	121,000	127,000

Cash, end of period	$2,706,000	$121,000

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Conversion of related party debt to equity	$-	$400,000
Fair value of warrants exchanged for common stock	$-	$10,000
Stock issuance for services	$49,000	$19,000

The accompanying notes are an integral part of these consolidated financial statements.

FLUX POWER HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2018 and 2017

NOTE 1 - NATURE OF BUSINESS AND REVERSE STOCK SPLIT

Nature of Business

Flux Power Holdings, Inc. ("Flux") was incorporated in 1998 in the State of Nevada.  On June 14, 2012, we changed our name to Flux Power Holdings, Inc. Flux's operations are conducted through its wholly owned subsidiary, Flux Power, Inc. (“Flux Power”), a California corporation (collectively, the "Company").

The Company designs, develops and sells rechargeable lithium-ion energy storage systems for industrial applications, such as, electric fork lifts and airport ground support equipment. The Company has structured its business around its core technology, “The Battery Management System” (“BMS”). The Company’s BMS provides three critical functions to their battery systems: cell balancing, monitoring and error reporting. Using its proprietary management technology, the Company is able to offer complete integrated energy storage solutions or custom modular standalone systems to their customers. The Company has also developed a suite of complementary technologies and products that accompany their core products. Sales during the years ended June 30, 2018 and 2017 were primarily to customers located throughout the United States.

As used herein, the terms “we,” “us,” “our,”, “Flux” and “Company” mean Flux Power Holdings, Inc., unless otherwise indicated. All dollar amounts herein are in U.S. dollars unless otherwise stated.

Reverse Stock Split

On August 10, 2017, we filed a certificate of amendment to our articles of incorporation with the State of Nevada effectuating a reverse split of the Company’s common stock at a ratio of 1 for 10, whereby every ten pre-reverse stock split shares of common stock automatically converted into one-post reverse stock split share of common stock, without changing the $0.001 par value or authorized number of our common stock (the “Reverse Stock Split”). The Reverse Stock Split became effective in the State of Nevada on August 18, 2017. Mr. Michael Johnson, a current member of our board of directors and a holder of a majority of our issued and outstanding common stock approved the Reverse Stock Split on July 7, 2017. On that date, every 10 issued and outstanding shares of the Company’s common stock automatically converted into one outstanding share. No fractional shares were issued in connection with the Reverse Stock Split. If, as a result of the Reverse Split, a stockholder would otherwise have been entitled to a fractional share, each fractional share was rounded up. As a result of the Reverse Stock Split, the number of the Company’s outstanding shares of common stock decreased from 250,842,418 (pre-split) shares to 25,085,526 (post-split) shares. The Reverse Stock Split affected all stockholders of the Company’s common stock uniformly, and did not affect any stockholder’s percentage of ownership interest, except for that which may have been effected by the rounding up of fractional shares. The par value of the Company’s stock remained unchanged at $0.001 per share and the number of authorized shares of common stock remained the same after the Reverse Stock Split. In addition, by reducing the number of the Company’s outstanding shares, the Company’s loss per share in all periods will be increased by a factor of ten.

As the par value per share of the Company’s common stock remained unchanged at $0.001 per share, a total of $226,000 was reclassified from common stock to additional paid-in capital. In connection with the Reverse Stock Split, proportionate adjustments have been made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock.  All references to shares of common stock and per share data for all periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted to reflect the Reverse Stock Split on a retroactive basis.

NOTE 2 - GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred an accumulated deficit of $26,662,000 through June 30, 2018 and a net loss of $6,965,000 for the year ended June 30, 2018. To date, our revenues and operating cash flows have not been sufficient to sustain our operations and we have relied on debt and equity financing to fund our operations. These factors raise substantial doubt about our ability to continue as a going concern for the twelve months following the date of our Annual Report on Form 10-K, September 26, 2018. Our ability to continue as a going concern is dependent upon our ability to raise additional capital on a timely basis until such time as revenues and related cash flows are sufficient to fund our operations.

Management has undertaken steps as part of a plan to improve operations with the goal of sustaining our operations. These steps include (a) developing additional products to cater to the Class 1 and Class 2 industrial equipment markets; and (b) expand our sales force throughout the United States. In that regard, the Company has increased its research and development efforts to focus on completing the development of energy storage solutions that can be used on larger fork lifts and has also doubled its sales force since December 2016 with personnel having significant experience in the industrial equipment handling industry.

Management also plans to raise additional required capital through the sale of equity securities through private placements, convertible debt placements and the utilization of our existing related-party credit facility.

We currently have a line of credit facility with our largest shareholder with a maximum principal amount available of $10,000,000. As of June 30, 2018 and September 26, 2018, an aggregate of $2,025,000 for both periods, respectively was available for future draws at the lender’s discretion. The related party credit facility matures on January 31, 2019, but may be further extended by the lender (see Note 6).

   We are also party to an additional line of credit facility with Esenjay which has a maximum borrowing amount of $5,000,000 and matures on March 31, 2019. The outstanding principal balance of the related party credit facility was $2,405,000 as of June 30, 2018 and September 26, 2018 for both periods, respectively with $2,595,000 available for future draws at the lender’s discretion.

Although management believes that the additional required funding will be obtained, there is no guarantee we will be able to obtain the additional required funds on a timely basis or that funds will be available on terms acceptable to us. If such funds are not available when required, management will be required to curtail its investments in additional sales and marketing and product development resources, and capital expenditures, which may have a material adverse effect on our future cash flows and results of operations, and our ability to continue operating as a going concern. The accompanying financial statements do not include any adjustments that would be necessary should we be unable to continue as a going concern and, therefore, be required to liquidate its assets and discharge its liabilities in other than the normal course of business and at amounts that may differ from those reflected in the accompanying consolidated financial statements.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the Company’s significant accounting policies which have been consistently applied in the preparation of the accompanying consolidated financial statements follows:

Principles of Consolidation

The consolidated financial statements include Flux Power Holdings, Inc. and its wholly-owned subsidiary Flux Power, Inc. after elimination of all intercompany accounts and transactions.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation for comparative purposes.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, as well as certain financial statement disclosures. Significant estimates include valuation allowances relating to inventory and deferred tax assets. While management believes that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results could differ from these estimates.

Cash and Cash Equivalents

As of June 30, 2018, cash totaled approximately $2,706,000 and consists of funds held in a non-interest bearing bank deposit account. The Company considers all liquid short-term investments with maturities of less than three months when acquired to be cash equivalents. The Company had no cash equivalents at June 30, 2018 and 2017.

Fair Values of Financial Instruments

The carrying amount of our cash, accounts payable, accounts receivable, and accrued liabilities approximates their estimated fair values due to the short-term maturities of those financial instruments. The carrying amount of the line of credit agreement approximates its fair values as interest approximates current market interest rates for similar instruments. Management has concluded that it is not practical to determine the estimated fair value of amounts due to related parties because the transactions cannot be assumed to have been consummated at arm’s length, the terms are not deemed to be market terms, there are no quoted values available for these instruments, and an independent valuation would not be practical due to the lack of data regarding similar instruments, if any, and the associated potential costs.

The Company does not have any other assets or liabilities that are measured at fair value on a recurring or non-recurring basis.

Accounts Receivable

Accounts receivable are carried at their estimated collectible amounts. The Company has not experienced collection issues related to its accounts receivable, and has not recorded an allowance for doubtful accounts during the fiscal year ended June 30, 2018 and 2017.

Inventories

Inventories consist primarily of battery management systems and the related subcomponents, and are stated at the lower of cost (first-in, first-out) or net realizable value. The Company evaluates inventories to determine if write-downs are necessary due to obsolescence or if the inventory levels are in excess of anticipated demand at market value based on consideration of historical sales and product development plans. The Company recorded an adjustment related to obsolete inventory in the amount of approximately $27,000 and $56,000 during the years ended June 30, 2018 and 2017, respectively.

We reviewed our inventory valuation with regards to our gross loss for the fiscal year ended June 30, 2018. The gross loss was due to factors related to new product launch of the GSE packs, such as low volume, early higher cost designs, and limited sourcing as we have seen with the launch of the LiFT Packs. As sales volumes rise we are seeing increased margins. As such, we do not believe the gross loss would require any write-downs to inventory on hand.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation and amortization are provided using the straight-line method over the estimated useful lives, of the related assets ranging from three to ten years, or, in the case of leasehold improvements, over the lesser of the useful life of the related asset or the lease term.

Stock-based Compensation

Pursuant to the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 718-10, Compensation-Stock Compensation, which establishes accounting for equity instruments exchanged for employee service, we utilize the Black-Scholes option pricing model to estimate the fair value of employee stock option awards at the date of grant, which requires the input of highly subjective assumptions, including expected volatility and expected life. Changes in these inputs and assumptions can materially affect the measure of estimated fair value of our share-based compensation. These assumptions are subjective and generally require significant analysis and judgment to develop. When estimating fair value, some of the assumptions will be based on, or determined from, external data and other assumptions may be derived from our historical experience with stock-based payment arrangements. The appropriate weight to place on historical experience is a matter of judgment, based on relevant facts and circumstances.

Common stock or equity instruments such as warrants issued for services to non-employees are valued at their estimated fair value at the measurement date (the date when a firm commitment for performance of the services is reached, typically the date of issuance, or when performance is complete). If the total value exceeds the par value of the stock issued, the value in excess of the par value is added to the additional paid-in-capital.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, price is fixed or determinable, and collectability of the selling price is reasonably assured. Delivery occurs when risk of loss is passed to the customer, as specified by the terms of the applicable customer agreements. When a product is sold on consignment, the item remains in our inventory and revenue is not recognized until the product is ultimately sold to the end user. When a right of return exists, contractually or implied, the Company recognizes when the product is sold through to the end user. As of June 30, 2018 and 2017, the Company did not have any deferred revenue.

Product Warranties

The Company evaluates its exposure to product warranty obligations based on historical experience. Our products, primarily lift equipment packs, are warrantied for five years unless modified by a separate agreement. As of June 30, 2018 and 2017, the Company carried warranty liability of approximately $158,000 and $85,000, respectively, which is included in accrued expenses on the Company’s consolidated balance sheets.

Impairment of Long-lived Assets

In accordance with authoritative guidance for the impairment or disposal of long-lived assets, if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through the undiscounted future operating cash flows.

If impairment is indicated, the Company measures the amount of such impairment by comparing the carrying value of the asset to the present value of the expected future cash flows associated with the use of the asset. The Company believes that no impairment indicators were present, and accordingly no impairment losses were recognized during the fiscal years ended June 30, 2018 and 2017.

Research and Development

The Company is actively engaged in new product development efforts. Research and development cost relating to possible future products are expensed as incurred.

Income Taxes

Pursuant to FASB ASC Topic No. 740, Income Taxes, deferred tax assets or liabilities are recorded to reflect the future tax consequences of temporary differences between the financial reporting basis of assets and liabilities and their tax basis at each year-end. These amounts are adjusted, as appropriate, to reflect enacted changes in tax rates expected to be in effect when the temporary differences reverse. The Company has analyzed filing positions in all of the federal and state jurisdictions where the Company is required to file income tax returns, as well as all open tax years in these jurisdictions. As a result, no unrecognized tax benefits have been identified as of June 30, 2018 or June 30, 2017, and accordingly, no additional tax liabilities have been recorded.

The Company records deferred tax assets and liabilities based on the differences between the financial statement and tax bases of assets and liabilities and on operating loss carry forwards using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Net Loss Per Common Share

The Company calculates basic loss per common share by dividing net loss by the weighted average number of common shares outstanding during the periods. Diluted loss per common share includes the impact from all dilutive potential common shares relating to outstanding convertible securities.

For the years ended June 30, 2018 and 2017, basic and diluted weighted-average common shares outstanding were 25,394,262 and 24,544,605, respectively. The Company incurred a net loss for the years ended June 30, 2018 and 2017, and therefore, basic and diluted loss per share for each fiscal year are the same because the inclusion of potential common equivalent shares were excluded from diluted weighted-average common shares outstanding during the period, as the inclusion of such shares would be anti-dilutive. The total potentially dilutive common shares outstanding at June 30, 2018 and 2017, excluded from diluted weighted-average common shares outstanding, which include common shares underlying outstanding convertible debt, stock options and warrants, were 16,109,214 and 12,607,853, respectively.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risk.

New Accounting Standards

Recently Adopted Accounting Pronouncements

In August 2014, the FASB issued ASU No. 2014-15 regarding ASC topic No. 205, Presentation of Financial Statements - Going Concern. The standard requires all companies to evaluate if conditions or events raise substantial doubt about an entity’s ability to continue as a going concern and requires different disclosure of items that raise substantial doubt that are, or are not, alleviated as a result of consideration of management’s plans. The new guidance is effective for annual periods ending after December 15, 2016. We adopted ASU No 2014-15 for the year ended June 30, 2017 and have reflected the required disclosures in the accompanying consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation - Stock Compensation, (Topic 718):  Improvements to Employee Share-Based Payment Accounting, which will simplify how companies account for certain aspects of share-based payment awards to employees, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as, classification in the statement of cash flows.  This pronouncement is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. We adopted ASU No. 2016-09 for the year ended June 30, 2018 and is reflected in the accompanying consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments, which provides guidance on reducing the diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. In addition to other specific cash flow issues, ASU 2016-15 provides clarification on when an entity should separate cash receipts and cash payments into more than one class of cash flows and when an entity should classify those cash receipts and payments into one class of cash flows on the basis of predominance. The new guidance is effective for the fiscal years beginning after December 31, 2017, and interim periods within those fiscal years. Early adoption is permitted including an adoption in an interim period. The adoption of this ASU is not expected to have a material impact on our consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The amendments in this ASU change the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. The guidance is effective for the Company’s fiscal year beginning July 1, 2019. Early adoption is permitted. The new leases standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The adoption of this ASU is not expected to have a material impact on our consolidated financial statements.

In 2014, the FASB issued Accounting Standards update 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 specifies a comprehensive model to be used in accounting for revenue arising from contracts with customers, and supersedes most of the current revenue recognition guidance, including industry-specific guidance. The FASB subsequently issued amendments to ASU No. 2014-09 that have the same effective date and transition date. It applies to all contracts with customers except those that are specifically within the scope of other FASB topics, and certain of its provisions also apply to transfers of nonfinancial assets, including in-substance nonfinancial assets that are not an output of an entity’s ordinary activities. The core principal of the model is that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the transferring entity expects to be entitled in exchange. To apply the revenue model, an entity will:  1) identify the contract(s) with a customer, 2) identify the performance obligations in the contract, 3) determine the transaction price, 4) allocate the transaction price to the performance obligations in the contract, and 5) recognize revenue when (or as) the entity satisfies a performance obligation. For public companies, ASU 2014-09 is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017. Upon adoption, entities can choose to use either a full retrospective or modified approach, as outlined in ASU 2014-09. As compared with current GAAP, ASU 2014-09 requires significantly more disclosures about revenue recognition. These new standards became effective for us on July 1, 2018, and will be adopted using the modified retrospective method through a cumulative-effect adjustment directly to retained earnings as of that date, as applicable. Based on our assessment of the impact that these new standards will have on our consolidated results of operations, financial position and disclosures completed to date, we have not identified any accounting changes that would materially impact the amount of reported revenues with respect to our revenues, or the timing of such revenues; however, certain changes are required for financial statement disclosure purposes.

NOTE 4 - INVENTORIES

Inventories consist of the following:

	June 30, 2018	June 30, 2017
Raw materials	$807,000	$445,000
Work in process	333,000	251,000
Finished goods	372,000	870,000
Total Inventories	$1,512,000	$1,566,000

Inventories consist primarily of our energy storage systems and the related subcomponents, and are stated at the lower of cost or net realizable value. Inventory held at consignment locations is included in our finished goods inventory and totaled $14,000 and $32,000 as of June 30, 2018 and June 30, 2017, respectively.

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net consist of the following:

	June 30, 2018	June 30, 2017
Vehicles	$1,000	$1,000
Machinery and equipment	112,000	84,000
Office equipment	162,000	133,000
Furniture and Equipment	39,000	36,000
Leasehold improvements	34,000	10,000
	348,000	264,000
Less: Accumulated depreciation	(261,000)	(205,000)
Property, plant and equipment, net	$87,000	$59,000

Depreciation expense was approximately $57,000 and $40,000, for the years ended June 30, 2018 and 2017, respectively, and is included in selling and administrative expenses in the accompanying consolidated statements of operations.

NOTE 6 - RELATED PARTY DEBT AGREEMENTS

Esenjay Credit Facilities

Between October 2011 and September 2012, the Company entered into three debt agreement with Esenjay. Esenjay is deemed to be a related party as Mr. Michael Johnson, the beneficial owner and director of Esenjay is a current member of our board of directors and a major shareholder of the Company (owning approximately 52% of our outstanding common shares as of June 30, 2018). The three debt agreements consisted of a Bridge Loan Promissory Note, a Secondary Revolving Promissory Note and an Unrestricted Line of Credit (collectively, the “Loan Agreements”). On December 31, 2015, the Bridge Loan Promissory Note and the Secondary Revolving Promissory Note expired leaving the Unrestricted Line of Credit, available for future draws.

The Unrestricted Line of Credit has a maximum borrowing amount of $10,000,000, is convertible at a rate of $0.60 per share, bears interest at 8% per annum and matures on January 31, 2019. Advances under the Unsecured Line of Credit are subject to Esenjay's approval.

On December 29, 2015, we entered into a Second Amendment to the Unrestricted Line of Credit (“Second Amendment”), with Esenjay which modified certain terms of the Unrestricted Line of Credit resulting in approximately $310,000 of debt issuance costs, and accordingly, was amortized over the remaining seven-month term through July 30, 2016, at which time it was fully amortized. During the year ended June 30, 2017 we recorded approximately $44,000 of deferred financing amortization costs, which is included in interest expense in the accompanying consolidated statements of operations.

The outstanding principal balance of the Unrestricted Line of Credit as of June 30, 2018 was $7,975,000, convertible at $0.60 per share or 13,291,667 shares of common stock, resulting in a remaining $2,025,000 available for future draws under this agreement, subject to lender’s approval.  During the years ended June 30, 2018 and 2017, the Company recorded approximately $587,000 and $162,000, respectively of interest expense in the accompanying consolidated statements of operations related to the Unrestricted Line of Credit.

On March 22, 2018, Flux Power entered into a credit facility agreement with Esenjay with a maximum borrowing amount of $5,000,000. Proceeds from the credit facility are to be used to purchase inventory and related operational expenses and accrue interest at a rate of 15% per annum (the “Inventory Line of Credit”). The outstanding balance of the Inventory Line of Credit and accrued interest is due and payable on March 31, 2019. Funds received from Esenjay since December 5, 2017 were transferred to the Inventory Line of Credit resulting in $2,405,000 outstanding as of June 30, 2018 and $2,595,000 available for future draws, subject to the lender’s approval.

As of June 30, 2018 and 2017, the Company had approximately $931,000 and $239,000, respectively of accrued interest associated with such credit facilities.

Shareholder Convertible Promissory Note

On April 27, 2017, we formalized an oral agreement for advances totaling $500,000, received from a shareholder (“Shareholder”) into a written Convertible Promissory Note (the “Convertible Note”). Borrowings under the Convertible Note accrue interest at 12% per annum, with all unpaid principal and accrued interest due and payable on October 27, 2018. In addition, at any time commencing on or after the date that is six (6) months from the issue date, at the election of Shareholder, all or any portion of the outstanding principal, accrued but unpaid interest and/or late charges under the Convertible Note may be converted into shares of the Company’s common stock at a conversion price of $1.20 per share. As a result, the Convertible Note is convertible into 485,345 and 416,667 shares of common stock at June 30, 2018 and June 30, 2017, respectively. During the year ended June 30, 2018 and 2017, the Company recorded approximately $60,000 and $22,000, respectively of interest expense in the accompanying consolidated statements of operations related to the Unrestricted Line of Credit.

As of June 30, 2018 and 2017, the Company had approximately $82,000 and $22,000, respectively of accrued interest associated with the Convertible Note.

NOTE 7 - LINE OF CREDIT AND RELATED WARRANTS

In connection with a 2014 line of credit, the Company granted a warrant to the Lender to purchase a certain number of shares of common stock of the Company equal to the outstanding advances under the Line of Credit divided by the conversion price of $1.20, for a term of five years, at an exercise price per share equal to $2.00. Accordingly, in connection with the advance of $215,000, Lender is entitled to purchase up to 179,167 shares of common stock upon exercise of the warrant at $2.00 per share. The Lender has no other material relationship with the Company or its affiliates. The estimated relative fair value of warrants issued in connection with advances under the Line of Credit is recorded as a debt discount and is amortized as additional interest expense over the term of the underlying debt. The Company recorded debt discount of approximately $85,000 based on the relative fair value of these warrants. In addition, as the effective conversion price of the debt was less than the market price of the underlying common stock on the date of issuance, the Company recorded additional debt discount of approximately $80,000 related to the beneficial conversion feature. As of June 30, 2017, the Line of Credit has been paid in full. During the year ended June 30, 2017 the Company recorded approximately $19,000 of debt discount amortization, which is included in interest expense in the accompanying consolidated statements of operations.

NOTE 8 - STOCKHOLDERS’ DEFICIT

Private Placements – Fiscal 2017 and 2018

During fiscal 2017, we sold 3,687,500 shares of common stock for a total purchase price of $1,475,000 to six accredited investors of which $1,075,000 was received in cash and $400,000 was received via the settlement of outstanding liabilities. Esenjay, our controlling shareholder and primary credit line holder, purchased 1,000,000 shares in exchange for the settlement of $400,000 of debt owed to Esenjay by the Company. Two of the accredited investors who invested an aggregate of $200,000 are siblings of Mr. Johnson. During fiscal 2016, a total of $2,425,000 had been raised of which $1,050,000 was received in cash and $1,375,000 was received via the settlement of outstanding liabilities. Esenjay purchased 625,000 shares for cash proceeds of $250,000 and 3,375,000 shares in exchange for the settlement of $1,350,000 of debt owed to Esenjay by the Company. In addition, we sold 2,000,000 shares (of which 250,000 shares (valued at $100,000) were not issued until subsequent to June 30, 2016) to two unrelated accredited investors for $800,000 in cash and 63,000 shares (valued at $25,000) in exchange for settlement of accounts payable to a vendor. On April 15, 2016, we entered into an agreement with Esenjay, whereby Esenjay agreed to limit its right of conversion under the Unrestricted Line of Credit to such number of shares so that upon conversion, if any, it will not cause us to exceed our authorized number of shares of common stock. The securities offered and sold in the Offering have not been registered under the Securities Act. The securities were offered and sold to accredited investors in reliance upon exemptions from registration pursuant to Rule 506 promulgated thereunder.

The initial closing of the Offering in May 2016 at a price of $0.40 per share triggered an anti-dilution provision for warrant holders under our 2012 Private Placement pursuant to which an aggregate of 290,735 shares of common stock may be purchased upon exercise. As a result, the exercise price of such warrants was reduced from $2.69 to $1.55 per share. The remaining terms, including expiration dates, of all effected warrants remain unchanged. The modified exercise price of the warrants to $1.55 resulted in a repricing modification charge of $12,000 that was recorded as a cost of capital raised in connection with the offering.

In March 2018, our Board of Directors approved a private placement of up to 5,714,286 shares of our common stock to select accredited investors for a total amount of $4,000,000, or $0.70 per share of common stock (“Offering”). As of June 30, 2018, all 5,714,286 shares of our common stock were sold to accredited investors at $0.70 per share for a total gross proceeds of $4,000,000. The securities in the Offering were offered and sold to accredited investors in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder.

Advisory Agreements

Catalyst Global LLC. Effective April 1, 2016, we entered into a renewal contract (the “2016 Renewal”) with Catalyst Global LLC (“CGL”) to provide investor relations services for 12 months in exchange for monthly fees of $2,000 per month and 54,000 shares of unregistered common stock issued as follows: 31,500 shares on June 30, 2016 for services provided during the three months ended June 30, 2016 and 7,500 shares issued upon each of the six-, nine-, and twelve-month anniversaries of the contract. The initial tranche was valued at $0.50 per share or approximately $14,500 when issued on June 30, 2016, the second tranche of 7,500 shares was issued on September 29, 2016 and was valued at $0.40 per share or $3,000, the third tranche of 7,500 shares was issued on January 23, 2017 and was valued at $0.40 per share or $3,000 and the fourth tranche of 7,500 shares was issued on March 20, 2017 and was valued at $0.45 per share or $3,375.

Effective April 1, 2017, we entered into a renewal contract (the “2017 Renewal”) with CGL to provide investor relations services for 12 months in exchange for monthly fees of $3,500 per month and 7,777 shares of restricted common stock per month, issued on a quarterly basis. In relation to the 2017 Renewal, we issued 23,333 and 69,999 shares of common stock, during Fiscal 2017 and Fiscal 2018, respectively. The common stock was valued at $0.45 per share or $10,500 and $31,500, during Fiscal 2017 and Fiscal 2018, respectively. The 2017 Renewal is cancelable upon 60 days written notice.

Effective April 1, 2018, we entered into another renewal contract (the “2018 Renewal”) with CGL to provide investor relations services for 12 months in exchange for monthly fees of $4,500 and 34,840 shares of restricted common stock, issued on a quarterly basis. During the three months ended June 30, 2018, we issued 8,710 shares of common stock to CGL valued at $1.55 per share or $13,500. The 2018 Renewal is cancelable upon 60 days written notice.

Shenzhen Reach Investment Development Co. (“SRID”). On March 14, 2018, we entered into a consulting agreement with SRID to assist us with identifying strategic partners, suppliers and manufacturers in China for a term of 12 months. Included with the services is a two-week trip to China to meet with potential manufacturers, which took place in April 2018. In consideration for the services, we agreed to issue to SRID, up to 174,672 shares of restricted common stock valued at approximately $80,000 over the course of the 12-month term. As of June 30, 2018, 86,900 shares have been issued.

Warrant Activity

Warrant detail for the year ended June 30, 2018 is reflected below:

	Number of Warrants	Weighted Average Exercise Price Per Warrant	Remaining Contract Term (# years)
Warrants outstanding and exercisable at June 30, 2017	2,342,590	$1.97	0.12 - 1.55
Warrants issued	-	$-	-
Warrants exchanged	(141,643)	$0.60	-
Warrants expired	(460,157)	$2.15	-
Warrants outstanding and exercisable at June 30, 2018	1,740,790	$2.03	0.74

Warrant detail for the year ended June 30, 2017 is reflected below:

	Number of Warrants	Weighted Average Exercise Price Per Warrant	Remaining Contract Term (# years)
Warrants outstanding and exercisable at June 30, 2016	2,804,010	$2.00	0.39 - 2.50
Warrants exchanged	(271,420)	$1.40	-
Warrants expired	(190,000)	$3.00	-
Warrants outstanding and exercisable at June 30, 2017	2,342,590	$1.97	0.12 - 1.55

Stock-based Compensation

On November 26, 2014, our board of directors approved our 2014 Equity Incentive Plan (the “2014 Plan”), which was approved by our shareholders on February 17, 2015. The 2014 Plan offers selected employees, directors, and consultants the opportunity to acquire our common stock, and serves to encourage such persons to remain employed by us and to attract new employees. The 2014 Plan allows for the award of stock and options, up to 10,000,000 shares of our common stock.

Activity in stock options during the year ended June 30, 2018 and related balances outstanding as of that date are reflected below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (# years)
Outstanding at June 30, 2017	716,277	$1.10	7.09
Granted	2,925,106	0.78
Exercised	-
Forfeited and cancelled	(96,910)	$0.57
Outstanding at June 30, 2018	3,544,473	$0.83	8.87
Exercisable at June 30, 2018	1,356,806	$0.74	7.71

Activity in stock options during the year ended June 30, 2017 and related balances outstanding as of that date are reflected below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (# years)
Outstanding at June 30, 2016	900,402	$1.13
Granted	-
Exercised	-
Forfeited and cancelled	(184,125)	$1.63
Outstanding at June 30, 2017	716,277	$1.10	7.09
Exercisable at June 30, 2017	589,476	$1.11	6.80

Stock-based compensation expense recognized in our consolidated statements of operations for the year ended June 30, 2018 and 2017, includes compensation expense for stock-based options and awards granted based on the grant date fair value. For options and awards granted, expenses are amortized under the straight-line method over the expected vesting period. Stock-based compensation expense recognized in the consolidated statements of operations has been reduced for estimated forfeitures of options that are subject to vesting. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

 Our average stock price during the year ended June 30, 2018, was $0.57, and as a result the intrinsic value of the exercisable options at June 30, 2018, was $107,000.

We allocated stock-based compensation expense included in the consolidated statements of operations for employee option grants and non-employee option grants as follows:

Years ended June 30,	2018	2017
Research and development	$96,000	$13,000
General and administrative	159,000	27,000
Total stock-based compensation expense	$255,000	$40,000

The Company uses the Black-Scholes valuation model to calculate the fair value of stock options. The fair value of stock options was measured at the grant date using the assumptions (annualized percentages) in the table below:

	2018	2017
Expected volatility	138% -143%	100%
Risk free interest rate	1.76% - 2.63%	1.31%
Forfeiture rate	20% -2 3%	17%-24%
Dividend yield	0%	0%
Expected term (years)	5	3

The remaining amount of unrecognized stock-based compensation expense at June 30, 2018 relating to outstanding stock options, is approximately $1,338,000, which is expected to be recognized over the weighted average period of 2.10 years.

NOTE 9 - INCOME TAXES

Pursuant to the provisions of FASB ASC Topic No. 740 Income Taxes (“ASC 740”), deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carryforwards. No net provision for refundable Federal income taxes has been made in the accompanying statement of operations because no recoverable taxes were paid previously. Significant components of the Company’s net deferred tax assets at June 30, 2018 and 2017 are shown below. A valuation allowance of approximately $8,589,000 and $9,927,000 has been established to offset the net deferred tax assets as of June 30, 2018 and 2017, respectively, due to uncertainties surrounding the Company’s ability to generate future taxable income to realize these assets.

The Company is subject to taxation in the United States and California. The Company’s tax years for 2010 and forward are subject to examination by the United States and California tax authorities due to the carry forward of unutilized net operating losses and research and development credits (if any).

We have incurred losses since inception, so no current income tax provision or benefit has been recorded. Significant components of our net deferred tax assets are shown in the table below.

	Year Ended June 30,
	2018	2017
Deferred Tax Assets:
Net operating loss carryforwards	$7,333,000	$8,126,000
Stock compensation	1,160,000	1,646,000
Other, net	96,000	155,000
Net deferred tax assets	8,589,000	9,927,000
Valuation allowance for deferred tax assets	(8,589,000)	(9,927,000)
Net deferred tax assets	$-	$-

At June 30, 2018, the Company had unused net operating loss carryovers of approximately $26,837,000 and $26,794,000 that are available to offset future federal and state taxable income, respectively. These operating losses begin to expire in 2030.

The provision for income taxes on earnings subject to income taxes differs from the statutory federal rate at June 30, 2018 and 2017, due to the following:

	Year Ended June 30,
	2018	2017
Federal income taxes at 21% and 34%, respectively	$(1,915,000)	$(1,508,000)
State income taxes, net	(446,000)	(392,000)
Permanent differences and other	345,000	83,000
Change in the estimated fair market value of derivatives	-	6,000
Other true ups, if any	(206,000)	(9,000)
Change in federal tax rate	3,560,000	-
Change in valuation allowance	(1,338,000)	1,820,000
Provision for income taxes	$-	$-

Internal Revenue Code Sections 382 limits the use of our net operating loss carryforwards if there has been a cumulative change in ownership of more than 50% within a three-year period.  The Company has not yet completed a Section 382 net operating loss analysis. In the event that such analysis determines there is a limitation on the use on net operating loss carryforwards to offset future taxable income, the recorded deferred tax asset relating to such net operating loss carryforwards will be reduced. However, as the Company has recorded a full valuation allowance against its net deferred tax assets, there is no impact on the Company’s consolidated financial statements as of June 30, 2018 and 2017.

Under ASC 740, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC 740 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

In accordance with ASC 740, there are no unrecognized tax benefits as of June 30, 2018 or June 30, 2017.

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (“Tax Act”). The legislation significantly changes U.S. tax law by, among other things, reducing the US federal corporate tax rate from 35% to 21%, repealing the alternative minimum tax, implementing a territorial tax system and imposing a repatriation tax on deemed repatriated earnings of foreign subsidiaries.

Pursuant to the SEC’s Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (“SAB 118”), given the amount and complexity of the changes in the tax law resulting from the tax legislation, the Company has not finalized the accounting for the income tax effects of the tax legislation related to the remeasurement of deferred taxes and provisional amounts recorded related to the transition tax. The impact of the tax legislation may differ from the estimate, during the one-year measurement period due to, among other things, further refinement of the Company’s calculations, changes in interpretations and assumptions the Company has made, guidance that may be issued and actions the Company may take as a result of the tax legislation.

We have remeasured our deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21% plus state and local tax. The Company recorded a provisional decrease related to our deferred tax assets and liabilities of $3.6 million as a result of the tax rate decrease, with a corresponding adjustment to our valuation allowance for the year ended June 30, 2018.

NOTE 10 - OTHER RELATED PARTY TRANSACTIONS

The Company subleases office and manufacturing space to Epic Boats (an entity founded and controlled by Chris Anthony, our board member and former Chief Executive Officer) in our facility in Vista, California pursuant to a month-to-month sublease agreement.  Pursuant to this agreement, Epic Boats pays Flux Power 10% of facility costs through the end of our lease agreement.

The Company received $18,000 and $16,000 during the years ended June 30, 2018 and 2017, respectively, from Epic Boats under the sublease rental agreement which is recorded as a reduction to rent expense and the customer deposits discussed below.

As of June 30, 2018 and June 30, 2017, customer deposits totaling approximately $102,000 and $120,000, respectively, related to such products were recorded in the accompanying consolidated balance sheets. There were no receivables outstanding from Epic Boats as of June 30, 2018 and June 30, 2017.

NOTE 11 - CONCENTRATIONS

Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and unsecured trade accounts receivable. The Company maintains cash balances at a financial institution in San Diego, California. Our cash balance at this institution is secured by the Federal Deposit Insurance Corporation up to $250,000. As of June 30, 2018, cash totaled approximately $2,706,000, which consists of funds held in a non-interest bearing bank deposit account. The Company has not experienced any losses in such accounts. Management believes that the Company is not exposed to any significant credit risk with respect to its cash.

Customer Concentrations

During the year ended June 30, 2018, we had two major customers that each represented more than 10% of our revenues on an individual basis, or approximately $3,181,000 or 77% of our total revenues.

During the year ended June 30, 2017, we had three major customers that each represented more than 10% of our revenues on an individual basis, or approximately $524,000 or 58% of our total revenues.

Suppliers/Vendor Concentrations

We obtain a limited number of components and supplies included in our products from a small group of suppliers. During the year ended June 30, 2018 we had three suppliers who accounted for more than 10% of our total purchases, on an individual basis. Purchases for these three suppliers totaled $2,285,000 or 50% of our total purchases.

During the year ended June 30, 2017 we had three suppliers who accounted for more than 10% of our total purchases, on an individual basis. Purchases for these three suppliers totaled $1,665,000 or 57% of our total purchases.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. To the best knowledge of management, there are no material legal proceedings pending against the Company.

Operating Leases

 The Company’s corporate headquarters totals 22,054 square feet and is located in Vista, California.  Effective February 25, 2014, the Company entered into a two-year lease agreement for this facility with average monthly rent payments of approximately $12,000 per month and paid a security deposit of $25,000, or approximately 2 months of rent. Our lease was subsequently amended resulting in average rent expense of $14,000 per month and expiring on May 31, 2018. A third amendment to the lease in May 2018 extended the lease to May 31, 2019 with an average rent expense of approximately $15,000 per month.

The Company also subleases space to a related party, Epic Boats, on a month-to-month basis at a rate of 10% of lease expense.

Total rent expense was $160,000 and $140,000 for the years ended June 30, 2018 and 2017, respectively, net of sublease income.

NOTE 13 - SUBSEQUENT EVENTS

On July 25, 2018, our Board of Directors granted Ronald F. Dutt, our chief executive officer president, chief financial officer, and corporate secretary, options to purchase 335,264 shares of our common stock with an exercise price equal to $1.98 per share and will vest quarterly over a two-year period following the date of grant and expire on July 25, 2028. The exercise price is equal to the fair market value of our common stock, which is $1.98 per share based on our 30 day volume-weighted average price on July 25, 2018. The options were issued under the 2014 Equity Incentive Plan.

FLUX POWER HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2019 (Unaudited)	June 30, 2018

ASSETS

Current assets:
Cash	$900,000	$2,706,000
Accounts receivable	997,000	946,000
Inventories	3,618,000	1,512,000
Other current assets	141,000	92,000
Total current assets	5,656,000	5,256,000

Other assets	26,000	26,000
Property, plant and equipment, net	242,000	87,000

Total assets	$5,924,000	$5,369,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$1,614,000	$417,000
Accrued expenses	712,000	391,000
Line of credit - related party	3,405,000	10,380,000
Convertible promissory note - related party	-	500,000
Capital lease payable	29,000	-
Accrued interest	384,000	1,014,000
Total current liabilities	6,144,000	12,702,000

Long term liabilities:
Capital lease payable	36,000
Customer deposits from related party	89,000	102,000

Total liabilities	6,269,000	12,804,000

Commitments and contingencies (Note 8)

Stockholders’ deficit:

Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.001 par value; 300,000,000 shares authorized; 51,000,000 and 31,061,000 shares issued and outstanding at March 31, 2019 and June 30, 2018, respectively	51,000	31,000
Additional paid-in capital	35,405,000	19,196,000
Accumulated deficit	(35,801,000)	(26,662,000)

Total stockholders’ deficit	(345,000)	(7,435,000)

Total liabilities and stockholders’ deficit	$5,924,000	$5,369,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

FLUX POWER HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2019	2018	2019	2018
Net revenue	$1,751,000	$1,666,000	$6,297,000	$3,020,000
Cost of sales	1,690,000	1,816,000	5,968,000	3,728,000

Gross profit (loss)	61,000	(150,000)	329,000	(708,000)

Operating expenses:
Selling and administrative expenses	2,421,000	909,000	5,518,000	2,378,000
Research and development	1,364,000	483,000	2,892,000	1,441,000
Total operating expenses	3,785,000	1,392,000	8,410,000	3,819,000

Operating loss	(3,724,000)	(1,542,000)	(8,081,000)	(4,527,000)

Other income (expense):
Interest expense	(90,000)	(211,000)	(1,058,000)	(512,000)

Net loss	$(3,814,000)	$(1,753,000)	$(9,139,000)	$(5,039,000)

Net loss per share - basic and diluted	$(0.08)	$(0.07)	$(0.22)	$(0.20)

Weighted average number of common shares outstanding - basic and diluted	50,769,673	25,112,349	41,054,334	25,142,039

The accompanying notes are an integral part of these condensed consolidated financial statements.

FLUX POWER HOLDING, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
(Unaudited)

	Common Stock
	Shares	Capital Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total
Balance at June 30, 2018	31,060,000	31,000	$19,196,000	(26,662,000)	(7,435,000)

Issuance of common stock - services	39,000	-	152,000	-	152,000
Warrant exchange for common stock	12,000	-	-	-	-
Stock based compensation	-	-	164,000	-	164,000
Net loss	-	-	-	(2,401,000)	(2,401,000)
Balance at September 30, 2018	31,111,000	31,000	19,512,000	(29,063,000)	(9,520,000)

Issuance of common stock - services	38,000	-	56,000	-	56,000
Issuance of common stock - conversion of related party debt to equity	15,797,000	16,000	10,069,000	-	10,085,000
Warrant exchange for common stock	24,000	-	-	-	-
Issuance of common stock - private placement transactions, net	3,359,000	3,000	3,692,000		3,695,000
Stock based compensation	-	-	243,000	-	243,000
Net loss	-	-	-	(2,924,000)	(2,924,000)
Balance at December 31, 2018	50,329,000	50,000	33,572,000	(31,987,000)	1,635,000

Issuance of common stock - services	38,000		51,000	-	51,000
Issuance of common stock - private placement transactions, net	633,000	1,000	696,000	-	697,000
Stock based compensation	-	-	1,086,000	-	1,086,000
Net loss	-	-	-	(3,814,000)	(3,814,000)
Balance at March 31, 2019	51,000,000	51,000	35,405,000	(35,801,000)	(345,000)

	Common Stock
	Shares	Capital Stock Amount	Additional Paid-in Capital	Accumulated Deficit	Total
Balance at June 30, 2017	25,086,000	25,000	14,923,000	(19,697,000)	(4,749,000)

Issuance of common stock - services	23,000	-	12,000	-	12,000
Stock based compensation	-	-	11,000	-	11,000
Net loss	-	-	-	(1,446,000)	(1,446,000)
Balance at September 30, 2017	25,109,000	25,000	14,946,000	(21,143,000)	(6,172,000)

Stock based compensation	-	-	153,000	-	154,000
Net loss	-	-	-	(1,839,000)	(1,839,000)
Balance at December 31, 2017	25,109,000	25,000	15,100,000	(22,982,000)	(7,857,000)

Issuance of common stock - services	47,000	-	23,000	-	23,000
Issuance of common stock - private placement transactions, net	286,000	-	200,000	-	200,000
Stock based compensation	-	-	44,000	-	44,000
Net loss	-	-	-	(1,753,000)	(1,753,000)
Balance at March 31, 2018	25,442,000	25,000	15,367,000	(24,735,000)	(9,343,000)

FLUX POWER HOLDING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(9,139,000)	$(5,039,000)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	54,000	41,000
Stock-based compensation	1,492,000	209,000
Stock issuance for services	259,000	35,000
Changes in operating assets and liabilities:
Accounts receivable	(51,000)	(892,000)
Inventories	(2,106,000)	135,000
Other current assets	(49,000)	47,000
Accounts payable	1,197,000	261,000
Accrued expenses	321,000	3,000
Accrued interest	980,000	535,000
Customer deposits	(13,000)	(14,000)
Net cash used in operating activities	(7,055,000)	(4,679,000)

Cash flows from investing activities
Purchases of equipment	(144,000)	(59,000)
Net cash used in investing activities	(144,000)	(59,000)

Cash flows from financing activities:
Proceeds from the sale of common stock	4,393,000	200,000
Repayment of line of credit - related party debt	(2,500,000)	-
Proceeds from line of credit – related party	3,500,000	4,545,000
Net cash provided by financing activities	5,393,000	4,745,000

Net change in cash	(1,806,000)	7,000
Cash, beginning of period	2,706,000	121,000

Cash, end of period	$900,000	$128,000

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Common stock issued for conversion of related party debt	$8,475,000	$-
Common stock issued for conversion of accrued interest	$1,610,000	$-
Stock issuance for services	$259,000	$35,000
Equipment purchase through capital lease	$65, 000	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

FLUX POWER HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2019
(Unaudited)

NOTE 1 - NATURE OF BUSINESS

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules of the Securities and Exchange Commission (“SEC”) applicable to interim reports of companies filing as a smaller reporting company. These financial statements should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018 filed with the SEC on September 26, 2018. In the opinion of management, the accompanying condensed consolidated interim financial statements include all adjustments necessary in order to make the financial statements not misleading. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year or any other future period. Certain notes to the financial statements that would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal year as reported in the Company’s Annual Report on Form 10-K have been omitted. The accompanying condensed consolidated balance sheet at June 30, 2018 has been derived from the audited balance sheet at June 30, 2018 contained in such Form 10-K.

Nature of Business

Flux Power Holdings, Inc. designs, develops and sells rechargeable advanced lithium-ion batteries for industrial equipment. As used herein, the terms “we”, “us”, “our”, “Flux” and “Company” refer to Flux Power Holdings, Inc. and our wholly owned subsidiary, Flux Power, Inc. (“Flux Power”), unless otherwise indicated. We have structured our business around our core technology, “The Battery Management System” (“BMS”) and the development of a scalable product line that can accommodate a variety of applications. Our BMS provides four critical functions to our battery systems: cell balancing, monitoring, error reporting and over discharge prevention. The modular and scalable nature of our flagship battery pack, the LiFT Pack, utilized in Class 3 walkie pallet jacks, has provided for a natural transition into the production of battery packs used in other types of forklifts such as the Class 1 ride-on trucks, Class 2 narrow aisle trucks and order pickers and Class 3 end riders, as well as, ground support equipment (“GSE”). Using our proprietary management technology, we are able to offer complete integrated energy storage solutions or custom modular standalone systems to our customers. We have also developed a suite of complementary technologies and products that accompany our core products. Sales have been primarily to customers located throughout the United States.

NOTE 2 – LIQUIDITY AND GOING CONCERN

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred an accumulated deficit of $35,801,000 through March 31, 2019 and had a net loss of $3,814,000 and $9,139,000 for the three and nine month ended March 31, 2019, respectively. To date, our revenues and operating cash flows have not been sufficient to sustain our operations and we have relied on debt and equity financing to fund our operations. These factors raise substantial doubt about our ability to continue as a going concern for the twelve months following the filing date of our Quarterly Report on Form 10-Q, May 10, 2019. Our ability to continue as a going concern is dependent upon our ability to raise additional capital on a timely basis until such time as revenues and related cash flows are sufficient to fund our operations.

 Management has undertaken steps to improve operations with the goal of sustaining our operations. These steps include (a) developing additional products to serve the Class 1 and Class 2 industrial equipment markets; (b) expand our sales efforts; and (c) improve gross margins. In that regard, we have increased our research and development efforts to focus on completing the development of energy storage solutions that can be used on larger forklifts and have implemented additional marketing efforts. Those efforts have resulted in ongoing evaluations of battery packs on larger forklifts and ground support equipment (“GSE”) along with commercial sales of GSE packs, End Rider packs, Class 2 packs and Class 1 packs.

We have evaluated our expected cash requirements over the next twelve months, which include, but are not limited to, investments in additional sales, marketing, and product development resources, capital expenditures, and working capital requirements and have determined that our existing cash resources are not sufficient to meet our anticipated needs during the next twelve months, and that additional financing is required to support current operations. Based on our current and planned levels of expenditure, we estimate that total financing proceeds of approximately $13,100,000 will be required to fund current and planned operations for the twelve months following the filing date of this Quarterly Report on Form 10-Q. In addition, we anticipate that further additional financing may be required to fund our business plan subsequent to that date, until such time as revenues and related cash flows become sufficient to support our operating costs.

We intend to continue to seek capital through the sale of equity securities through private or public placements and debt placements.

Although management believes that the additional required funding will be obtained, there is no guarantee we will be able to obtain the additional required funds on a timely basis or that funds will be available on terms acceptable to us. If such funds are not available when required, management will be required to curtail its investments in additional sales, marketing, and product development resources, and capital expenditures, which may have a material adverse effect on our future cash flows and results of operations, and our ability to continue operating as a going concern. The accompanying financial statements do not include any adjustments that would be necessary should we be unable to continue as a going concern and, therefore, be required to liquidate our assets and discharge our liabilities in other than the normal course of business and at amounts that may differ from those reflected in the accompanying condensed consolidated financial statements.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company's significant accounting policies are described in Note 3, "Summary of Significant Accounting Policies," in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2018. There have been no material changes in these policies or their application.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation for comparative purposes.

Net Loss Per Common Share

The Company calculates basic loss per common share by dividing net loss by the weighted average number of common shares outstanding during the periods. Diluted loss per common share includes the impact from all dilutive potential common shares relating to outstanding convertible securities.

For the three months ended March 31, 2019 and 2018, basic and diluted weighted-average common shares outstanding were 50,769,673 and 25,112,349, respectively. For the nine months ended March 31, 2019 and 2018, basic and diluted weighted-average common shares outstanding were 41,054,334 and 25,142,039, respectively. The Company incurred a net loss for the three and nine months ended March 31, 2019 and 2018, and therefore, basic and diluted loss per share for the periods are the same because the inclusion of potential common equivalent shares were excluded from diluted weighted-average common shares outstanding during the period, as the inclusion of such shares would be anti-dilutive. The total potentially dilutive common shares outstanding at March 31, 2019 and 2018, excluded from diluted weighted-average common shares outstanding, which include common shares underlying outstanding convertible debt, stock options and warrants, were 5,923,106 and 17,987,632, respectively.

Income Taxes

We follow the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the future tax consequences of (i) temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements and (ii) operating loss and tax credit carry-forwards for tax purposes. Deferred tax assets are reduced by a valuation allowance when, based upon management’s estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period. We recognized a full valuation allowance as of March 31, 2019 and June 30, 2018 and have not recognized any tax provision or benefit for any of the periods presented. We review our tax positions quarterly for tax uncertainties. We did not have any uncertain tax positions as of March 31, 2019 or June 30, 2018.

In December 2017, the United States (“U.S.”) enacted the Tax Cuts and Jobs Act (the “2017 Act”), which changes existing U.S. tax law and includes various provisions that are expected to affect companies. Among other things, the 2017 Act reduces the top U.S. corporate income tax rate from 35.0% to 21.0%, and makes changes to certain other business-related exclusions, deductions and credits. The Company has assessed the impact of the tax bill on the financial statements as of June 30, 2018 and has determined it to be immaterial.   Due to the Company's full valuation allowance, the tax effects of any changes are not expected to have a material impact on our consolidated financial statements.

NOTE 4 - RELATED PARTY DEBT AGREEMENTS

Esenjay Credit Facilities

Between October 2011 and September 2012, the Company entered into three debt agreements with Esenjay Investments, LLC (“Esenjay”). Esenjay is deemed to be a related party as Mr. Michael Johnson, the beneficial owner and director of Esenjay, is a current member of our board of directors and a major shareholder of the Company (owning approximately 61.3% of our outstanding common shares as of March 31, 2019). The three debt agreements consisted of a Bridge Loan Promissory Note, a Secondary Revolving Promissory Note and an Unrestricted Line of Credit (collectively, the “Loan Agreements”). On December 31, 2015, the Bridge Loan Promissory Note and the Secondary Revolving Promissory Note expired, leaving the Unrestricted Line of Credit available for future draws.

The Unrestricted Line of Credit had a maximum borrowing amount of $10,000,000, was convertible at a rate of $0.60 per share, bore interest at 8% per annum and was converted to the company’s common stock on October 31, 2018 prior to maturity on January 31, 2019.

On March 22, 2018, Flux Power entered into a credit facility agreement with Esenjay with a maximum borrowing amount of $5,000,000. Proceeds from the credit facility are to be used to purchase inventory and related operational expenses and accrue interest at a rate of 15% per annum (the “Inventory Line of Credit”). The outstanding balance of the Inventory Line of Credit and all accrued interest is due and payable on March 31, 2019. Funds received from Esenjay since December 5, 2017 were transferred to the Inventory Line of Credit resulting in $1,755,000 outstanding as of March 31, 2018 and $3,245,000 available for future draws.

On October 31, 2018, the Company entered into an Early Note Conversion Agreement (the “Early Note Conversion Agreement”) with Esenjay, pursuant to which Esenjay agreed to immediately exercise its conversion rights under the Unrestricted and Open Line of Credit, dated September 24, 2012 to convert the outstanding principal amount of $7,975,000 plus accrued and unpaid interest of $1,041,280 for 15,027,134 shares of the Company’s common stock. The Company followed FASB ASC Topic No.470, Debt to record the early conversion of debt to equity. The Early Note Conversion Agreement had an induced conversion which included issuance of 268,018 additional shares of common stock and recorded as interest expense at the stock’s fair value of $466,351 at October 31, 2018.

During the three and nine months ended March 31, 2019, the Company recorded approximately $90,000 and $1,058,000, respectively of interest expense in the accompanying condensed consolidated statements of operations related to the Unrestricted Line of Credit and Inventory Line of Credit. Advances under both the Unrestricted Line of Credit and Inventory Line of Credit are made solely at the discretion of Esenjay and are secured by substantially all of Flux’s tangible and intangible assets.

Shareholder Convertible Promissory Note

On April 27, 2017, we formalized an oral agreement for advances totaling $500,000, received from a shareholder (“Shareholder”) into a written Convertible Promissory Note (the “Convertible Note”). Borrowings under the Convertible Note accrue interest at 12% per annum, with all unpaid principal and accrued interest due and payable on October 27, 2018. In addition, at the election of Shareholder, all or any portion of the outstanding principal, accrued but unpaid interest and/or late charges under the Convertible Note may be converted into shares of the Company’s common stock at a conversion price of $1.20 per share; provided, however, the Shareholder shall not have the right to convert any portion of the Convertible Note to the extent that the Shareholder would beneficially own in excess of 5% of the total number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon conversion of the Convertible Note.

On October 25, 2018, the Company and the Shareholder entered into an amendment to the Convertible Promissory Note. The amendment (i) extended the maturity date of the Convertible Note from October 27, 2018 to February 1, 2019 and (ii) allowed for the automatic conversion of the Convertible Note immediately following the full conversion of the line of credit granted by Esenjay to the Company under the Esenjay Loan into shares of Common Stock of the Company. As a result of the conversion of the Esenjay Loan on October 31, 2018, the Shareholder Convertible Note of $500,000 plus accrued interest of $102,510 automatically converted into 502,091 shares of common stock.

Shareholder Short Term Lines of Credit

On October 26, 2018, the Company entered into a credit facility agreement with Cleveland Capital, L.P., a Delaware limited partnership (“Cleveland”), our minority shareholder, pursuant to which Cleveland agreed to make available to Flux a line of credit (“Cleveland LOC”) in a maximum principal amount at any time outstanding of up to Two Million Dollars ($2,000,000) with a maturity date of December 31, 2018. The Cleveland LOC has an origination fee in the amount of Twenty Thousand Dollars ($20,000), which represents one percent (1%) of the Cleveland LOC, and carries a simple interest of twelve percent (12%) per annum. Interest is calculated on the basis of the actual daily balances outstanding under the Cleveland LOC. The Cleveland LOC was paid back December 27, 2018.

On October 31, 2018, Flux entered into a credit facility agreement with a shareholder, (“Investor”), pursuant to which Investor agreed to make available to Flux a line of credit (“Investor LOC”) in a maximum principal amount at any time outstanding of up to Five Hundred Thousand Dollars ($500,000) with a maturity date of December 31, 2018. The Investor LOC had an origination fee in the amount of Five Thousand Dollars ($5,000), which represents one percent (1%) of the Investor LOC, and carries a simple interest of twelve percent (12%) per annum. Interest is calculated on the basis of the actual daily balances outstanding under the Investor LOC. The Investor LOC was paid back December 28, 2018.

 Amended Credit Facility

On March 28, 2019, the Company, entered into an amended and restated credit facility agreement (“Amended and Restated Credit Facility Agreement”) with Esenjay Investments, LLC, (“Esenjay”) and, Cleveland Capital, L.P., a Delaware limited partnership and a minority stockholder of the Registrant (“Cleveland” and Esenjay, together with additional parties that may join as a lender, the “Lenders”) to amend and restate the terms of the Credit Facility Agreement dated March 22, 2018 between the Company and Esenjay (the “Original Agreement”) in its entirety.

The Original Agreement was amended, among other things, to (i) increase the maximum principal amount available under line of credit from $5,000,000 to $7,000,000 (“LOC”), (ii) add Cleveland as additional lender to the LOC pursuant to which each lender has a right to advance a pro rata amount of the principal amount available under the LOC, (iii) extend the maturity date from March 31, 2019 to December 31, 2019, and (iv) to provide for additional parties to become a “Lender” under the Amended and Restated Credit Facility Agreement. In connection with the LOC, on March 28, 2019 the Company issued a secured promissory note to Cleveland (the “Cleveland Note”), and an amended and restated secured promissory note to Esenjay which amended and superseded the secured promissory note dated March 22, 2018 (“Esenjay Note” and together with the Cleveland Note, the “Notes”). The Notes were issued for the principal amount of $7,000,000 or such lesser principal amount advanced by the respective Lender under the Amended and Restated Credit Facility Agreement (the “Principal Amount”). The Notes bear an interest of fifteen percent (15%) per annum and a maturity date of December 31, 2019. The outstanding balance as of March 31, 2019 was $3,405,000.

To secure the obligations under the Notes, the Company entered into an amended and restated credit facility agreement dated March 28, 2019 with the Lenders (the “Amended Security Agreement”). The Amended Security Agreement amends and restates the Guaranty and Security Agreement dated March 22, 2018 by and between Cleveland as a secured party to the agreement and appointing Esenjay as collateral agent.

NOTE 5 - STOCKHOLDERS’ DEFICIT

Private Placement of Common Stock

In December 2018, our Board of Directors approved the private placement of up to 4,545,455 shares of our common stock to select accredited investors for a total amount of $5,000,000, or $1.10 per share of common stock with the right of the Board to increase the offering amount to $7,000,000 (the “Offering”). On December 26, 2018, we completed an initial closing of the Offering, pursuant to which we sold an aggregate of 3,359,100 shares of common stock, at $1.10 per share, for an aggregate purchase price of $3,695,010 in cash. A portion of the proceeds from the Offering was used to repay in full approximately $2.6 million in borrowings and accrued interest under two short-term credit facilities provided by Cleveland Capital, L.P. and a shareholder. The shares offered and sold in the Offering have not been registered under the Securities Act of 1933, as amended (“Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The shares were offered and sold to the accredited investors in reliance upon exemptions from registration pursuant to Rule 506(c) of Regulation D promulgated under Section 4(a)(2) under the Securities Act.

On January 29, 2019, the Company conducted its final closing (the “Final Closing”) to its round of private placement to accredited investors that initially closed on December 26, 2018 (“Initial Closing”). Following the Initial Closing to the Final Closing, the Company sold an additional 633,464 shares of its Common Stock (“Shares”), at $1.10 per share, for an aggregate purchase price of $696,810 to two accredited investors. In the aggregate, the Company issued 3,992,564 for an aggregate gross proceeds of approximately $4.39 million. The Shares were issued on identical terms to those previously reported for the Initial Closing on the Company’s Form 8-K filed with the Securities and Exchange Commission (“SEC”) on December 28, 2018. The Company relied on the exemption from registration pursuant to Rule 506(c) of Regulation D promulgated under Section 4(a)(2) under the Securities Act of 1933, as amended.

Advisory Agreements

Catalyst Global LLC. Effective April 1, 2018, we entered into a renewal contract (the “2018 Renewal”) with Catalyst Global LLC to provide investor relations services for 12 months in exchange for monthly fees of $4,500 per month and 34,840 shares of restricted common stock per quarter. The initial tranche of 8,710 shares was valued at $1.70 or $14,807 when issued on June 21, 2018, the second tranche of 8,710 shares was valued at $2.01 or $17,507 when issued September 28, 2018, the third tranche of 8,710 shares was valued at $1.75 per share or $15,243 when issued on December 31, 2018, and the fourth tranche of 8,710 shares was valued at $1.31 per share or $11,410 when issued on March 27, 2019. The 2018 Renewal is cancelable upon 60 days written notice.

Shenzhen Reach Investment Development Co. (“SRID”). On March 14, 2018, we entered into a consulting agreement with SRID to assist us with identifying strategic partners, suppliers and manufacturers in China for a term of 12 months. Included with the services is a two-week trip to China to meet with potential manufacturers, which took place in April 2018. In consideration for the services, we agreed to issue to SRID, up to 174,674 shares of restricted common stock valued at approximately $80,000 over the course of the 12-month term. As of March 31, 2019, 174,674 shares have been issued.

Warrant Activity

Warrant detail for the nine months ended March 31, 2019 is reflected below:

	Number of Warrants	Weighted Average Exercise Price Per Warrant	Remaining Contract Term (# years)
Warrants outstanding and exercisable at June 30, 2018	1,740,790	$2.03	0.74
Warrants issued	-	$-	-
Warrants forfeited	(1,657,457)	$2.03	-
Warrants outstanding and exercisable at March 31, 2019	83,333	$2.00	0.50

Stock-based Compensation

On November 26, 2014, our board of directors approved our 2014 Equity Incentive Plan (the “2014 Plan”), which was approved by our shareholders on February 17, 2015. The 2014 Plan offers selected employees, directors, and consultants the opportunity to acquire our common stock, and serves to encourage such persons to remain employed by us and to attract new employees. The 2014 Plan allows for the award of stock and options, up to 10,000,000 shares of our common stock.

On October 26, 2017, we granted 1,880,000 incentive stock options (“ISO”) of the Company’s common stock, with an estimated grant-date fair value of $769,000, to 20 Company employees. The ISOs vest 25% on the grant date and then 6% per quarter for the following twelve quarters with all options expiring ten years from the date of grant. In addition, the Company issued 90,000 non-qualified stock options (“NQSO”) of the Company’s common stock, with an estimated grant-date fair value of $37,000, to three members of its Board of Directors. The NQSOs vest 12.5% per quarter over a two-year period and expire ten years from the date of grant.

Between March 15, 2019 and March 18, 2019, we granted 1,975,000 incentive stock options (“ISO”) of the Company’s common stock, with an estimated grant-date fair value of $2,686,000, to 34 Company employees. The ISOs vest 25% on the grant date and then 6% per quarter for the following twelve quarters with all options expiring ten years from the date of grant. In addition, the Company issued 90,000 non-qualified stock options (“NQSO”) of the Company’s common stock, with an estimated grant-date fair value of $122,000, to three members of its Board of Directors. The NQSOs vest 25% on the grant date and then 6% per quarter for the following twelve quarters with all options expiring ten years from the date of grant.

Activity in stock options during the nine months ended March 31, 2019, and related balances outstanding as of that date are reflected below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (# years)
Outstanding at June 30, 2018	3,544,473	$0.83
Granted	2,478,960	1.44
Exercised	-
Forfeited and cancelled	(183,660)	0.46
Outstanding at March 31, 2019	5,839,773	$1.10	8.78
Exercisable at March 31, 2019	2,669,193	$0.96	7.98

Activity in stock options during the nine months ended March 31, 2018 and related balances outstanding as of that date are reflected below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (# years)
Outstanding at June 30, 2017	716,277	$1.10
Granted	1,970,000	0.46
Exercised	-
Forfeited and cancelled	(66,910)	$0.62
Outstanding at March 31, 2018	2,619,367	$0.61	8.16
Exercisable at March 31, 2018	1,228,654	$0.77	7.75

Stock-based compensation expense recognized in our condensed consolidated statements of operations for the three and nine months ended March 31, 2019 and 2018, includes compensation expense for stock-based options and awards granted based on the grant date fair value. For options and awards granted, expenses are amortized under the straight-line method over the expected vesting period. Stock-based compensation expense recognized in the condensed consolidated statements of operations has been reduced for estimated forfeitures of options that are subject to vesting. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Our average stock price during the nine months ended March 31, 2019 was $1.82, and as a result the intrinsic value of the exercisable options at March 31, 2019 was approximately $4,858,000.

We allocated stock-based compensation expense included in the condensed consolidated statements of operations for employee option grants and non-employee option grants as follows:

	For the Three Months Ended March 31		For the Nine Months Ended March 31,
	2019	2018	2019	2018
Research and development	$225,000	$16,000	$256,000	$80,000
General and administration	861,000	29,000	1,236,000	129,000
Total stock-based compensation expense	$1,086,000	$45,000	$1,492,000	$209,000

The Company uses the Black-Scholes valuation model to calculate the fair value of stock options. The fair value of stock options was measured at the grant date using the assumptions (annualized percentages) in the table below:

Nine months ended March 31,	2019	2018
Expected volatility	111%	100%
Risk free interest rate	2.10%	1.76%
Forfeiture rate	20.0%	23.0%
Dividend yield	0%	0%
Expected term (years)	5	5

The remaining amount of unrecognized stock-based compensation expense at March 31, 2019 relating to outstanding stock options, is approximately $2,595,000, which is expected to be recognized over the weighted average period of 2.11 years.

NOTE 6 - OTHER RELATED PARTY TRANSACTIONS

Transactions with Epic Boats

The Company subleases office and manufacturing space to Epic Boats (an entity founded and controlled by Chris Anthony, our founder and board member), in our facility in Vista, California pursuant to a month-to-month sublease agreement.  Pursuant to this agreement, Epic Boats pays Flux Power 10% of facility costs through the end of our lease agreement.

The Company received $5,000 and $15,000, respectively during the three months and nine months ended March 31, 2019, from Epic Boats under the sublease rental agreement which is recorded as a reduction to rent expense and the customer deposits discussed below.

As of March 31, 2019 and June 30, 2018, customer deposits totaling approximately $89,000 and $102,000, respectively, were recorded in the accompanying condensed consolidated balance sheets. There were no receivables outstanding from Epic Boats as of March 31, 2019 and June 30, 2018.

Consulting Agreement

On February 15, 2018, we entered into an oral agreement with Chris Anthony, as an independent contractor, to assist us with evaluating potential suppliers of parts and/or sub-assembly manufacturers of our LiFT Packs. For his services, we agreed to pay him $5,000 per month plus expenses. Either party may terminate this arrangement with or without cause upon notice to the other party.  We believe that the fees for such services are reasonable and comparable to those charged by other firms for services rendered.

NOTE 7 - CONCENTRATIONS

Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and unsecured trade accounts receivable. The Company maintains cash balances at a financial institution in San Diego, California. Our cash balance at this institution is secured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts. Management believes that the Company is not exposed to any significant credit risk with respect to its cash.

Customer Concentrations

We had certain customers whose revenue individually represented 10% or more of our total revenue, or whose accounts receivable balances individually represented 10% or more of our total accounts receivable, as follows:

During the three months ended March 31, 2019, we had two major customers that each represented more than 10% of our revenues on an individual basis, or approximately 59% in the aggregate. During the nine months ended March 31, 2019, we had four major customers that each represented more than 10% of our revenues on an individual basis, or approximately 80% in the aggregate.

During the three months ended March 31, 2018, we had two major customers that each represented more than 10% of our revenues on an individual basis, or approximately 92% in the aggregate. During the nine months ended March 31, 2018, we had two major customers that each represented more than 10% of our revenues on an individual basis, or approximately 85% in the aggregate.

Suppliers/Vendor Concentrations

We obtain many of the components and supplies included in our products from a small group of suppliers. During the three and nine months ended March 31, 2019 we had three suppliers who accounted for more than 10% of our total inventory purchases on an individual basis or approximately 67% and 63%, respectively, in the aggregate.

During the three and nine months ended March 31, 2018 we had four suppliers who accounted for more than 10% of our total inventory purchases on an individual basis or approximately 65% and 57%, respectively, in the aggregate.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

From time to time, we may be involved in routine legal proceedings, as well as demands, claims and threatened litigation that arise in the normal course of our business. The ultimate amount of liability, if any, for any claims of any type (either alone or in the aggregate) may materially and adversely affect our financial condition, results of operations and liquidity. In addition, the ultimate outcome of any litigation is uncertain. Any outcome, whether favorable or unfavorable, may materially and adversely affect us due to legal costs and expenses, diversion of management attention and other factors. We expense legal costs in the period incurred. We cannot assure you that contingencies of a legal nature or contingencies having legal aspects will not be asserted against us in the future, and these matters could relate to prior, current or future transactions or events. As of March 31, 2019, we are not a party to any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on our business, financial condition or operating results.

NOTE 9 - SUBSEQUENT EVENTS

On April 25, 2019 we signed a lease with Accutek to rent approximately 45,600 square feet of industrial space at 2685 S. Melrose Drive, Vista California. The lease has an initial term of seven years and four months, commencing on or about August 2019. The lease contains an option to extend the term for two periods of twenty-four months, and the right of first refusal to lease an additional approximate 15,300 square feet. The monthly rental rate is $42,400 for the first 12 months, escalating at 3% each year.

1,449,275 Shares

Common Stock

PROSPECTUS

___________________________________
Joint Book-Running Manager

Roth Capital Partners	Maxim Group LLC

The date of this prospectus is , 2019

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement will be as follows. With the exception of the filing fees for the U.S. Securities Exchange Commission and the FINRA filing fee, all amounts are estimates.

SEC registration fee	$ 1,938
FINRA filing fee	$ 2,858
NASDAQ listing fee	$ 50,000
Legal fees and expenses	$ 400,000
Accounting fees and expenses	$ 85,000
Miscellaneous expenses	$ 135,204
Total	$ 675,000

Item 14. Indemnification of Directors and Officers

We are a corporation organized under the laws of the State of Nevada. Section 78.138 of the Nevada Revised Statutes (NRS) provides that, unless the corporation’s articles of incorporation or an amendment thereto provide otherwise, a director or officer will not be individually liable to the corporation or its shareholders or creditor for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless (i) the presumption that the director and officer acted in good faith, on an information basis and with a review to the interest of the corporation, is rebutted, and (ii) it is proven that the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS permits a corporation to indemnify its directors and officers against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Section 78.7502 of the NRS requires a corporation to indemnify a director or officer who has been successful on the merits or otherwise in defense of any action or suit. Section 78.7502 of the NRS precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses.

Section 78.751 of the NRS permits a Nevada corporation to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. If so provided in the corporation’s articles of incorporation, bylaws, or other agreements, Section 78.751 of the NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreements.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee, or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

Charter Provisions

Article XI of our Amended and Restated Articles of Incorporation (Articles) provide that the Company shall indemnify any person who incur expenses by reason of the fact that he or she is or was an officer, director, employee or agent of the company and that this indemnification shall be mandatory on all circumstances in which indemnification is permitted by law. Article XII of our Articles provide that the Company shall indemnify its directors and officers from personal liability for lawful acts of the Company has permitted by law. The foregoing provisions shall not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes; or (iv) any transaction from which the director derived an improper personal benefit.

Article VII of our Amended and Restated Bylaws (Bylaws) provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action to proceeding, have no reasonable cause to believe their conduct was unlawful. To the extent that our directors and officers have been successful on the merits of otherwise in defense of any action, suit, or proceeding, the Company shall indemnify them against expenses, including attorneys’ fees, actually and reasonably incurred. Any other indemnification, unless ordered by a court, shall be made by the Company only in the specific case on a determination that the indemnification has met the applicable standard or conduct set forth in the Bylaws. The determination shall be made by disinterested directors, shareholders, or independent legal counsel. Our Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751 of the NRS).

Indemnification Agreements

The Company has entered into Indemnification Agreements with all of the Company’s directors. Under the Indemnification Agreement, the Company agrees to indemnify the director against any and all expenses incurred if the director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

The Company also maintains directors’ and officers’ liability insurance under which its directors and officers are insured against loss (as defined in the policy) as a result of certain claims brought against them in such capacities.

At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification or advancement is sought. We are not aware of any threatened litigation that may result in claims for advancement or indemnification.

Item 15. Recent Sales of Unregistered Securities

Warrant

On July 3, 2019 in connection with entering into a short-term promissory in the amount of $1,000,000 with Cleveland Capital, L.P., one of our shareholders (Cleveland), we issued to Cleveland a three-year warrant to purchase 32,754 hares of our common stock (assuming the sale of 1,449,275 shares of common stock in this offering) at an exercise price per share equal to the public offering price set forth on the cover page of this prospectus at an exercise price per share equal to the public offering price set forth on the cover page of the prospectus relating to this registration statement.

Private Placements

From May 2016 to August 2016, we sold 975,000 shares of common stock to eight (8) accredited investors, at $4.00 per share, for an aggregate of $3,900,000, of which $2,125,000 was in cash and $1,775,000 was settlement of outstanding loan.

From March 2018 to June 2018, we sold an aggregate of 571,429 shares of our common stock to fifteen (15) accredited investors, at 7.00 per share, for an aggregate of $4,000,000.

From December 2018 to January 2019, we sold an aggregate of 399,257 shares of common stock to three (3) accredited investor, at $11.00 per share, for an aggregate purchase price of $4,391,820.

The offers, sales, and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act.

Conversion of Debt

In October 2018, we issued 1,502,713 shares of the Company’s common stock in connection with the conversion of an outstanding principal amount of $7,975,000 plus accrued and unpaid interest of $1,041,280. As an inducement for the conversion of principal and interest, we also issued 26,802 additional shares of common stock. The issuance of common shares of common stock to an accredited investor was exempt from registration pursuant to Section 4(a)(2).

In October 2018, we issued 50,209 shares of common stock in exchange for the cancellation of a loan in the amount of $500,000 plus accrued interest of $102,510. The shares of common stock were issued in reliance upon exemption from registration pursuant to Section 4(a)(2).

Advisory Agreements

On April 1, 2016, we agreed to issue 5,400 shares of common stock; on April 1, 2017, we agreed to issue 9,333 shares of common stock; and on April 1, 2018, we agreed to issue 13,939 to an entity to provide investor relations services. All shares of common stock issued to the entity was issued in reliance upon exemption from registration pursuant to Section 4(a)(2).

From March 14, 2018 to March 14, 2019, we have issued an aggregate of 17,467 shares of restricted common stock to a consultant to assist us with identifying strategic partners, suppliers and manufacturers in China. The common stock was issued in reliance upon exemption from registration pursuant to Section 4(a)(2) or Regulation S promulgated thereunder.

Options

From May 2016 through the filing date of this registration statement, we granted to our directors, officers and employee options to purchase an aggregate of 537,537 shares of our common stock under our equity compensation plans at exercise prices ranging from approximately $4.60 to $19.80 per share. The grants of options were issued in reliance upon exemption from registration pursuant to Section 4(a)(2) or Rule 506 of Regulation D.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering. All recipients had adequate access, through their relationships with us, to information about us. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
2.1	Securities Exchange Agreement dated May 18, 2012. Incorporated by reference to Exhibit 2.1 on Form 8-K filed with the SEC on May 24, 2012.
2.2	Amendment No. 1 to the Securities Exchange Agreement dated June 13, 2012. Incorporated by reference to Exhibit 2.2 on Form 8-K filed with the SEC on June 18, 2012.
3.1	Restated Articles of Incorporation. Incorporated by reference to Exhibit 3.1 on Form 8-K filed with the SEC on February 19, 2015.
3.2	Amended and Restated Bylaws of Flux Power Holdings, Inc. Incorporated by reference to Exhibit 3.1 on Form 8-K filed with the SEC on May 31, 2012.
3.3	Certificate of Amendment to Articles of Incorporation. Incorporated by reference to Exhibit 3.1 on Form 8-K filed with the SEC on August 18, 2017.
3.4	Certificate of Change. Incorporated by reference to Exhibit 3.1 on Form 8-K filed with the SEC on July 12, 2019.
5.1*	Opinion of Lewis Brisbois Bisgaard & Smith LLP
10.1	Flux Power Holdings, Inc. 2010 Stock Plan. Incorporated by reference to Exhibit 10.5 on Form 8-K filed with the SEC on June 18, 2012.
10.2	Flux Power Holdings, Inc. 2010 Stock Plan: Form of Stock Option Agreement. Incorporated by reference to Exhibit 10.6 on Form 8-K filed with the SEC on June 18, 2012.
10.3	Form of Indemnification Agreement. Incorporated by reference to Exhibit 10.1 on Form 8-K filed with the SEC on April 9, 2019.
10.4	Terms of Employment with Ronald F. Dutt. Incorporated by reference to Exhibit 10.16 on Form 8-K filed with the SEC on December 13, 2012.
10.5
Amendment to the Employment Agreement, dated February 15, 2019 by and between Flux Power Holdings, Inc. and Ronald F. Dutt. Incorporated by reference to Exhibit 10.1 on Form 8-K filed with the SEC on February 19, 2019.

10.6	Warrant issued to Leon Frenkel on October 2, 2014.
10.7	2014 Equity Incentive Plan. Incorporated by reference to Exhibit 10.23 on Form 10-Q filed with the SEC on May 15, 2015.
10.8	Amendment to the Flux Power Holdings Inc. 2014 Equity Incentive Plan. Incorporated by reference to Exhibit 10.20 on Form 10-K filed with the SEC on September 27, 2018.
10.9	Amended and Restated Credit Facility Agreement dated March 28, 2019. Incorporated by reference to Exhibit 10.1 on Form 8-K filed with the SEC on April 2, 2019.
10.10	Amended and Restated Security Agreement dated March 28, 2019. Incorporated by reference to Exhibit 10.2 on Form 8-K filed with the SEC on April 2, 2019.
10.11	Amended and Restated Secured Promissory Note dated March 28, 2019 (Esenjay). Incorporated by reference to Exhibit 10.4 on Form 8-K filed with the SEC on April 2, 2019.
10.12	Secured Promissory Note dated March 28, 2019 (Cleveland). Incorporated by reference to Exhibit 10.5 on Form 8-K filed with the SEC on April 2, 2019.
10.13	Lease Agreement dated April 25, 2019. Incorporated by reference to Exhibit 10.1 on Form 8-K filed with the SEC on April 30, 2019.
10.14	Loan Agreement dated July 3, 2019 (Cleveland). Incorporated by reference to Exhibit 10.1 on Form 8-K filed with the SEC on July 9, 2019
10.15	Unsecured Promissory Note (Cleveland) dated July 3, 2019. Incorporated by reference to Exhibit 10.2 on Form 8-K filed with the SEC on July 9, 2019.
10.16	Warrant (Cleveland) dated July 3, 2019. Incorporated by reference to Exhibit 10.3 on Form 8-K filed with the SEC on July 9, 2019.
10.17*	Form of Representatives’ Warrant
14.1	Code of Business Conduct and Ethics. Incorporated by reference to Exhibit 99.4 on Form 8-K filed with the SEC on July 2, 2019.
23.1*	Consent of Squar Milner LLP, independent public accounting
23.2*	Consent of Lewis Brisbois Bisgaard & Smith LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this registration statement)
101.INS	XBRL Instance Document. Previously filed with Form S-1 dated May 24, 2019.
101.SCH	XBRL Taxonomy Extension Schema. Previously filed with Form S-1 dated May 24, 2019.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase. Previously filed with Form S-1 dated May 24, 2019.
101.DEF	XBRL Taxonomy Extension Definition Linkbase. Previously filed with Form S-1 dated May 24, 2019.
101.LAB	XBRL Taxonomy Extension Label Linkbase. Previously filed with Form S-1 dated May 24, 2019.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase. Previously filed with Form S-1 dated May 24, 2019.
 ____________________________________
* Filed herewith.

Item 17. Undertakings

(a)
The undersigned Registrant hereby undertakes:

(1)          to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)
include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)          that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          to remove from registration by means a post-effective amendment any of the securities that remain unsold at the end of the offering.

(4)         that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)        that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
any preliminary prospectus or prospectus of the Registrant relating to the offering filed pursuant to Rule 424;

(ii)
any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)
any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vista, California on the15th day of July, 2019.

Flux Power Holdings, Inc.

By:	/s/ Ronald F. Dutt
Ronald F. Dutt
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Charles A. Scheiwe
Charles A. Scheiwe
Chief Financial Officer (Principal Financial and Principal Accounting Officer)

Known All Persons By These Presents, that each person whose signature appears below appoints Ronald F. Dutt or Charles A. Scheiwe as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, to sign any amendment (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he may do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald F. Dutt	Chairman of the Board, Chief Executive Officer, And President	July 15, 2019
Ronald F. Dutt	(Principal Executive Officer)

/s/ Charles A. Scheiwe	Chief Financial Officer
Charles A. Scheiwe	(Principal Financial and Principal Accounting Officer)	July 15, 2019

/s/ Michael Johnson	Director	July 15, 2019
Michael Johnson

/s/ James Gevarges	Director	July 15, 2019
James Gevarges

/s/ Lisa Walters-Hoffert	Director	July 15, 2019
Lisa Walters-Hoffert

/s/ Dale Robinette	Director	July 15, 2019
Dale Robinette